Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

LANDCADIA HOLDINGS III, INC.,

HELIOS SUN MERGER SUB, INC.,

HMAN GROUP HOLDINGS INC.,

and

CCMP SELLERS’ REPRESENTATIVE, LLC,

IN ITS CAPACITY AS THE STOCKHOLDER REPRESENTATIVE

DATED AS OF JANUARY 24, 2021

Table of Contents

(i)

(ii)

Section 6.18	Board of Directors	56
Section 6.19	Release	56

Article VII Conditions to the Transaction		57

Section 7.1	Conditions to Obligations of Each Party’s Obligations	57
Section 7.2	Additional Conditions to Obligations of the Company	58
Section 7.3	Additional Conditions to the Obligations of Parent and Merger Sub	58

Article VIII Termination		59

Section 8.1	Termination	59
Section 8.2	Notice of Termination; Effect of Termination	60

Article IX No Survival		60

Section 9.1	No Survival	60

Article X General Provisions		61

Section 10.1	Stockholder Representative	61
Section 10.2	Notices	62
Section 10.3	Interpretation	63
Section 10.4	Counterparts; Electronic Delivery	63
Section 10.5	Entire Agreement; Third Party Beneficiaries	64
Section 10.6	Severability	64
Section 10.7	Other Remedies; Specific Performance	64
Section 10.8	Governing Law	65
Section 10.9	Consent to Jurisdiction; Waiver of Jury Trial	65
Section 10.10	Rules of Construction	66
Section 10.11	Expenses	66
Section 10.12	Assignment	66
Section 10.13	Amendment; Extension; Waiver	66
Section 10.14	No Recourse	67
Section 10.15	Legal Representation	68
Section 10.16	Disclosure Letters and Exhibits	68

Schedule A Defined Terms		70

Exhibit A Company Voting and Support Agreement		1

Exhibit B Parent Third A&R Certificate of Incorporation		1

Exhibit C Parent A&R Bylaws		1

Exhibit D A&R Letter Agreement		1

Exhibit E A&R Registration Rights Agreement		1

Exhibit F Letter of Transmittal		1

Exhibit G Equity Incentive Plan		1

(iii)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of January 24, 2021, by and among Landcadia Holdings III, Inc., a Delaware corporation (“Parent”), Helios Sun Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of Parent (“Merger Sub”), HMAN Group Holdings Inc., a Delaware corporation (the “Company”), and CCMP Sellers’ Representative, LLC, a Delaware limited liability company, in its capacity as the Stockholder Representative hereunder (in such capacity, the “Stockholder Representative”). Each of the Company, Parent, Merger Sub and the Stockholder Representative shall individually be referred to herein as a “Party” and, collectively, the “Parties”. The term “Agreement” as used herein refers to this Agreement and Plan of Merger, as the same may be amended from time to time, and all schedules, exhibits and annexes hereto (including the Company Disclosure Letter and the Parent Disclosure Letter, as defined herein). Defined terms used in this Agreement are listed alphabetically in Schedule A, together with the section and, if applicable, subsection in which the definition of each such term is located.

RECITALS

WHEREAS, Parent is a blank check company incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

WHEREAS, the Company is a holding company incorporated to indirectly hold, and so holds, all the issued and outstanding capital stock of The Hillman Group, Inc. (“Hillman”), which, together with its direct and indirect subsidiaries, is in the business of providing hardware-related products and related merchandising services to retail markets in North America.

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and other applicable Legal Requirements, the Parties intend to enter into a business combination transaction by which Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving corporation of the Merger (the Company, in its capacity as the surviving corporation of the Merger, is sometimes referred to as the “Surviving Corporation”)

WHEREAS, for U.S. federal income tax purposes, each of the Parties intends that the Merger be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g).

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement and the other Transaction Documents; (b) approved this Agreement and the other Transaction Documents, the Merger and the other Transactions, on the terms and subject to the conditions of this Agreement; and (c) adopted a resolution recommending the approval and adoption by the Company Stockholders of this Agreement and the other Transaction Documents, the Merger and the other Transactions.

WHEREAS, as an inducement to Parent’s willingness to enter into this Agreement, promptly after the execution and delivery of this Agreement, the Key Company Stockholders, being Company Stockholders sufficient to deliver the Company Stockholder Approval, will execute and deliver to Parent a voting and support agreement substantially in the form attached hereto as Exhibit A (the “Company Voting and Support Agreement”) pursuant to which, among other things, such Company Stockholders will not transfer and will vote their shares of Company Capital Stock (whether pursuant to a duly convened meeting of the stockholders of the Company or by execution of a written consent) in favor of the adoption and approval, promptly following the time at which the Registration Statement shall have been declared effective and delivered or otherwise made available to the Company Stockholders, of this Agreement and the other Transaction Documents, the Merger and the other Transactions.

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously (a) determined that it is in the best interests of Parent and the stockholders of Parent, and declared it advisable, to enter into this Agreement and the other Transaction Documents; (b) approved this Agreement and the other Transaction Documents, the Merger and the other Transactions, on the terms and subject to the conditions of this Agreement; and (c) adopted a resolution recommending the approval and adoption by the Parent’s stockholders of this Agreement and the other Transaction Documents, the Merger and the other Transactions (the “Parent Board Recommendation”).

WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and the other Transaction Documents, the Merger and the other Transactions.

WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, Parent shall provide an opportunity to its shareholders to have their outstanding shares of Parent Class A Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and the Parent’s Organizational Documents in connection with obtaining the Parent Stockholder Approval.

WHEREAS, prior to the Closing, Parent will (a) subject to obtaining the approval of the Parent Stockholder Matters, adopt the Third Amended and Restated Certificate of Incorporation of Parent substantially in the form attached hereto as Exhibit B (the “Parent Third A&R Certificate of Incorporation”), pursuant to which, among other things, all shares of Parent Class A Common Stock (including all shares of Parent Class A Common Stock resulting from the conversion of Parent Class B Common Stock) will be renamed Parent Common Stock; and (b) amend and restate the existing bylaws of Parent substantially in the form attached hereto as Exhibit C (as so amended and restated, the “Parent A&R Bylaws”).

WHEREAS, as a condition and an inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Parent, the Sponsors and each member of the Parent Board have amended and restated the Letter Agreement and delivered to the Stockholder Representative such amended and restated Letter Agreement substantially in the form attached as Exhibit D hereto (the “A&R Letter Agreement”) pursuant to which, among other things, (i) as of and subject to the Closing the Sponsors will forfeit certain shares of Parent Class B Common Stock, (ii) the Sponsors will agree to not participate in the Parent Stockholder Redemptions, (iii) the Sponsors and each member of the Parent Board (in such member’s personal capacity as a stockholder of Parent) will agree to vote in favor of the Parent Stockholder Matters at the Special Meeting, and (iv) the Sponsors and each member of the Parent Board will not sell, for the period set forth in the A&R Letter Agreement, the shares of Parent Common Stock that they will receive following conversion of certain shares of Parent Class B Common Stock in accordance with Parent’s Organizational Documents at Closing.

WHEREAS, on or about the date hereof, Parent has obtained commitments from certain investors (the “PIPE Investors”) for a private placement of shares of Parent Class A Common Stock (the “PIPE Investment”), such private placement to be consummated immediately prior to the consummation of the Transactions.

WHEREAS, at the Effective Time, Parent, the Sponsors and the Key Company Stockholders will enter into an amended and restated Registration Rights Agreement substantially in the form attached hereto as Exhibit E (the “A&R Registration Rights Agreement”), which will be effective as of and subject to the Closing, pursuant to which, among other things, the Key Company Stockholders will agree to a lock-up under which they will not sell, for the period set forth therein, the shares of Parent Common Stock they will receive in the Merger.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
The Closing Transactions

Section 1.1           Closing. Unless this Agreement shall have been terminated pursuant to Section 8.1, the consummation of the Transactions (the “Closing”), other than the filing of the Certificate of Merger (as defined below), shall take place by electronic exchange of documents at a time and date to be specified in writing by the Parties, which shall be no later than the third Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other time, date and location as the Parties agree in writing; provided, that in no event shall any Party be required to consummate the Closing prior to the date that is sixty (60) days after the date hereof (the date on which the Closing occurs, the “Closing Date”).

Section 1.2           Parent Financing Certificate. Not more than three Business Days prior to the Closing, Parent shall deliver to the Stockholder Representative written notice (the “Parent Financing Certificate”) setting forth (a) the aggregate amount of cash proceeds that will be required to satisfy any exercise of the Parent Stockholder Redemptions (“Parent Stockholder Redemption Amount”); (b) the amount of Parent Cash and Parent Transaction Costs as of the Closing; (c) the aggregate amount of the equity financing committed to Parent by the PIPE Investors pursuant to the Subscription Agreements (the “PIPE Investment Amount”); and (d) the number of shares of Parent Class A Common Stock to be outstanding as of the Closing after giving effect to the Parent Stockholder Redemptions and the issuance of shares of Parent Class A Common Stock pursuant to the Subscription Agreements.

Section 1.3           Company Allocation Schedule. Not less than two Business Days prior to the Closing, the Company shall provide to Parent and the Exchange Agent a schedule (the “Company Allocation Schedule”) setting forth (a) the calculations of Adjusted Purchase Price, Adjusted Per Share Merger Value and Aggregate Stock Consideration, (b) a true, correct and complete list of each Company Stockholder as of the Effective Time, which shall set forth (i) the number and class of shares of Company Capital Stock held by each Company Stockholder, (ii) the Closing Stock Per Share Amount payable to each Company Stockholder, and (iii) any holders of Dissenting Shares, and (c) a true, correct and complete list of each Company Optionholder and holder of unvested Company Restricted Stock as of the Effective Time, which shall set forth (i) the number of Company Options held by each Company Optionholder, (ii) the number of shares of unvested Company Restricted Stock held by each holder thereof, (iii) the Closing Stock Per Option Amount payable to each Company Optionholder, and (iv) the Closing Stock Per Restricted Share Amount payable to each holder of unvested Company Restricted Stock.

Section 1.4           Closing Deliverables.

(a)           At the Closing, Parent and Merger Sub, as applicable, shall deliver to the Company and the Stockholder Representative:

(i)              a certificate, signed by an executive officer of Parent and dated as of the Closing Date, certifying as to the matters set forth in Section 7.2(a) and Section 7.2(b);

(ii)             a counterpart to the Company Voting and Support Agreement, duly executed by Parent;

(iii)            a counterpart to the A&R Letter Agreement, duly executed by Parent, each Sponsor and each member of the Parent Board;

(iv)            a counterpart to the A&R Registration Rights Agreement, duly executed by Parent and each Sponsor;

(v)            resignation letters, duly executed by each director and officer of Merger Sub identified on Section 1.4(a)(v) of the Company Disclosure Letter;

(vi)            copies of resolutions and actions taken by Parent’s and Merger Sub’s board of directors and stockholders in connection with the approval of this Agreement and the Transactions; and

(vii)           certificates of good standing each dated not more than five Business Days prior to the Closing Date for (x) Parent and (y) Merger Sub, each issued by the Secretary of State of Delaware.

(b)           At the Closing, the Company or the Stockholder Representative, as applicable, shall deliver to Parent:

(i)              a certificate, signed by an executive officer of the Company and dated as of the Closing Date, certifying as to the matters set forth in Section 7.3(a) and Section 7.3(b);

(ii)             a copy of the Certificate of Merger, duly executed by the Surviving Corporation;

(iii)            counterparts to the Company Voting and Support Agreement, duly executed by the Key Company Stockholders;

(iv)            counterparts to the A&R Registration Rights Agreement, duly executed by the Key Company Stockholders;

(v)             copies of the Payoff Letters pursuant to Section 6.17(g);

(vi)            resignation letters, duly executed by each director, officer or manager of each Group Company set forth on Section 1.4(b)(vi) of the Parent Disclosure Letter;

(vii)           certificates of good standing (or equivalent document) each dated not more than five Business Days prior to the Closing Date (x) for the Company and (y) Hillman, each issued by the Secretary of State of Delaware; and

(viii)          a FIRPTA Certificate pursuant to Section 6.16(c).

Section 1.5          Closing Transactions. At the Closing and on the Closing Date, the Parties shall cause the consummation of the following transactions in the following order, upon the terms and subject to the conditions of this Agreement:

(a)           Parent shall make any payments required to be made by Parent in connection with the Parent Stockholder Redemption.

(b)           Parent shall pay, or cause to be paid, all Parent Transaction Costs to the applicable payees, to the extent not paid prior to the Closing.

(c)           The certificate of merger with respect to the Merger shall be prepared and executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”) and filed with the Secretary of State of the State of Delaware.

(d)           Parent shall make available the Aggregate Stock Consideration.

(e)           Parent shall (on behalf of the Company) pay, or, cause to be paid, the Stockholder Representative Expenses and all other amounts included in the Company Transaction Costs for which final or substantially final invoices have been submitted to the Company and delivered to Parent, to the extent not paid by the Company prior to the Closing, to the applicable payee by wire of immediately available funds; provided, that (i) the amounts included in the Company Transaction Costs may be paid promptly after the Closing Date as necessary; and (ii) Parent shall (on behalf of the Company) pay, or cause to be paid, any amounts included in the Company Transaction Costs that represent compensation to employees to the Company for payment to the applicable service provider at the time required by the applicable arrangement through the Company’s payroll system.

Article II
The Merger

Section 2.1           Effective Times. Pursuant to the terms and subject to the conditions of this Agreement, on the Closing Date the Company and Merger Sub shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger, being the “Effective Time”).

Section 2.2           The Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL, Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation after the Merger and as a direct, wholly-owned subsidiary of Parent. References to the Company for periods after the Effective Time shall include the Surviving Corporation.

Section 2.3           Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

Section 2.4           Governing Documents. Subject to Section 6.13, at the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended to read the same as the certificate of incorporation and bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “HMAN Group Holdings Inc.”.

Section 2.5           Directors and Officers of the Surviving Corporation. Immediately after the Effective Time, the initial board of directors and executive officers of the Surviving Corporation shall be the board of directors and executive officers of the Company immediately prior to the Effective Time.

Section 2.6           Effect of the Merger on the Company Common Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company, the Company Stockholders or the holders of any of the securities of Parent, the following shall occur:

(a)           Each share of Company Common Stock (other than Dissenting Shares and Excluded Shares) issued and outstanding immediately prior to the Effective Time will be cancelled and automatically deemed for all purposes to represent the right to receive a portion of the Aggregate Stock Consideration, with each Company Stockholder being entitled to receive with respect to each such share of Company Common Stock, the Closing Stock Per Share Amount, without interest, upon surrender of stock certificates representing all of such Company Stockholder’s Company Common Stock (each, a “Certificate”) (or affidavits of loss in lieu of the Certificates as provided in Section 2.8(g)) and delivery of the other documents required pursuant to Section 2.8. As of the Effective Time, each share of Company Common Stock shall cease to exist and shall no longer be outstanding, and each Company Stockholder shall cease to have any other rights in and to the Company or the Surviving Corporation, and each Certificate relating to the ownership of shares of Company Common Stock (other than Excluded Shares) shall thereafter represent only the right to receive the applicable portion of the Aggregate Stock Consideration, if any, contemplated by this Section 2.6(a).

(b)           No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, and each Company Stockholder who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such Company Stockholder) shall receive from Parent, in lieu of such fractional share (i) one share of Parent Common Stock if the aggregate amount of fractional shares of Parent Common Stock such Company Stockholder would otherwise be entitled to is equal to or exceeds 0.50; or (ii) no shares of Parent Common Stock if the aggregate amount of fractional shares of Parent Common Stock such Company Stockholder would otherwise be entitled to is less than 0.50.

(c)           Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d)           Each share of Company Capital Stock held in the Company’s treasury or owned by Parent, Merger Sub or the Company immediately prior to the Effective Time (each an “Excluded Share”), shall be cancelled and no consideration shall be paid or payable with respect thereto.

(e)          The numbers of shares of Parent Common Stock that the Company Stockholders are entitled to receive as a result of the Merger and as otherwise contemplated by this Agreement shall be adjusted to reflect appropriately the effect of any stock split, split-up, reverse stock split, stock dividend or distribution (including any dividend or distribution of securities convertible into Parent Class A Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Class A Common Stock occurring on or after the date hereof and prior to the Closing.

Section 2.7            Effect of the Merger on the Company Options and Restricted Stock.

(a)           At the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of any holder or beneficiary thereof, be assumed by Parent and converted into an option to purchase shares of Parent Common Stock (each, a “Parent Option”). Each Parent Option shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Company Option immediately prior to the Effective Time (including expiration date, vesting conditions, and exercise provisions), except that (i) each Parent Option shall be exercisable for that number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) of (A) the number of shares of Company Common Stock subject to the Company Option immediately prior to the Effective Time multiplied by (B) the Closing Stock Per Option Amount; (ii) the per share exercise price for each share of Parent Common Stock issuable upon exercise of the Parent Option shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (A) the exercise price per share of Company Common Stock subject to such Company Option immediately prior to the Effective Time by (B) the Closing Stock Per Option Amount; (iii) the Company Board (or the compensation committee of the Company Board) may appropriately adjust the performance conditions applicable to certain of the Parent Options; and (iv) the Company Board (or the compensation committee of the Company Board) may make such other immaterial administrative or ministerial changes to the Parent Options as it may determine in good faith are appropriate to effectuate the administration of the Parent Options and to ensure consistency with the administrative and ministerial provisions of the New Parent Incentive Equity Plan; provided, however, that the exercise price and the number of shares of Parent Common Stock purchasable under each Parent Option shall be determined in a manner intended to comply with the requirements of Section 409A of the Code; and provided, further, that in the case of any Company Option to which Section 422 of the Code applies, the exercise price and the number of shares of Parent Common Stock purchasable under such Parent Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code.

(b)           At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company Restricted Stock, each share of unvested Company Restricted Stock that is outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive a number of shares of restricted Parent Class A Common Stock (each, “Parent Restricted Stock”) equal to the Closing Stock Per Restricted Share Amount with substantially the same terms and conditions as were applicable to the related share of Company Restricted Stock immediately prior to the Effective Time (including with respect to vesting and termination-related provisions), except that (i) any per-share repurchase price of such Parent Restricted Stock shall be equal to the quotient obtained by dividing (A) the per-share repurchase price applicable to the Company Restricted Stock, by (B) the Closing Per Stock Restricted Share Amount, rounded up to the nearest cent and (ii) the Company Board (or the compensation committee of the Company Board) may make such other immaterial administrative or ministerial changes to the Parent Restricted Stock as it may determine in good faith are appropriate to effectuate the administration of the Parent Restricted Stock and to ensure consistency with the administrative and ministerial provisions of the New Parent Incentive Equity Plan.

(c)           At the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time, shall, automatically and without any required action on the part of any holder or beneficiary thereof, be assumed by Parent and converted into a restricted stock unit in respect of shares of Parent Common Stock (each, a “Parent RSU”). Each Parent RSU shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Company RSU immediately prior to the Effective Time (including with respect to vesting and termination-related provisions), except that (i) each Parent RSU shall represent the right to receive (subject to vesting) that number of shares of Parent Common Stock equal to the product (rounded up to the nearest whole number) of (A) the number of shares of Company Common Stock underlying the Company RSU immediately prior to the Effective Time multiplied by (B) the Company RSU Exchange Ratio; and (ii) the Company Board (or the compensation committee of the Company Board) may make such other immaterial administrative or ministerial changes to the Parent RSUs as it may determine in good faith are appropriate to effectuate the administration of the Parent RSUs and to ensure consistency with the administrative and ministerial provisions of the New Parent Incentive Equity Plan.

(d)           The Company shall take all necessary actions to effect the treatment of Company Options, Company Restricted Stock and Company RSUs pursuant to this Section 2.7 in accordance with the Company Incentive Plan and any applicable award agreement and to ensure that no Company Option may be exercised prior to the effective date of an applicable Form S-8 (or other applicable form, including Form S-1 or Form S-3) of Parent. The Company Board shall amend the Company Incentive Plan and take all other necessary actions, effective as of immediately prior to the Closing, in order to (i) cancel any remaining unallocated share reserve under the Company Incentive Plan and provide that shares of Company Common Stock in respect of Company Awards that for any reason become re-eligible for future issuance, shall be cancelled, (ii) provide that no new Company Award will be granted under the Company Incentive Plan, and (iii) make such other immaterial administrative or ministerial changes to the Company Incentive Plan as the Company Board (or the compensation committee of the Company Board) may determine in good faith are appropriate to effectuate the administration of the Company Incentive Plan and any outstanding awards following the Closing.

Section 2.8            Surrender of Company Certificates and Disbursement of Closing Consideration.

(a)           Not less than five Business Days prior to the Effective Time, Parent shall appoint a commercial bank or trust company (the “Exchange Agent”) for the purpose of exchanging the Certificates for each eligible Company Stockholder’s portion of the Aggregate Stock Consideration.

(b)           At the Effective Time, Parent shall make available the Closing Stock Per Share Amounts for the Company Stockholders. Such equity deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”. At the Effective Time, Parent shall deliver irrevocable instructions to the Exchange Agent to deliver the Aggregate Stock Consideration out of the Exchange Fund in the manner it is contemplated to be issued or paid pursuant to this Article II.

(c)           Promptly following the receipt of the Parent Stockholder Approval (and in any event within five Business Days thereafter), the Exchange Agent shall mail to each Company Stockholder (other than holders of Dissenting Shares or of Excluded Shares) (i) a letter of transmittal in the form attached hereto as Exhibit F (the “Letter of Transmittal”) which shall include provisions substantially similar to Section 6.19(b) and Section 10.1 and specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.8(g)) to the Exchange Agent; and (ii) instructions for surrendering the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.8(g)) to the Exchange Agent (the “Surrender Documentation”). Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.8(g)) to the Exchange Agent in accordance with the terms of the Surrender Documentation, together with the delivery of a properly completed and duly executed Letter of Transmittal, the Exchange Agent will deliver to the holder of such Certificate in exchange therefor such holder’s portion of the Aggregate Stock Consideration, with any Closing Stock Per Share Amount being delivered via book-entry issuance, less any required Tax withholdings as provided in Section 2.10; provided, however, that if the holder of such Certificate delivers to the Exchange Agent the Surrender Documentation with respect to such Company Stockholder’s Certificates prior to the Effective Time, the Exchange Agent shall deliver to the holder of such Certificate in exchange therefor such holder’s portion of the Aggregate Stock Consideration covered by such Surrender Documentation in accordance with clauses (A) and (B) of this sentence at the Effective Time or as promptly as practicable thereafter. The Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each Certificate shall represent from and after the Effective Time for all purposes only the right to receive the applicable portion of the Aggregate Stock Consideration attributable to such Certificate. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the applicable portion of the Aggregate Stock Consideration to be delivered upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock Transfer Taxes have been paid or are not applicable.

(d)          Parent shall cause the Exchange Agent to mail, concurrently with the mailing of the Letters of Transmittal in accordance with Section 2.8(c), to each holder of any Company Options, unvested Company Restricted Stock or Company RSUs, a letter of transmittal which shall specify that the delivery of the Parent Options, Parent Restricted Stock or Parent RSUs, as applicable, shall be effected in exchange for the Company Options, unvested Company Restricted Stock and Company RSUs upon the Effective Time, such letter of transmittal and any additional materials contemplated thereby to be in such form and have such other provisions as Parent and the Stockholder Representative may reasonably agree. The Company shall use commercially reasonable efforts to obtain a duly executed acknowledgment of such letter of transmittal from each holder of any Company Options, unvested Company Restricted Stock or Company RSUs prior to the Closing.

(e)           From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Exchange Agent for transfer, it shall be cancelled and deemed exchanged for (without interest and after giving effect to any required Tax withholdings as provided in Section 2.10) the portion of the Aggregate Stock Consideration represented by such Certificate.

(f)            Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the Company Stockholders for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any Company Stockholder who has not theretofore complied with this Section 2.8 shall thereafter look only to the Surviving Corporation for payment of their respective portion of the Aggregate Stock Consideration (after giving effect to any required Tax withholdings as provided in Section 2.10) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.8(g)), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Exchange Agent or any other Person shall be liable to any former Company Stockholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Legal Requirements.

(g)           In the event any Certificate shall have been lost, stolen or destroyed (i) upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed; and (ii) if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it, the Surviving Corporation with respect to such Certificate, the Exchange Agent will issue the portion of the Aggregate Stock Consideration attributable to such Certificate (after giving effect to any required Tax withholdings as provided in Section 2.10).

Section 2.9            Appraisal and Dissenter’s Rights.

(a)           Notwithstanding anything to the contrary contained in this Agreement, and to the extent available under the DGCL, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and that are held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Capital Stock in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights shall not be converted into, and any such Company Stockholder shall have no right to receive, any portion of the Aggregate Stock Consideration unless and until such Company Stockholder fails to perfect or withdraws or otherwise loses its right to appraisal and payment under the DGCL. Any Company Stockholder who fails to perfect or who effectively withdraws or otherwise loses its rights to appraisal of such shares of Company Capital Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable portion of the Aggregate Stock Consideration, without any interest thereon, upon surrender, in the manner provided in this Article II, of the Certificates that formerly evidenced such shares of Company Capital Stock.

(b)           Prior to the Closing, the Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 2.10         Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, Merger Sub, the Company, the Surviving Corporation, the Exchange Agent and their respective Affiliates and agents shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local, or foreign Tax Legal Requirements; provided, that the withholding party shall use commercially reasonable efforts to give prompt notice of its intent to withhold (other than with respect to compensatory amounts, subject to payroll reporting and withholding, including any required withholdings in respect of Company Awards for income, employment and similar Taxes) to the Stockholder Representative, and the Parties shall cooperate in good faith to establish any eligibility for an exemption from or reduction in such withholding. Such notification shall include an identification of the provisions of Tax law that the applicable withholding agent believes require such deduction or withholding. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 2.11         Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation following the Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, then the Surviving Corporation, Merger Sub and their respective officers and directors are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Section 2.12         Stockholder Representative Expenses. At least three Business Days prior to the Closing Date, the Stockholder Representative may provide to Parent a written estimate of the aggregate amount of the fees and expenses incurred, or that the Stockholder Representative reasonably believes in good faith will in the future be incurred, by the Stockholder Representative on behalf of the Company Stockholders in connection with the preparation, negotiation and execution of this Agreement or the consummation of the Transactions in its capacity as the Stockholder Representative (such fees and expenses, the “Stockholder Representative Expenses”). On the Closing Date, Parent shall pay to the Stockholder Representative or to such other Persons (and in such amounts) as may be designated by the Stockholder Representative, by wire transfer to an account or accounts designated by the Stockholder Representative in writing at least three Business Days prior to the Closing Date, immediately available funds in the amount of such Stockholder Representative Expenses and such amount shall be included in the Company Transaction Costs.

Section 2.13         Tax Treatment of the Merger.

(a)        For U.S. federal income tax purposes (and for purposes of any applicable state or local Tax law that follows the U.S. federal income tax treatment), the Parties will, and will cause their respective Affiliates to, prepare and file all Tax Returns consistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code (or comparable provision of state and local Tax law) and will not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or comparable provision of state or local law, as applicable).

(b)        Parent and the Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). From the date hereof through the Closing, and following the Closing, the Parties shall not knowingly, and shall not knowingly permit or cause their respective Affiliates to, take any action, or fail to take any action, which action or failure to act would reasonably be expected to prevent the Merger qualifying for the Intended Tax Treatment.

Article III
Representations and Warranties Regarding the Company

Except (a) as set forth in the letter dated as of the date of this Agreement delivered by the Company to Parent and Merger Sub prior to or in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”) and (b) as disclosed in the Hillman SEC Reports filed with the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Hillman SEC Reports) excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements, the Company hereby represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date as follows:

Section 3.1           Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the Legal Requirements of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. Complete and correct copies of the Organizational Documents of the Company as amended and in full force and effect as of the date hereof, have been made available to Parent or its Representatives.

Section 3.2           Company Subsidiaries.

(a)           The Company’s direct and indirect Subsidiaries, together with their jurisdiction of incorporation or organization, as applicable, are listed on Section 3.2(a) of the Company Disclosure Letter (the “Company Subsidiaries”). Each Company Subsidiary has been duly formed or organized and is validly existing under the Legal Requirements of its respective jurisdiction of incorporation or organization and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as now being conducted, except where the failure to be so formed, organized or existing, or to have such power and authority, would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. The Company has previously provided to Parent or its Representatives true and complete copies of the Organizational Documents of each Company Subsidiary, as amended and currently in effect.

(b)           Each Company Subsidiary is duly licensed or qualified to do business and, where applicable, is in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which it is conducting business, or the operation, ownership or leasing of its property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

Section 3.3            Capitalization.

(a)           The authorized capital stock of the Company consists of: (i) 1,800,000 shares of Company Common Stock, of which 553,254 shares are issued and outstanding; and (ii) 200,000 shares of the Company’s preferred stock, par value $0.01 per share, of which no shares are issued and outstanding. All of the issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights. Each share of Company Capital Stock has been issued in compliance in all material respects with (A) applicable Legal Requirements; and (B) the Company’s Organizational Documents. Section 3.3(a) of the Company Disclosure Letter contains a true and correct list of all Company Capital Stock and any other securities of the Company owned by each Company Stockholder.

(b)           As of the date of this Agreement, (i) Company Options to purchase 87,238 shares of Company Common Stock, (ii) 1,071.5 shares of Company Restricted Stock, and (iii) 1,431 Company RSUs are outstanding. Section 3.3(b) of the Company Disclosure Letter includes a true and complete list of each Person who, as of the date of this Agreement, holds a Company Award, including the type of Company Award, the number of shares of Company Common Stock comprised thereof or subject thereto, vesting schedule and, if applicable, the exercise price thereof. All Company Options and shares of Company Restricted Stock are evidenced by award agreements in substantially the forms previously made available to Parent, and no Company Option, share of Company Restricted Stock or Company RSU is subject to terms that are materially different from those set forth in such forms. Each Company Option, each share of Company Restricted Stock, and each Company RSU was validly granted or issued and properly approved by, the Company Board (or appropriate committee thereof). Each Company Option has been granted with an exercise price that is intended to be no less than the fair market value of the underlying Company Common Stock on the date of grant, as determined in accordance with Section 409A of the Code or Section 422 of the Code, if applicable. Each Company Option is intended to either qualify as an “incentive stock option” under Section 422 of the Code or to be exempt under Section 409A of the Code.

(c)           Except as otherwise set forth in this Section 3.3 or in Section 3.3(c) of the Company Disclosure Letter, the Company has not granted any stock appreciation, phantom stock, stock-based performance unit, profit participation, restricted stock, restricted stock unit or other equity-based compensation award or similar rights with respect to the Company, any outstanding options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of the Company Common Stock, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, or for the repurchase or redemption of shares of Company Common Stock, and there are no agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock. Except for this Agreement and the Stockholder Agreement, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings with respect to the shares of Company Common Stock.

(d)           The outstanding shares of capital stock (or other equity interests) of each of the Company Subsidiaries have been duly authorized and validly issued and (if applicable) are fully paid and nonassessable (where such concepts are applicable) and have not been issued in violation of any preemptive or similar rights. The Company or one or more of its wholly owned Subsidiaries own of record and beneficially all the issued and outstanding shares of capital stock (or other equity interests) of such Company Subsidiaries free and clear of any Liens except for (i) for any restrictions on sales of securities under applicable securities laws and (ii) Permitted Liens. There are no outstanding options, warrants, rights or other securities convertible into or exercisable or exchangeable for any shares of capital stock (or other equity interests) of such Company Subsidiaries, any other commitments or agreements providing for the issuance of additional shares (or other equity interests), the sale of treasury shares, or for the repurchase or redemption of such Company Subsidiaries’ shares of capital stock (or other equity interests), or any agreements of any kind which may obligate any Company Subsidiary to issue, purchase, register for sale, redeem or otherwise acquire any of its shares of capital stock (or other equity interests). Except for the equity interests of the Company Subsidiaries set forth on Section 3.3(d) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries owns, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other Contract, binding understanding, option, warranty or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(e)           Except as provided for in this Agreement, as a result of the consummation of the Transactions, no shares of capital stock, warrants, options or other securities of the Company are issuable and no rights in connection with any shares, warrants, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

Section 3.4           Due Authorization. The Company has all requisite corporate power and authority to (a) execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party; and (b) carry out the Company’s obligations hereunder and thereunder and to consummate the Transactions (including the Merger), in each case, subject to the consents, approvals, authorizations and other requirements described in Section 3.5. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party and the consummation by the Company of the Transactions (including the Merger) have been duly and validly authorized by all requisite action, including approval by the Company Board and, following receipt of the Company Stockholder Approval, the Company Stockholders as required by the DGCL, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement. This Agreement and the other Transaction Documents to which it is a party have been duly and validly executed and delivered by the Company and (assuming this Agreement constitutes a legal, valid and binding obligation of each of Parent and Merger Sub) constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”).

Section 3.5            No Conflict; Governmental Consents and Filings.

(a)           Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.5(b), or as set forth in Section 3.5(a) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement (including the consummation by the Company of the Transactions) and the other Transaction Documents to which the Company is a party by the Company do not and will not (i) violate any provision of, or result in the breach of, any applicable Legal Requirement to which any of the Group Companies is subject or by which any property or asset of any of the Group Companies is bound; (ii) conflict with or violate the Organizational Documents of any of the Group Companies; (iii) violate any provision of or result in a breach, default or acceleration of, or require a consent under, any Company Material Contract, or terminate or result in the termination of any Company Material Contract, or result in the creation of any Lien under any Company Material Contract or upon any of the properties or assets of any of the Group Companies, or constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, default, acceleration, termination or creation of a Lien; or (iv) result in a violation or revocation of any required Approvals, except to the extent that the occurrence of any of the foregoing items set forth in clauses (iii) or (iv) would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

(b)           Assuming the truth and completeness of the representations and warranties of Parent contained in this Agreement, no consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement, any of the other Transaction Documents to which it is a party or the consummation by the Company of the Transactions (including the Merger), except for (i) applicable requirements of the HSR Act or any similar foreign law; (ii) the filing of the Investment Canada Act Notification; (iii) any consents, notices, approvals, authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have a Company Material Adverse Effect; (iv) compliance with any applicable requirements of the securities laws; (v) as otherwise disclosed on Section 3.5(b) of the Company Disclosure Letter; and (vi) the filing of the Certificate of Merger in accordance with the DGCL.

Section 3.6            Legal Compliance; Approvals.

(a)           Each of the Group Companies has during the past three years complied with, and is not currently in violation of, any applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not been and are not reasonably likely to be material to the Group Companies, taken as a whole. No written, or to the Knowledge of the Company, oral notice of non-compliance with any applicable Legal Requirements has been received during the past three years by any of the Group Companies.

(b)           Each Group Company is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders from Governmental Entities (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

Section 3.7            Hillman SEC Reports; Financial Statements.

(a)            Hillman has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Hillman with the SEC under the Exchange Act or the Securities Act since December 30, 2017, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “Hillman SEC Reports”), and will have filed all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement through the Closing Date (the “Additional Hillman SEC Reports”). All Hillman SEC Reports, Additional Hillman SEC Reports, any correspondence from or to the SEC or NYSE Amex and all certifications and statements required by (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Hillman Certifications”) are available on EDGAR in full without redaction. Hillman has heretofore furnished to Parent true and correct copies of all amendments and modifications that have not been filed by Hillman with the SEC to all agreements, documents and other instruments that previously had been filed by Hillman with the SEC and are currently in effect. The Hillman SEC Reports were, and the Additional Hillman SEC Reports will be, prepared in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Hillman SEC Reports did not, and the Additional Hillman SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Hillman Certifications are each true and correct. Hillman maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. As used in this Section 3.7, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or NYSE Amex.

(b)           Set forth on Section 3.7(b) of the Company Disclosure Letter are (i) the audited consolidated balance sheets as of December 28, 2019 and December 29, 2018 and consolidated statements of operations, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries for the fiscal years ended December 28, 2019 and December 29, 2018 together with the auditor’s reports thereon; and (ii) an unaudited consolidated balance sheet and related consolidated statements of operations, changes in stockholders’ equity and cash flows for the nine months ended September 30, 2020 (the “Balance Sheet Date”, and the financial statements described in clauses (i) and (ii), together, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial position and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes.

(c)           The consolidated financial statements and notes contained or incorporated by reference in the Hillman SEC Reports and the financial statements and notes to be contained in or to be incorporated by reference in the Additional Hillman SEC Reports (collectively, the “Hillman Financial Statements”) will fairly present, the financial condition and the results of operations, changes in stockholders’ equity and cash flows of Hillman as at the respective dates of, and for the periods referred to, in the Hillman Financial Statements, all in accordance with (i) GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim Hillman Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Hillman has no off-balance sheet arrangements that are not disclosed in the Hillman SEC Reports.

(d)           The Company has established and maintained a system of internal controls. To the Knowledge of the Company, such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP.

(e)           There are no outstanding loans or other extensions of credit made by any Group Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of any Group Company.

Section 3.8           No Undisclosed Liabilities. There is no liability, debt or obligation (absolute, accrued, contingent or otherwise) of any of the Group Companies of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts and obligations (a) provided for in, or otherwise reflected or reserved for on the Financial Statements or disclosed in the notes thereto; or (b) that have arisen since the Balance Sheet Date in the Ordinary Course which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.9           Absence of Certain Changes or Events. Except as contemplated by this Agreement, since the Balance Sheet Date, (a) except as set forth on Section 3.9 of the Company Disclosure Letter, each of the Group Companies has conducted its business in the Ordinary Course in all material respects (aside from steps taken in contemplation of the transactions contemplated hereby and any conduct, practice or action taken as Pandemic Measures), and (b) there has not been any Company Material Adverse Effect and no change, event, state of facts, development or occurrence exists or has occurred which would reasonably be expected, individually or in the aggregate, to result in a Company Material Adverse Effect.

Section 3.10         Litigation. Except as set forth on Section 3.10 of the Company Disclosure Letter or as would not be material to the Group Companies, taken as a whole, as of the date hereof, there are: (a) no pending or, to the Knowledge of the Company, threatened, Legal Proceedings against any of the Group Companies or any of its properties or assets, or any of the directors or officers of any of the Group Companies in their capacity as such; (b) to the Knowledge of the Company, no facts or circumstances that would reasonably expected to give rise to any such Legal Proceeding; (c) to the Knowledge of the Company, no pending or threatened in writing, audits, examinations or investigations by any Governmental Entity against any of the Group Companies; (d) no pending or threatened in writing Legal Proceedings by any of the Group Companies against any third party; (e) no settlement or similar agreement that imposes any material ongoing obligations or restrictions on any of the Group Companies; (f) no Orders imposed or, to the Knowledge of the Company, threatened to be imposed upon any of the Group Companies or any of their respective properties or assets, or any of the directors or officers of any of the Group Companies in their capacity as such.

Section 3.11         Company Benefit Plans.

(a)           Section 3.11(a) of the Company Disclosure Letter sets forth a complete list of each material Company Benefit Plan, including all employment contracts or offer letters unless any such employment contract or offer letter (i) relates to an employee who has annual base compensation less than $400,000; (ii) is in a form substantially similar to a form of employment contract or offer letter identified on Schedule 3.11(a) of the Company Disclosure Letter (which schedule includes a general description of groups of employees that have entered into agreements on such forms); or (iii) provides for a severance or notice period of 90 days or less or notice period of 30 days or less (other than as required by applicable Legal Requirements). “Company Benefit Plan” shall mean each “employee benefit plan” as defined in Section 3(3) of ERISA, and any other agreement, arrangement, plan, policy or program providing compensation or other benefits to any current or former director, officer, employee or other service provider, including employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, vacation, sick, stock option, stock purchase, stock appreciation rights, stock-based or other equity-based, incentive, bonus, supplemental retirement, profit-sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, in each case, which is maintained, sponsored or contributed to by any Group Company, or under which any Group Company is obligated to contribute, or with respect to which the Company or any of the Company Subsidiaries or ERISA Affiliate has any obligation or liability, direct or indirect, contingent or otherwise. No Company Benefit Plan is maintained outside the jurisdiction of the United States or Canada or covers any employees or other service providers of any Group Company who reside or work outside of the United States or Canada.

(b)           With respect to each material Company Benefit Plan on Section 3.11(a) of the Company Disclosure Letter, the Company has made available to Parent or its Representatives, to the extent applicable, true, correct and complete copies of (i) such Company Benefit Plan, including any amendments thereto, and any trust agreement, insurance contracts or other funding vehicles relating to such plan (or if such Company Benefit Plan is not set forth in a written document, a written description of such plan specifying its material terms); (ii) the most recent summary plan description for such Company Benefit Plan for which such summary plan description is required together with summaries of all material modifications thereto; (iii) the most recent annual report on Form 5500 and all attachments thereto filed with the Internal Revenue Service with respect to such Company Benefit Plan (if applicable); (iv) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to such Company Benefit Plan; and (v) any material non-routine correspondence with any Governmental Entity regarding any Company Benefit Plan during the past three years.

(c)                Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole (i) each Company Benefit Plan has been administered in accordance with its terms and all applicable Legal Requirements, including ERISA and the Code; and (ii) all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made. Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification; or (B) has been established under a standardized master and prototype or volume submitter plan for which, to the Knowledge of the Company, a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsors and is valid as to the adopting employer, and, to the Knowledge of the Company, nothing has occurred and no circumstances exist that would reasonably be expected to result in the loss of the qualification of such plan under Section 401(a) of the Code.

(d)                No Group Company has, within the past six years, sponsored, been obligated to contribute to, or has any reasonable expectation of current or contingent liability in respect of (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA); (ii) a “multiple employer plan” as defined in Section 413(c) of the Code; or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(e)               Neither the Company, any Company Benefit Plan nor, to the Knowledge of the Company, any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof, has engaged in any breach of fiduciary responsibility or any non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject the Company or any ERISA Affiliate to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code, which, assuming the taxable period of such transaction expired as of the date hereof, could reasonably be expected to result in a material liability to the Group Companies, taken as a whole. To the Knowledge of the Company, no Group Company has, within the past six years, engaged in a transaction that is expected to result in a material civil penalty under Sections 409 or 502(i) of ERISA.

(f)                 Except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole, with respect to the Company Benefit Plans or their administrators or fiduciaries (i) no actions, suits or claims (other than routine claims for benefits in the Ordinary Course) are pending or, to the Knowledge of the Company, threatened; and (ii) to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(g)                None of the Company Benefit Plans provides for, and the Group Companies have no liability in respect of, post-retiree health, welfare or life insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state or other Legal Requirements and at the sole expense of such participant or the participant’s beneficiary.

(h)                Except as set forth on Section 3.11(h) of the Company Disclosure Letter, neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the Transactions is reasonably expected to, either alone or in connection with any other event(s) (i) result in any payment or benefit becoming due to any current or former employee, officer, independent contractor or director of the Company or its subsidiaries or under any Company Benefit Plan; (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, officer, contractor or director of the Company or its subsidiaries or under any Company Benefit Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former employee, independent contractor or director of the Company or its subsidiaries or under any Company Benefit Plan; or (iv) require the Company to transfer into trust any material benefits under any Company Benefit Plan or materially or permanently restrict the right of the Company to merge, amend or terminate any Company Benefit Plan on or after the Effective Time.

(i)                 Except as set forth on Section 3.11(i) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions shall, either alone or in connection with any other event(s), give rise to any “excess parachute payment” as defined in Section 280G(b)(1) of the Code or any excise Tax owing under Sections 409A or 4999 of the Code.

(j)                 The Company has no obligations to gross-up, make-whole or reimburse any current or former employee, officer, independent contractor or director of the Company for any material Taxes incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(k)                Each Company Benefit Plan which is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been established, operated and maintained in all material respects in compliance with Section 409A of the Code.

Section 3.12              Labor Relations.

(a)                No Group Company is a party to any collective bargaining agreement.

(b)               To the Knowledge of the Company, there are no activities or proceedings of any labor union or other labor organization to organize any employees of the Company or any of the Company Subsidiaries and no demand for recognition or certification as the exclusive bargaining representative of any employees has been made by or on behalf of any labor union or other labor organization. Except as set forth on Section 3.12(b) of the Company Disclosure Letter, there are no pending or, to the Knowledge of the Company, threatened, and, for the past three years, there have been no strikes, pickets, work stoppages, slowdowns, or to the Knowledge of the Company, union organization activities (including, but not limited to, union organization campaigns or requests for representation), lockouts, arbitrations, or material labor grievances pending or other material organized labor disputes, or, to the Knowledge of the Company, threatened against or involving the Company involving any employee, except for those which would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

(c)                Except as otherwise listed on Section 3.12(c) of the Company Disclosure Letter, as of the date hereof, there are no complaints, charges or claims against the Company pending or, to Knowledge of the Company, threatened before any Governmental Entity based on, arising out of, in connection with or otherwise relating to the employment, termination of employment or failure to employ by the Company, of any individual, except for those complaints, charges or claims which would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

(d)                The Company is, and for the past three years, has been, in compliance with all Legal Requirements relating to the employment of labor, including all such Legal Requirements relating to wages (including minimum wage and overtime), hours of work, child labor, discrimination, civil rights, withholdings and deductions, classification and payment of employees and independent contractors, employment equity, the federal Worker Adjustment and Retraining Notification Act (“WARN”) and any similar state or local “mass layoff” or “plant closing” applicable Legal Requirement, collective bargaining, occupational health and safety, workers’ compensation, and immigration, except for instances of noncompliance which would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company within the past three years and no such events are reasonably expected to occur prior to Closing.

(e)                During the past three years, to the Knowledge of the Company, there have been no allegations of sexual harassment, sexual misconduct, or sex-based discrimination raised, brought, threatened, or settled relating to any employee at the level of vice president or above, appointed officer or director of any Group Company involving or relating to his or her services provided to such Group Company. The policies and practices of the Group Companies comply with all federal, state, and local Legal Requirements concerning employment discrimination and employment harassment, except as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole.

(f)                 To the Knowledge of the Company, no senior executive or other key employee of any Group Company has provided notice of his or her intention to terminate his or her employment as a result of or within the twelve-month period following the consummation of the transactions contemplated by this Agreement. To the Knowledge of the Company, no senior executive or other key employee of any Group Company is party to any confidentiality, non-competition, non-solicitation, proprietary rights or other such agreement that would materially restrict the performance of such Person’s employment duties with the Company or any Company Subsidiaries or the ability of the Company and/or any of the Company Subsidiaries to conduct its or their business.

Section 3.13              Real Property; Tangible Property.

(a)                No Group Company owns any real property, nor has any Group Company ever owned, any material real property.

(b)               Section 3.13(b) of the Company Disclosure Letter lists, as of the date of this Agreement, the Leased Real Property and all Company Real Property Leases, including the address of such Leased Real Property. The Company or one of the Company Subsidiaries has a good and valid leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property free and clear of any and all Liens (other than Permitted Liens). No party to any Company Real Property Lease has exercised any termination rights with respect thereto. No Leased Real Property, or any portion thereof, is currently sublet or sublicensed by any Group Company to a third party. No condemnation proceeding is pending or, to the Knowledge of the Company, threatened with respect to any Leased Real Property which individually or in the aggregate, would be reasonably likely to be material to the Group Companies, taken as a whole.

(c)                The Company or one of the Company Subsidiaries owns and has good and marketable title to, or a valid leasehold interest in or right to use, all of its material tangible assets or personal property, free and clear of all Liens other than (i) Permitted Liens; and (ii) the rights of lessors under any leases. The material tangible assets or personal property (together with the Intellectual Property rights and contractual rights) of the Group Companies (x) constitute all of the assets, rights and properties that are necessary for the operation of the businesses of the Group Companies as they are now conducted, and taken together, are adequate and sufficient for the operation of the businesses of the Group Companies as currently conducted; and (y) have been maintained in all material respects in accordance with generally applicable accepted industry practice, are in good working order and condition, except for ordinary wear and tear and as would not, individually or in the aggregate, reasonably be expected to be material to the business of the Group Companies, taken as a whole.

Section 3.14              Taxes.

(a)                The Company and each of the Company Subsidiaries has timely filed, or caused to be timely filed, with the appropriate taxing authorities all income and other material Tax Returns that are required to be filed by, or with respect to, the Company or any of the Company Subsidiaries. Such Tax Returns are true, correct and complete in all material respects, and accurately reflect all material Liabilities for Taxes of the Company and the Company Subsidiaries, as applicable, for the periods covered thereby.

(b)                All income and other material Taxes and Tax Liabilities due and payable by or with respect to the income, assets or operations of the Company and the Company Subsidiaries have been timely paid in full. All income and other material Taxes incurred but not yet due and payable (i) for periods covered by the Financial Statements have been accrued and adequately disclosed on the Financial Statements in accordance with GAAP, and (ii) for periods not covered by the Financial Statements have been accrued on the books and records of the Company and the Company Subsidiaries.

(c)                Neither the Company nor any of the Company Subsidiaries has been within the past five years or is currently the subject of any audit or other examination of Taxes by the taxing authorities of any nation, state or locality (and no such audit is pending or contemplated) that in either case has not been resolved nor has the Company or any of the Company Subsidiaries received any written notices from any taxing authority relating to any issue which could reasonably be expected to materially affect the Tax Liability of the Company or any of the Company Subsidiaries.

(d)                Except as set forth in Section 3.14(d) of the Company Disclosure Letter, all material amounts of Taxes that the Company or any of the Company Subsidiaries is, or was, required by applicable Legal Requirements to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable. The Company and the Company Subsidiaries have complied in all material respects with all applicable Legal Requirements with respect thereto.

(e)                No unresolved written claim has been made by any taxing authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or any of the Company Subsidiaries is or may be subject to taxation by that jurisdiction.

(f)                 The Company is not and was not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on the Closing Date.

(g)                Neither the Company nor any Company Subsidiary has entered into an agreement or waiver (that has not expired) or has been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of material Taxes of the Company or any Company Subsidiary.

(h)               Neither the Company nor any Company Subsidiary has been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under the laws of the United States, any non-U.S. jurisdiction or any state, province, prefect or locality for any taxable period for which the statute of limitations has not expired (other than a group the common parent of which is or was the Company or a Company Subsidiary). Neither the Company nor any Company Subsidiary has any Liability for the Taxes of another Person (other than the Company or any Company Subsidiary) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax law) or as a transferee or a successor or as a result of a contractual obligation to indemnify any Person.

(i)                 There are no Tax sharing, allocation, indemnification or similar agreements in effect as between the Company, any Company Subsidiary or any predecessor or Affiliate thereof and any other Person under which Parent, the Company or any Company Subsidiary could be liable for any material Taxes or other claims of any Person (other than (i) any customary commercial agreement entered into in the Ordinary Course and not primarily concerning Taxes or (ii) any agreement solely among the Company and the Company Subsidiaries).

(j)                 Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or existed on or prior to the Closing Date (in each case where there is a reference to the Code or Treasury Regulations, including any corresponding or similar provision of state, local or non-U.S. income Tax law) (i) a ruling by, or written agreement with, a taxing authority, including any closing agreement pursuant to Section 7121 of the Code, (ii) a prepaid amount or deferred revenue received outside the Ordinary Course, (iii) an intercompany item under Treasury Regulation Section 1.1502-13 or an excess loss account under Treasury Regulation Section 1.1502-19, (iv) a change in accounting method pursuant to Section 481 of the Code, (v) an installment sale or open transaction, or (vi) any income earned or accumulated earnings and profits that would result in an inclusion under Section 951(a), Section 951A or Section 965 of the Code.

(k)                During the two-year period ending on the date of this Agreement, neither the Company nor any Company Subsidiary was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(l)                 Neither the Company nor any Company Subsidiary has engaged in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(m)               There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any Company Subsidiary.

(n)                Neither the Company nor any Company Subsidiary has taken or agreed to take any action not contemplated by this Agreement that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the Knowledge of the Company, no facts or circumstances exist (other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or relate to any act or omission occurring after the signing date by Parent or Merger Sub or any of their respective Affiliates), in each case not contemplated by this Agreement, that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(o)                Section 3.14 of the Company Disclosure Letter sets forth the U.S. federal income tax classifications and places of organization of the Company and each Company Subsidiary.

(p)               Notwithstanding anything herein to the contrary, no representations are made concerning the amount or availability of or limitation on the Company’s or any Company Subsidiary’s ability to utilize or otherwise benefit from net operating losses, capital losses, deductions, Tax credits and other similar items of the Company or any Company Subsidiary, in each case, with respect to a taxable period or portion thereof ending after the Closing Date.

Section 3.15               Environmental Matters.

(a)                Each of the Group Companies, and each real property or facility owned, leased, or operated by any of the Group Companies or their respective predecessors, is, and for the past three years has been, in compliance with all Environmental Laws, except for any such instance of non-compliance that would not reasonably be expected to be material to the Group Companies taken as a whole.

(b)                The Group Companies have obtained, hold, are, and for the past three years have been, in compliance with all permits required under applicable Environmental Laws to permit the Group Companies to operate their assets and to conduct the business of the Group Companies, except where the absence of, or failure to be in compliance with, any such permit would not reasonably be expected to be material to the Group Companies, taken as a whole.

(c)                Except as set forth on Section 3.15(c) of the Company Disclosure Letter, there are no claims, proceedings, investigations, actions or notices of violation pending or, to the Knowledge of the Company, threatened against any of the Group Companies under any Environmental Law, except for any such claim, proceeding, investigation, action or notice that would not reasonably be expected to be material to the Group Companies, taken as a whole.

(d)               Neither the Group Companies nor, to the Knowledge of the Company, any other Person has manufactured, handled, stored, generated, treated, disposed of or released any Hazardous Material at, in, on, to, from or under any facility currently or formerly owned, leased or operated by any of the Group Companies or any third-party site, in each case in a manner that would be reasonably likely to give rise to a liability under Environmental Law that would reasonably be expected to be material to the Group Companies, taken as a whole.

(e)                Except for Contracts entered into in the Ordinary Course, none of the Group Companies has agreed to indemnify any Person or assumed by Contract the liability of any third party arising under Environmental Law, which such liability would not be a liability of the Group Companies in the absence of such Contract.

(f)                 The Group Companies have made available to Parent copies of all material non-privileged written environmental reports, audits, assessments, liability analyses, memoranda and studies in the possession or reasonable control of, the Group Companies with respect to compliance or liabilities under Environmental Law.

Section 3.16            Brokers; Third-Party Expenses. Except as set forth on Section 3.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person acting on behalf of the Company or the Company Stockholders is entitled to, nor will be entitled to, either directly or indirectly, any brokerage fee, finders’ fee or other similar commission for which Parent or any of the Group Companies would be liable in connection with the Transactions.

Section 3.17              Intellectual Property.

(a)                Section 3.17 of the Company Disclosure Letter sets forth a true, correct and complete list, of (i) all registered Patent and Patent applications, registered Trademarks and applications for Trademark registrations, registered Copyrights, and internet domain names (collectively, “Registered IP”), and (ii) all material unregistered Trademarks and material proprietary Software, in each case, which any of the Group Companies has an ownership interest or an exclusive license or similar exclusive right in any field or territory, whether in the United States or internationally (in each case setting forth the applicable jurisdiction, title, application and registration or serial number and date, and record owner and, if different, the legal owner and beneficial owner). All Registered IP owned by a Group Company is valid, enforceable, and subsisting and has been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees.

(b)               The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens), and owns, or has the right to use pursuant to a valid license, sublicense, or other written agreement all other Intellectual Property and IT Systems used in or necessary for the conduct and operation of the business of the Group Companies, as presently conducted and as proposed to be conducted immediately following the Closing and no such ownership, license, or right to use will be adversely impacted by (nor will require the payment or grant of additional amounts or consideration as a result of) the execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated hereby.

(c)                (i) Except as set forth in Section 3.17(c) of the Company Disclosure Letter, the Group Companies, the conduct and operation of the business of the Group Companies as presently conducted and as proposed to be conducted immediately following the Closing (including the creation, licensing, marketing, importation, offering for sale, sale, or use of the products and services of the business of the Group Companies), and the use of the Owned Intellectual Property has not infringed, misappropriated (or constituted or resulted from a misappropriation of) or otherwise violated, and are not infringing, misappropriating (or constitute or result from the misappropriation of) or otherwise violating any Intellectual Property rights of any Person, (ii) none of the Group Companies has received from any Person in the past six years any written (or to the Knowledge of the Company, oral) notice, charge, complaint, claim or other assertion (A) alleging any infringement, misappropriation or other violation of any Intellectual Property rights of any Person or (B) contesting the use, ownership, validity or enforceability of any of the Owned Intellectual Property, (iii) to the Knowledge of the Company, no other Person has infringed, misappropriated or violated, or is infringing, misappropriating or violating, any Owned Intellectual Property, and no such claims have been made in writing against any Person by any of the Group Companies in the past six years or, (iv) none of the Owned Intellectual Property is subject to any pending or outstanding Order, settlement, consent order or other disposition of dispute that adversely restricts the use, transfer or registration of, or adversely affects the validity or enforceability of, any Owned Intellectual Property.

(d)                No past or present director, officer or employee of any of the Group Companies owns (or has any claim, or any right (whether or not currently exercisable) to any ownership interest, in or to) any Owned Intellectual Property. Each Person (including any past or present employees, consultants or independent contractors of the Group Companies) who has been or is (i) privy to any Trade Secrets of the Group Companies or (ii) engaged in creating or developing for or on behalf of such Group Company any Intellectual Property has executed and delivered a valid written agreement, pursuant to which such Person has, respectively, (x) agreed to hold all confidential information of such Group Company in confidence both during and after such Person’s employment or retention, as applicable; or (y) presently assigned to such Group Company all of such Person’s rights, title, and interest in and to all Intellectual Property created or developed for such Group Company in the course of such Person’s employment or retention thereby that did not vest title automatically in such Group Company by operation of law. There is no breach by any such Person with respect to material Intellectual Property under any such agreement.

(e)                Each of the Group Companies, as applicable, has taken adequate and commercially reasonable steps to maintain the secrecy, confidentiality and value of all Trade Secrets constituting Owned Intellectual Property and all Trade Secrets of any Person to whom any Group Company has a contractual confidentiality obligation with respect to such Trade Secrets. No Trade Secret that is material to the business of the Group Companies has been authorized to be disclosed, or, to the Knowledge of the Company, has been disclosed to any other Person, other than pursuant to a written agreement sufficiently restricting the disclosure and use of such Trade Secret. Except as set forth on Section 3.17(e) of the Company Disclosure Letter, no source code constituting Owned Intellectual Property has been delivered, disclosed, licensed or made available to, or accessed by, any escrow agent or other Person, other than employees or contractors of such Group Company subject to written agreements sufficiently restricting the disclosure and use of such source code.

(f)                No Open Source Software is or has been included, incorporated or embedded in, linked to, combined, made available or distributed with, or used in the development, maintenance, operation, delivery or provision of any Software constituting Owned Intellectual Property, in each case, in a manner that requires or obligates any Group Company to (i) disclose, contribute, distribute, license or otherwise make available to any Person (including the open source community) any source code constituting Owned Intellectual Property; (ii) license any Software constituting Owned Intellectual Property for making modifications or derivative works; (iii) disclose, contribute, distribute, license or otherwise make available to any Person any Software constituting Owned Intellectual Property for no or nominal charge; or (iv) grant a license to, or refrain from asserting or enforcing any of, its Patents or other Owned Intellectual Property (each, “Copyleft Terms”). Each Group Company is in compliance with the terms and conditions of all relevant licenses for Open Source Software used in the business of the Group Companies.

(g)                The Company or one of the Company Subsidiaries owns or has a valid right to access and use pursuant to a written agreement all Company IT Systems. The Company IT Systems (i) are adequate in all material respects for the operation and conduct of the business of the Group Companies as currently conducted; and (ii) do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effects that (A) materially disrupt or adversely affect the functionality of the Company IT Systems or (B) enable or assist any Person to access without authorization any Company IT Systems. During the past three years, the Group Companies have not experienced any information security incident that has compromised the integrity or availability of the information technology and software applications the Group Companies own, operate, or outsource, and there has been no loss, damage, or unauthorized access, disclosure, use, or breach of security of any Group Company’s information in its possession, custody, or control, or otherwise held or processed on its behalf, and there have been no failures, breakdowns, continued substandard performance, data loss, material outages, material unscheduled downtime or other adverse events affecting any such Company IT Systems.

(h)                Neither the execution, delivery, or performance of this Agreement nor the consummation of the Transactions (either alone or in combination with any other event) will result in the (i) loss or impairment of, or any Lien on, any Owned Intellectual Property or material Licensed Intellectual Property; (ii) release, disclosure or delivery of any source code constituting Owned Intellectual Property to any Person; (iii) grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Owned Intellectual Property; or (iv) payment of any additional consideration to, or the reduction of any payments from, any Person with respect to any Owned Intellectual Property or material Licensed Intellectual Property.

Section 3.18              Privacy.

(a)                Each of the Group Companies and any Person acting for or on the Group Companies’ behalf has at all times during the past five years (in the case of any such Person, during the time such Person was acting for or on behalf of any of the Group Companies) materially complied, as applicable to the Group Companies, with (i) all applicable Privacy Laws; (ii) all of the Group Companies’ policies and notices regarding privacy and data security (“Group Companies’ Privacy Notices”); and (iii) all of the Group Companies’ obligations regarding privacy and data security under any contracts. None of the Group Companies has received in the five years prior to the date of this Agreement any written or notice of any claims (including written notice from third parties acting on its or their behalf), investigations, or alleged violations of law, regulation, or contract with respect to personal data or information security-related incidents, nor have the Group Companies notified in writing, or been required by applicable law, regulation, or contract to notify in writing, any person or entity of any personal data or information security-related incident or been charged with, the violation of, any Privacy Laws. To the Knowledge of the Company, none of the Group Companies’ Privacy Notices have contained any material omissions or been misleading or deceptive.

(b)                Each of the Group Companies has during the past five years used reasonable efforts to (i) implement and maintain in all material respects commercially reasonable security to protect the confidentiality, integrity and availability of the Group Companies’ Company IT Systems and the data thereon (including Personal Information and other confidential data in its possession or under its control) against loss, theft, misuse or unauthorized access, use, modification or disclosure; and (ii) require all third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Information for or on behalf of such Group Company that obligate such Persons to comply with applicable Privacy Laws in all material respects and to take reasonable steps to protect and secure Personal Information from loss, theft, misuse or unauthorized access, use, modification or disclosure. To the Knowledge of the Company, any third party who has provided Personal Information to such Group Company during the past five years has done so in compliance with applicable Privacy Laws, including providing any notice and obtaining any consent required under such Privacy Laws.

(c)                During the past three years, there have been no breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of any of the Group Companies or collected, used or processed by or on behalf of the Group Companies and none of the Group Companies have provided or been legally or contractually required to provide any notices to any Person in connection with a disclosure of Personal Information in the last three years. During the past three years, the Group Companies have implemented reasonable disaster recovery and business continuity plans, and taken actions consistent with such plans, to the extent required, to safeguard the data and Personal Information in its possession or control. The Company has conducted commercially reasonable data security testing or audits at reasonable and appropriate intervals and has resolved or remediated any material data security issues or vulnerabilities identified. Except as set forth on Section 3.18(c) of the Company Disclosure Letter, to the Knowledge of the Company, neither any of the Group Companies nor any third party acting at the direction or authorization of such Group Companies has paid (i) any perpetrator of any data breach incident or cyber-attack; or (ii) any third party with actual or alleged information about a data breach incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or other third party.

Section 3.19              Agreements, Contracts and Commitments.

(a)                Section 3.19 of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract (as defined below) that is in effect as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” of the Group Companies shall mean each Company Real Property Lease and each of the following Contracts to which any of the Group Companies is a party:

(i)                Each Contract (other than purchase orders with suppliers or customers entered into in the Ordinary Course) that the Company reasonably anticipates will involve annual payments or consideration furnished by or to any of the Group Companies of more than $10,000,000;

(ii)                Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other contract for money borrowed by any of the Group Companies from a third party, in each case, having an outstanding principal amount in excess of $10,000,000, including the Existing Debt Documents, but excluding guarantees of performance under Government Contracts entered into in the Ordinary Course;

(iii)               Each Contract for the acquisition of any Person or any business division thereof or the disposition of any material assets of any of the Group Companies (other than in the Ordinary Course), in each case, whether by merger, purchase or sale of stock or assets or otherwise (other than Contracts for the purchase or sale of inventory or supplies entered into in the Ordinary Course) occurring in the last three years;

(iv)               Each obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(v)               Each employment or individual, independent contractor Contract providing for annual base salary or consulting fee payments in excess of $250,000, excluding any such Contract that either (A) is terminable by the Company or the applicable Company Subsidiary at will; or (B) provides for severance, notice or garden leave obligations of 90 days or less or such longer period as is required by applicable Legal Requirements;

(vi)              Each lease, rental agreement, installment and conditional sale agreement, or other Contract that, in each case, (A) provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any personal property; and (B) involves annual payments in excess of $500,000;

(vii)             Each joint venture Contract, partnership agreement or limited liability company agreement with a third party (in each case, other than with respect to wholly owned Company Subsidiaries);

(viii)             Each Contract that purports to limit or contains covenants expressly limiting in any material respect the freedom of any of the Group Companies to (A) compete with any Person in a product line or line of business; (B) operate in any geographic area; or (C) solicit customers;

(ix)               Each Contract (other than those made in the Ordinary Course) (A) providing for the grant of any preferential rights to purchase or lease any asset of the Group Companies; or (B) providing for any right (exclusive or non-exclusive) to sell or distribute any material product or service of any of the Group Companies; and

(x)                Each Contract pursuant to which any Group Company grants (or is granted) a license, immunity, or other rights in or to any Owned Intellectual Property (or Intellectual Property or IT Systems of a third Person) that is material to the business of such Group Company, provided, however, that none of the following are required to be set forth on Section 3.19(a)(x) of the Company Disclosure Letter (but shall constitute Company Material Contracts if they otherwise qualify) (A) click-wrap or shrink-wrap software licenses or other software licenses for uncustomized software that is commercially available on reasonable terms to the public generally, in each case, with license, maintenance, support and other fees less than $50,000 annually; or (B) non-exclusive licenses of Owned Intellectual Property granted to customers or distributors in the Ordinary Course;

(b)                All Company Material Contracts are (i) in full force and effect, subject to the Remedies Exception; and (ii) represent the valid and binding obligations of the Company or one of the Company Subsidiaries party thereto and, to the Knowledge of the Company, represent the valid and binding obligations of the other parties thereto. True, correct and complete copies of all Company Material Contracts have been made available to Parent. None of the Group Companies nor, to the Knowledge of the Company, any other party thereto, is in breach of or default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any of the Company Material Contracts, and no party to any Company Material Contract has given any written or, to the Knowledge of the Company, oral, claim or notice of any such breach, default or event, which individually or in the aggregate, would be reasonably likely to be material to the Group Companies, taken as a whole.

Section 3.20           Insurance. Section 3.20 of the Company Disclosure Letter contains a list of all material policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Group Companies as of the date of this Agreement (collectively, the “Insurance Policies”), which policies are in full force and effect. True and complete copies of the Insurance Policies (or, to the extent such policies are not available, policy binders) have been made available to Parent or its Representatives. None of the Group Companies has received any written notice from any insurer under any of the Insurance Policies, canceling, terminating or materially adversely amending any such policy or denying renewal of coverage thereunder and all premiums on such Insurance Policies due and payable as of the date hereof have been paid. There is no pending material claim by any Group Company against any insurance carrier for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

Section 3.21           Affiliate Matters. Except (a) the Company Benefit Plans; (b) Contracts relating to labor and employment matters; (c) Contracts between or among the Group Companies; and (d) Contracts entered into on an arm’s length basis and in the Ordinary Course between any of the Group Companies, on the one hand, and the direct or indirect portfolio companies of investment funds advised or managed by any Company Stockholder or any of their Affiliates, on the other hand, none of the Group Companies is party to any Contract with any (i) present or former officer, director, employee or Company Stockholder or a member of his or her immediate family of any of the Group Companies; or (ii) Affiliate of the Company. To the Knowledge of the Company, no present or former officer, director, employee, Company Stockholder or holder of derivative securities of the Company (each, an “Insider”) or any member of an Insider’s immediate family is, directly or indirectly, interested in any Contract with any of the Group Companies (other than such Contracts as relate to any such Person’s ownership of Company Common Stock or other securities of the Company or such Person’s employment or consulting arrangements with the Group Companies).

Section 3.22           Certain Provided Information. None of the information relating to the Group Companies supplied by the Company for inclusion in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading, or (b) the Proxy Statement will, at the date it is first mailed to the holders of Parent Common Stock and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or any Parent SEC Reports or Additional Parent SEC Reports; or (b) any projections or forecasts included in the Proxy Statement.

Section 3.23          Indebtedness. (a) Section 3.23(a) of the Company Disclosure Letter sets forth the principal amount of all of the outstanding Indebtedness of the Group Companies (other than under the Existing Indentures) and (b) Section 3.23(b) of the Company Disclosure Letter sets forth the principal amount of all instruments outstanding under the Existing Indentures, in each case as of the date hereof.

Section 3.24          Absence of Certain Business Practices. For the past three years (a) the Group Companies and their respective directors and officers and, to the Knowledge of the Company, their respective employees, agents, and any other Persons acting for or on behalf of the Group Companies have been in compliance with all applicable Specified Business Conduct Laws; and (b) none of the Group Companies has (i) received written notice of or made a voluntary, mandatory or directed disclosure to any Governmental Entity relating to any actual or potential violation of any Specified Business Conduct Law; or (ii) been a party to or the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceeding or, to the Knowledge of the Company, investigation by or before any Governmental Entity related to any actual or potential violation of any Specified Business Conduct Law. None of the Group Companies, nor any of their respective directors or officers, nor to the Knowledge of the Company, any of their respective employees, agents, or any other Person acting for or on behalf of the Group Companies is the subject or target of any sanctions or the target of restrictive export controls administered by the U.S. government, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, or the European Union. For purposes of clause (a) above, a Person shall be deemed to have “Knowledge” with respect to conduct, circumstances or results if such Person is aware of (1) the existence of or (2) a high probability of the existence of such conduct, circumstances or results.

Section 3.25           Distributors, Suppliers and Customers. Section 3.25 of the Company Disclosure Letter sets forth an accurate and complete list of (a) the 10 largest distributors and customers based on consolidated sales and (b) the 10 largest suppliers based on consolidated expenditures, in each case, of the Group Companies for the twelve-month period ended on the Balance Sheet Date. Since the Balance Sheet Date, no such distributor, supplier or customer has canceled or otherwise terminated or, to the Knowledge of the Company, threatened to cancel or otherwise terminate, its relationship with the Company. Since the Balance Sheet Date, no Group Company has received any written or, to the Knowledge of the Company, oral notice that any such distributor, supplier or customer may cancel or otherwise materially and adversely modify its relationship with any Group Company or materially limit its services, supplies or materials to any Group Company, or its usage or purchase of the services and products of any Group Company, either as a result of the Transactions or otherwise.

Section 3.26          Customer Warranties. There are no pending, nor to the Knowledge of the Company, threatened, material Legal Proceedings against any Group Company pursuant to any warranty, whether expressed or implied, on products or services sold on or prior to the Closing Date by the Company that are not disclosed or referred to in the Financial Statements and that are not fully reserved against in accordance with GAAP. All of the services rendered by the Company (whether directly or indirectly through third parties) have been performed in conformity with all expressed warranties and with all applicable contractual commitments, and the Company does not have, nor shall it have, any material liability for replacement or repair or for other material damages relating to or arising from any such services, except for amounts disclosed or referred to in the Financial Statements and amounts incurred in the Ordinary Course which are not required by GAAP to be disclosed in the Financial Statements.

Section 3.27           Product Liability.

(a)             In the past three years there have not been any material Legal Proceedings by or before any Governmental Entity against or involving any Group Company or, to the Knowledge of the Company, concerning any product manufactured, shipped, sold or delivered by or on behalf of any of them relating to or resulting from an alleged defect in design, manufacture, materials or workmanship of any product manufactured, shipped, sold or delivered by or on behalf of any Group Company or any alleged failure to warn, or any alleged breach of implied warranties or representations, and, to the Knowledge of the Company, none has been threatened.

(b)              To the Knowledge of the Company, in the past three years there has not been any material Product Liability Occurrence related to the business of the Group Companies.

(c)              In the past three years there has not been any Recall conducted with respect to any product manufactured (or to be manufactured), shipped, sold or delivered by or on behalf of any Group Company, or, to the Knowledge of Company, any investigation or consideration of or decision made by any Person or Governmental Entity concerning whether to undertake or not undertake any Recall.

(d)             To the Knowledge of the Company, in the past three years there have been no material defects in design, manufacturing, materials or workmanship including any failure to warn, or any breach of express or implied warranties or representations, which involve any product manufactured, shipped, sold or delivered by or on behalf of any Group Company. In the past three years, all manufacturing standards applied, testing procedures used, and product specifications disclosed to customers by any Group Company have complied in all material respects with all requirements established by any applicable Legal Requirement or Order of any Governmental Entity.

Section 3.28           Debt Financing. Hillman has entered into the Debt Commitment Letter and the Debt Fee Letter pursuant to which the Debt Financing Sources party thereto have committed to provide the Debt Financing, subject solely to the terms and conditions thereof and expressly stated in the Debt Commitment Letter, and a true, accurate and complete copy of the Debt Commitment Letter has been provided to Parent. Except as set forth in the Debt Commitment Letter, there are no conditions precedent to the availability of the Debt Financing. There are no other agreements, side letters or arrangements relating to the Debt Financing to which Hillman or any of its Affiliates is a party that could impose conditions to the funding of the Debt Financing, other than those set forth in the Debt Commitment Letter.

Section 3.29          Disclaimer of Other Warranties. THE COMPANY HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE IV (AS QUALIFIED BY THE PARENT DISCLOSURE LETTER AND THE DOCUMENTS REFERRED TO THEREIN) AND THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION DOCUMENTS, NONE OF PARENT OR MERGER SUB ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE COMPANY, THE COMPANY STOCKHOLDERS OR ANY OF ITS OR THEIR AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO PARENT, MERGER SUB OR ANY OF THEIR RESPECTIVE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING, OTHER THAN AS EXPRESSLY MADE BY PARENT AND MERGER SUB TO THE COMPANY IN ARTICLE IV (AS QUALIFIED BY THE PARENT DISCLOSURE LETTER AND THE DOCUMENTS REFERRED TO THEREIN) AND THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION DOCUMENTS, NONE OF PARENT, MERGER SUB NOR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO THE COMPANY, COMPANY STOCKHOLDERS, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO (a) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THEM BY OR ON BEHALF OF PARENT OR MERGER SUB IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (b) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (c) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO PARENT, MERGER SUB OR ANY OF THEIR BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING. THE COMPANY HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE IV (AS QUALIFIED BY THE PARENT DISCLOSURE LETTER AND THE DOCUMENTS REFERRED TO THEREIN) OR IN THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION DOCUMENTS. THE COMPANY ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF PARENT, MERGER SUB AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION THE COMPANY HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS Article III, CLAIMS AGAINST PARENT, MERGER SUB OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN ARTICLE IV BY SUCH PERSON.

Article IV
Representations and Warranties of Parent and Merger Sub

Except (a) as set forth in the letter dated as of the date of this Agreement and delivered by Parent and Merger Sub to the Company on or prior to the date of this Agreement (the “Parent Disclosure Letter”); and (b) as disclosed in the Parent SEC Reports filed with the SEC prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Parent SEC Reports) excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements, Parent and Merger Sub represent and warrant to the Company as of the date hereof and as of the Closing Date as follows:

Section 4.1              Organization and Qualification.

(a)              Each of Parent and Merger Sub is a corporation duly incorporated or organized, validly existing and in good standing under the laws of the State of Delaware, and as of immediately prior to the Closing, will be a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)              Each of Parent and Merger Sub has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

(c)              None of Parent or Merger Sub are in violation of any of the provisions of their respective Organizational Documents.

(d)              Each of Parent and Merger Sub is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

Section 4.2              Parent Subsidiaries. Other than Merger Sub, Parent has no direct or indirect Subsidiaries or participations in joint ventures or other entities, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Merger Sub has no assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever, except for such obligations as are imposed under this Agreement. Merger Sub is an entity that has been formed solely for the purpose of engaging in the Transactions.

Section 4.3              Capitalization.

(a)              As of the date of this Agreement: (i) 1,000,000 shares of Parent Preferred Stock are authorized and no shares are issued and outstanding; (ii) 380,000,000 shares of Parent Class A Common Stock are authorized and 50,000,000 are issued and outstanding; (iii) 20,000,000 shares of Parent Class B Common Stock are authorized and (A) 12,500,000 are issued and outstanding; (B) in connection with the Closing of the Transactions, Parent has committed to cancel an aggregate of 3,828,000 shares of Parent Class B Common Stock; and (C) upon the Closing of the transactions contemplated by the Subscription Agreements, Parent has committed to issue 37,500,000 shares of Parent Class A Common Stock to the PIPE Investors; (iv) 16,666,667 Parent Public Warrants are outstanding; (v) 8,000,000 Parent Sponsor Warrants are outstanding. All outstanding Parent Class A Common Stock, Parent Class B Common Stock, Parent Public Warrants and Parent Sponsor Warrants have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights.

(b)              The authorized capital stock of Merger Sub consists of 5,000 shares of Merger Sub Common Stock. As of the date hereof, 100 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Parent free and clear of all Liens (other than any restrictions on sales of securities under applicable securities laws).

(c)              Except for the Parent Public Warrants, Parent Sponsor Warrants and the Subscription Agreements, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments or Contracts of any kind to which Parent or Merger Sub is a party or by which any of them is bound obligating Parent or Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Parent Capital Stock, Merger Sub Common Stock or any other shares of capital stock or other interest or participation in, or any security convertible or exercisable for or exchangeable into shares of Parent Capital Stock, Merger Sub Common Stock or any other shares of capital stock or other interest or participation in Parent or Merger Sub.

(d)              Each share of Parent Common Stock, share of Merger Sub Common Stock and Parent Warrant (i) has been issued in compliance in all material respects with (A) applicable Legal Requirements; and (B) the Organizational Documents of Parent or Merger Sub, as applicable; and (ii) was not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any applicable Legal Requirements, the Organizational Documents of Parent or Merger Sub, as applicable, or any Contract to which any of Parent or Merger Sub is a party or otherwise bound by.

(e)              Subject to approval of the Parent Stockholder Matters, the shares of Parent Class A Common Stock to be issued by Parent in connection with the Transactions, upon issuance in accordance with the terms of this Agreement will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights of any other stockholder of Parent and will be capable of effectively vesting in the Company Stockholders title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable securities Legal Requirements).

(f)               Each holder of any of shares of Parent Capital Stock initially issued to the Sponsor in connection with Parent’s initial public offering (i) is obligated to vote all of such shares of Parent Capital Stock in favor of approving the Transactions; and (ii) is not entitled to elect to redeem any of such Parent pursuant to the Parent’s Organizational Documents.

(g)              Except as set forth in the Parent’s Organizational Documents and in connection with the Transactions, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which Parent is a party or by which Parent is bound with respect to any ownership interests of Parent.

Section 4.4             Authority Relative to this Agreement. Each of Parent and Merger Sub has the requisite corporate power and authority to (a) execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party, and each ancillary document that it has executed or delivered or is to execute or deliver pursuant to this Agreement; and (b) carry out its obligations hereunder and thereunder and, to consummate the Transactions (including the Merger). The execution and delivery by Parent and Merger Sub of this Agreement and the other Transaction Documents to which each of them is a party, and the consummation by Parent and Merger Sub of the Transactions (including the Merger) have been duly and validly authorized by all necessary corporate or limited liability company action on the part of each of Parent and Merger Sub, and no other proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the other Transaction Documents to which each of them is a party or to consummate the transactions contemplated thereby, other than approval of the Parent Stockholder Matters. This Agreement and the other Transaction Documents to which each of them is a party have been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the other Parties, constitute the legal and binding obligations of Parent and Merger Sub (as applicable), enforceable against Parent and Merger Sub (as applicable) in accordance with their terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies.

Section 4.5              No Conflict; Required Filings and Consents.

(a)              Neither the execution, delivery nor performance by Parent and Merger Sub of this Agreement or the other Transaction Documents to which each of them is a party, nor (assuming approval of the Parent Stockholder Matters is obtained) the consummation of the Transactions shall (i) conflict with or violate their respective Organizational Documents; (ii) assuming that the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 4.5(b) are duly and timely obtained or made, conflict with or violate any applicable Legal Requirements; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair their respective rights or alter the rights or obligations of any third party under, or give to others any rights of consent, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any of the properties or assets of Parent or any of its Subsidiaries pursuant to, any Parent Material Contracts, except, with respect to clause (iii), as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)             The execution and delivery by each of Parent and Merger Sub of this Agreement and the other Transaction Documents to which it is a party, does not, and the performance of its obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for the filing of the Certificate of Merger in accordance with the DGCL; (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Parent is qualified to do business; (iii) for the filing of any notifications required under the HSR Act and the expiration of the required waiting period thereunder; (iv) for the filing of the Investment Canada Act Notification; and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, or prevent the consummation of the Merger.

Section 4.6             Compliance; Approvals. Since its incorporation or organization, as applicable, each of Parent and Merger Sub has complied in all material respects with and has not been in violation of any applicable Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business. Since the date of its incorporation or organization, as applicable, to the Knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries has been pending or threatened. No written, or to the Knowledge of Parent, oral notice of non-compliance with any applicable Legal Requirements has been received by any of Parent and Merger Sub. Each of Parent and Merger Sub is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to be material to Parent and Merger Sub, taken as a whole.

Section 4.7              Parent SEC Reports and Financial Statements.

(a)              Parent has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC under the Exchange Act or the Securities Act since Parent’s incorporation to the date of this Agreement, together with any amendments, restatements or supplements thereto (all of the foregoing filed prior to the date of this Agreement, the “Parent SEC Reports”), and will have filed all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement through the Closing Date (the “Additional Parent SEC Reports”). All Parent SEC Reports, Additional Parent SEC Reports, any correspondence from or to the SEC or Nasdaq (other than such correspondence in connection with the initial public offering of Parent) and all certifications and statements required by (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Parent Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction. Parent has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by Parent with the SEC to all agreements, documents and other instruments that previously had been filed by Parent with the SEC and are currently in effect. The Parent SEC Reports were, and the Additional Parent SEC Reports will be, prepared in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Parent SEC Reports did not, and the Additional Parent SEC Reports will not, at the time they were or are filed, as the case may be, with the SEC contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Parent Certifications are each true and correct. Parent maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Each director and executive officer of Parent has filed with the SEC on a timely basis all statements required with respect to Parent by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 4.7, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq.

(b)             The consolidated financial statements and notes contained or incorporated by reference in the Parent SEC Reports fairly present, and the financial statements and notes to be contained in or to be incorporated by reference in the Additional Parent SEC Reports will fairly present, the financial condition and the results of operations, changes in stockholders’ equity and cash flows of Parent as at the respective dates of, and for the periods referred to, in such financial statements, all in accordance with GAAP, and Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Parent has no off-balance sheet arrangements that are not disclosed in the Parent SEC Reports. No financial statements other than those of Parent are required by GAAP to be included in the consolidated financial statements of Parent.

Section 4.8             Absence of Certain Changes or Events. Except as set forth in Parent SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since the date of Parent’s initial public offering, each of Parent and Merger Sub has conducted its business in the ordinary course of business consistent with past practice and there has not been any Parent Material Adverse Effect and no change, event, state of facts, development or occurrence exists or has occurred which would reasonably be expected, individually or in the aggregate, to result in a Parent Material Adverse Effect.

Section 4.9             Litigation. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened in writing against or otherwise relating to Parent or Merger Sub, before any Governmental Entity (a) challenging or seeking to enjoining, alter or materially delay the Transactions; or (b) that would, individually or in the aggregate, reasonably be expected to be material to Parent.

Section 4.10           Business Activities. Since their respective incorporation, none of Parent or Merger Sub has conducted any business activities other than activities (a) in connection with its organization; or (b) directed toward the accomplishment of a business combination. Except as set forth in the Parent’s Organizational Documents, there is no Contract or Order binding upon Parent or Merger Sub or to which any of them is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it, any acquisition of property by it or the conduct of business by it as currently conducted or as currently contemplated to be conducted (including, in each case, following the Closing).

Section 4.11           Parent Material Contracts. Section 4.11 of the Parent Disclosure Letter sets forth a true, correct and complete list of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which Parent or Merger Sub is party (the “Parent Material Contracts”), other than any such Parent Material Contract that is listed as an exhibit to Parent’s Registration Statement on Form S-1 filed in connection with Parent’s initial public offering.

Section 4.12           Parent Listing. The issued and outstanding Parent Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “LCYAU”. The issued and outstanding shares of Parent Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “LCY”. The issued and outstanding Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “LCYAW”. Parent is a member in good standing with Nasdaq. There is no action or proceeding pending or, to the Knowledge of Parent, threatened in writing against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister the Parent Units, the shares of Parent Class A Common Stock or Parent Warrants or terminate the listing of Parent on Nasdaq. None of Parent or any of its Affiliates has taken any action in an attempt to terminate the registration of the Parent Units, the Parent Class A Common Stock or Parent Warrants under the Exchange Act.

Section 4.13          PIPE Investment. Parent has entered into the Subscription Agreements with the PIPE Investors pursuant to which the PIPE Investors have, collectively, committed to make the PIPE Investment, subject solely to the terms and conditions thereof and expressly stated therein, and a true, accurate and complete copy of each Subscription Agreement has been provided to the Company. Except as set forth in the Subscription Agreements, there are no conditions precedent to the obligations of the PIPE Investors to provide the PIPE Investment or any contingencies that would permit the PIPE Investors to reduce the total amount of the PIPE Investment. There are no other agreements, side letters or arrangements relating to the PIPE Investment to which Parent or any of its Affiliates is a party that could impose conditions to the funding of the PIPE Investment, other than those set forth in the Subscription Agreements.

Section 4.14            Trust Account.

(a)              As of January 22, 2021, Parent had approximately $500,086,473.96 in a trust account (the “Trust Account”), maintained and invested pursuant to that certain Investment Management Trust Agreement (the “Trust Agreement”) effective as of October 8, 2020, by and between Parent and Continental Stock Transfer & Trust Company, a New York corporation (the “Trustee”) for the benefit of its public stockholders, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Other than pursuant to the Trust Agreement and the Subscription Agreements, the obligations of Parent under this Agreement are not subject to any conditions regarding Parent’s, its Affiliates’, or any other Person’s ability to obtain financing for the consummation of the Transactions.

(b)              The Trust Agreement has not been amended or modified and, to the Knowledge of Parent with respect to the Trustee, is valid and in full force and effect and is enforceable in accordance with its terms, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. Parent has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Parent or, to the Knowledge of Parent, the Trustee. There are no separate Contracts, side letters or other understandings (whether written or unwritten, express or implied) (i) between Parent and the Trustee that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect; or (ii) to the Knowledge of Parent, that would entitle any Person (other than stockholders of Parent holding Parent Class A Common Stock sold in Parent’s initial public offering who shall have elected to redeem their shares of Parent Class A Common Stock pursuant to Parent’s Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (A) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (B) to redeem Parent Class A Common Stock in accordance with the provisions of Parent’s Organizational Documents. There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened in writing with respect to the Trust Account.

Section 4.15            Taxes.

(a)              Each of Parent and Merger Sub has timely filed, or caused to be timely filed, with the appropriate taxing authorities all income and other material Tax Returns that are required to be filed by, or with respect to, Parent or Merger Sub. Such Tax Returns are true, correct and complete in all material respects, and accurately reflect all material Liabilities for Taxes of Parent and Merger Sub, as applicable, for the periods covered thereby.

(b)             All income and other material Taxes and Tax Liabilities due and payable by or with respect to the income, assets or operations of Parent and Merger Sub have been timely paid in full. All income and other material Taxes incurred but not yet due and payable (i) for periods covered by their financial statements have been accrued and adequately disclosed on such financial statements in accordance with GAAP, and (ii) for periods not covered by such financial statements have been accrued on the books and records of Parent and Merger Sub.

(c)              Neither Parent nor Merger Sub has been within the past five years or is currently the subject of any audit or other examination of Taxes by the taxing authorities of any nation, state or locality (and no such audit is pending or contemplated) that in either case has not been resolved nor has Parent or Merger Sub received any written notices from any taxing authority relating to any issue which could reasonably be expected to materially affect the Tax Liability of Parent or Merger Sub.

(d)              All material amounts of Taxes that Parent or Merger Sub is, or was, required by applicable Legal Requirements to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable. Parent and Merger Sub have complied in all material respects with all applicable Legal Requirements with respect thereto.

(e)              No unresolved written claim has been made by any taxing authority in a jurisdiction where Parent or Merger Sub does not file Tax Returns that Parent or Merger Sub is or may be subject to taxation by that jurisdiction.

(f)               Parent is not and was not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on the Closing Date.

(g)              Neither Parent nor Merger Sub has entered into an agreement or waiver (that has not expired) or has been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of material Taxes of Parent or Merger Sub.

(h)              Neither Parent nor Merger Sub has been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under the laws of the United States, any non-U.S. jurisdiction or any state, province, prefect or locality for any taxable period for which the statute of limitations has not expired (other than a group the common parent of which is or was Parent or Merger Sub). Neither Parent nor Merger Sub has any Liability for the Taxes of another Person (other than Parent or Merger Sub) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax law) or as a transferee or a successor or as a result of a contractual obligation to indemnify any Person.

(i)              There are no Tax sharing, allocation, indemnification or similar agreements in effect as between Parent, Merger Sub or any predecessor or Affiliate thereof and any other Person under which Parent, the Company or any Company Subsidiary could be liable for any material Taxes or other claims of any Person (other than (i) any customary commercial agreement entered into in the ordinary course and not primarily concerning Taxes or (ii) any agreement solely among Parent and Merger Sub).

(j)               During the two-year period ending on the date of this Agreement, neither Parent nor Merger Sub was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(k)              Neither Parent nor Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or existed on or prior to the Closing Date (in each case where there is a reference to the Code or Treasury Regulations, including any corresponding or similar provision of state, local or non-U.S. income Tax law) (i) a ruling by, or written agreement with, a taxing authority, including any closing agreement pursuant to Section 7121 of the Code, (ii) a prepaid amount or deferred revenue received outside the ordinary course, (iii) an intercompany item under Treasury Regulation Section 1.1502-13 or an excess loss account under Treasury Regulation Section 1.1502-19, (iv) a change in accounting method pursuant to Section 481 of the Code, (v) an installment sale or open transaction, or (vi) any income earned or accumulated earnings and profits that would result in an inclusion under Section 951(a), Section 951A or Section 965 of the Code.

(l)               Neither Parent nor Merger Sub has engaged in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(m)             There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of Parent or Merger Sub.

(n)             Neither Parent nor Merger Sub has taken or agreed to take any action not contemplated by this Agreement that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the knowledge of Parent, no facts or circumstances exist (other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or relate to any act or omission occurring after the signing date by Parent or Merger Sub or any of their respective Affiliates), in each case not contemplated by this Agreement, that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(o)                Parent and Merger Sub are each organized as corporations under the laws of Delaware and treated as corporations for U.S. federal income tax purposes.

(p)                Notwithstanding anything herein to the contrary, no representations are made concerning the amount or availability of or any limitation on Parent’s or Merger Sub’s ability to utilize or otherwise benefit from net operating losses, capital losses, deductions, Tax credits and other similar items of Parent or Merger Sub, in each case, with respect to a taxable period or portion thereof ending after the Closing Date.

Section 4.16            Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Registration Statement/Proxy Statement will as of the time the Registration Statement becomes effective under the Securities Act and at the date the Proxy Statement is mailed to stockholders of Parent or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by the Company or any other Group Company for inclusion or incorporation by reference in the Proxy Statement; or (b) any projections or forecasts included in the Registration Statement/Proxy Statement.

Section 4.17            Board Approval; Stockholder Vote. The Parent Board and the board of directors of Merger Sub (including any required committee or subgroup of the Parent Board or the board of directors of Merger Sub, as applicable), as of the date of this Agreement, unanimously (a) approved and declared the advisability of this Agreement, the other Transaction Documents and the consummation of the Transactions; and (b) determined that the consummation of the Transactions is in the best interest of, as applicable, the stockholders of Parent or Merger Sub (as applicable). Other than the approval of the Parent Stockholder Matters at the Special Meeting, no other corporate proceedings on the part of Parent are necessary to approve the consummation of the Transactions.

Section 4.18            Employees; Benefit Plans. Other than any former officers or as described in the Parent SEC Reports, Parent has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by Parent’s officers and directors in connection with activities on Parent’s behalf in an aggregate amount not in excess of the amount of cash held by Parent outside of the Trust Account, Parent has no unsatisfied material liability with respect to any employee. Parent does not currently maintain or have any direct liability under any benefit plan, and neither the execution and delivery of this Agreement or the other Transaction Documents nor the consummation of the Transactions will: (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Parent, except for the payment of $100,000 to each of the independent directors of the Parent at the Closing; or (b) result in the acceleration of the time of payment or vesting of any such benefits.

Section 4.19            Title to Assets. Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, Parent owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by Parent in the operation of its business and which are material to Parent, free and clear of any Liens (other than Permitted Liens).

Section 4.20            Affiliate Transactions. Except as described in the Parent SEC Reports, no Contract between Parent, on the one hand, and any of the present or former directors, officers, employees, stockholders or warrant holders or Affiliates of Parent (or an immediate family member of any of the foregoing), on the other hand, will continue in effect following the Closing, other than any such Contract that is not material to Parent.

Section 4.21            Brokers. Other than fees or commissions for which Parent will be solely responsible, none of Parent, Merger Sub, nor any of their respective Affiliates, including any Sponsor, has any liability or obligation to pay, or is entitled to receive, any fees or commissions to any broker, finder or agent with respect to the Transactions.

Section 4.22           Disclaimer of Other Warranties. PARENT, AND MERGER SUB HEREBY ACKNOWLEDGE THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE III (AS QUALIFIED BY THE COMPANY DISCLOSURE LETTER AND THE DOCUMENTS REFERRED TO THEREIN) AND THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION DOCUMENTS, NONE OF THE COMPANY, ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO PARENT, MERGER SUB, ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO THE COMPANY STOCKHOLDERS (OR ANY HOLDER OF DERIVATIVE SECURITIES OF THE COMPANY), ANY OF THE GROUP COMPANIES OR ANY OF THE DIRECTORS, OFFICERS, EMPLOYEES, BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING OTHER THAN AS EXPRESSLY MADE BY THE COMPANY TO PARENT AND MERGER SUB IN ARTICLE III (AS QUALIFIED BY THE COMPANY DISCLOSURE LETTER AND THE DOCUMENTS REFERRED TO THEREIN) AND THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION DOCUMENTS, NONE OF THE COMPANY NOR ANY OF ITS SUBSIDIARIES, NOR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE TO PARENT, MERGER SUB, OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO (a) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO PARENT OR ITS REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS; (b) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (c) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR ITEM RELATING TO THE COMPANY OR ANY OF ITS SUBSIDIARIES OR ANY OF ITS OR THEIR BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS OR PROJECTED OPERATIONS. EACH OF PARENT AND MERGER SUB HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY PROMISE, REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE III (AS QUALIFIED BY THE COMPANY DISCLOSURE LETTER AND THE DOCUMENTS REFERRED TO THEREIN) AND THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION DOCUMENTS. EACH OF PARENT, AND MERGER SUB ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY, ITS SUBSIDIARIES AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, EACH OF PARENT AND MERGER SUB HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE III (AS QUALIFIED BY THE COMPANY DISCLOSURE LETTER AND THE DOCUMENTS REFERRED TO THEREIN) AND THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION DOCUMENTS. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 4.22, CLAIMS AGAINST THE COMPANY OR ANY OTHER PERSON SHALL NOT BE LIMITED IN ANY RESPECT IN THE EVENT OF INTENTIONAL FRAUD IN THE MAKING OF THE REPRESENTATIONS AND WARRANTIES IN ARTICLE III BY SUCH PERSON.

Article V

Conduct Prior to the Closing Date

Section 5.1              Conduct of Business by the Company and the Company Subsidiaries. (a) During the period commencing on the date hereof and ending on the earlier of the Closing and the valid termination of this Agreement pursuant to its terms, the Company shall, and shall cause each Group Company to, use its commercially reasonable efforts to preserve intact its respective business organizations, keep available the services of its officers and employees and maintain satisfactory relationships with licensors, suppliers, distributors, clients and others having business relationships with them, and conduct its respective operations (including its respective working capital and cash management practices) only in the Ordinary Course and except (1) as may be required by applicable Legal Requirements, (2) as may be required by another provision of this Agreement, (3) as the Company determines, in its reasonable judgment, may be necessary or desirable in light of COVID-19 (including to comply with or as a response to any Pandemic Measures), provided that any action taken in accordance with this clause (3) is taken in good faith and taken to preserve the continuity of the business of the Group Companies or the health and safety of their respective employees, and the Company shall, to the extent reasonably practicable, inform Parent of any such actions prior to the taking thereof and shall consider in good faith any suggestions or modifications from Parent with respect thereto, (4) as set forth on Section 5.1 of the Company Disclosure Letter, or (5) to the extent that Parent shall otherwise provide its prior consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed).

(b)                Without limiting the generality of the foregoing, except as required by this Agreement, without the prior written consent of Parent, during the period commencing on the date hereof and ending on the earlier of the Closing and the valid termination of this Agreement pursuant to its terms, except (1) as may be required by applicable Legal Requirements, (2) as may be required by another provision of this Agreement, (3) as the Company determines, in its reasonable judgment, may be necessary or desirable in light of COVID-19 (including to comply with or as a response to any Pandemic Measures), provided that any action taken in accordance with this clause (3) is taken in good faith and taken to preserve the continuity of the business of the Group Companies or the health and safety of their respective employees, and the Company shall, to the extent reasonably practicable, inform Parent of any such actions prior to the taking thereof and shall consider in good faith any suggestions or modifications from Parent with respect thereto, (4) as set forth on Section 5.1 of the Company Disclosure Letter, or (5) to the extent that Parent shall otherwise provide its prior consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause the Company Subsidiaries not to, do any of the following:

(i)                 except as otherwise required by any existing Company Benefit Plan or applicable Legal Requirements (A) increase or grant any increase in the compensation, bonus, fringe or other benefits of, or pay, grant or promise any bonus to, any current or former employee, director or individual independent contractor except such increases in the rate of base salary, target bonus or wage to any such Persons who are not directors or officers of the Company or any Company Subsidiaries that does not exceed 10% individually or 15% in the aggregate of such Person’s current base salary or wage, as applicable; (B) grant or pay any severance or change in control pay or benefits to, or otherwise increase the severance or change in control pay or benefits of, any current or former employee, director or independent contractor; (C) enter into, amend (other than immaterial amendments) or terminate any Company Benefit Plan or any employee benefit plan, policy, program, agreement, trust or arrangement that would have constituted an Company Benefit Plan if it had been in effect on the date of this Agreement (other than annual renewal of welfare plans in the Ordinary Course that does not result in a material increase in cost to the Group Companies); (D) take any action to amend or waive any performance or vesting criteria or accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Company Benefit Plan; (E) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization; (F) hire or engage any new employee or individual independent contractor if such new employee or individual independent contractor will receive annual base compensation in excess of $250,000, other than in the Ordinary Course; or (G) terminate the employment or engagement, other than for cause, or any employee or individual independent contractor with an annual compensation in excess of $250,000;

(ii)                (A) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock; (B) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any membership interests, capital stock or any other equity interests, as applicable, in any Group Company; (C) grant, issue sell or otherwise dispose, or authorize to issue sell, or otherwise dispose any membership interests, capital stock or any Company Award or other equity interests (such as stock options, stock units, restricted stock or other Contracts for the purchase or acquisition of such capital stock), as applicable, in any Group Company except as otherwise required by any existing Company Benefit Plan or applicable Legal Requirements; (D) declare, set aside or pay any dividend or make any other distribution; or (E) issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or ownership interests, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or ownership interests or any securities convertible into or exchangeable for shares of capital stock or other equity securities or other ownership interests, or enter into other agreements or commitments of any character obligating it to issue any such shares, equity securities or other ownership interests or convertible or exchangeable securities;

(iii)               amend the Organizational Documents of any Group Company, or form or establish any Subsidiary;

(iv)              (A) merge, consolidate or combine with any Person; or (B) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, in a single transaction or a series of related transactions, or enter into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

(v)                (A) transfer, sell, assign, divest, license, sublicense, covenant not to assert, encumber, impair, abandon, fail to maintain, permit to lapse or expire, dedicate to the public, transfer, or otherwise dispose of, any real, tangible, or intangible rights, assets, or properties of any of the Group Companies (other than (x) non-exclusive licenses of Owned Intellectual Property granted by a Group Company to its customers or distributors in the Ordinary Course; (y) any sale, lease or disposition of real or tangible assets in the Ordinary Course; or (z) immaterial assets); (B) extend, amend, waive, cancel or modify any material rights in or to any Owned Intellectual Property or Licensed Intellectual Property, in each case, that is material to any business of the Group Companies; (C) subject any Owned Intellectual Property to Copyleft Terms; or (D) divulge, disclose, furnish to or make accessible any material Trade Secrets of any Group Company (other than pursuant to a written agreement sufficiently restricting the disclosure and use of such Trade Secret);

(vi)               (A) issue or sell any debt securities or rights to acquire any debt securities of any of the Group Companies or guarantee any debt securities of another Person; (B) make, incur, create or assume any loans, advances or capital contributions to, or investments in, or guarantee any Indebtedness of, any Person other than any of the Group Companies except for loans, advances or capital contributions pursuant to and in accordance with the terms of agreements or legal obligations existing as of the date of this Agreement, in each case set forth on Section 5.1(b)(vi) of the Company Disclosure Letter, and except for the Indebtedness pursuant to the Existing Debt Documents and the Debt Financing (C) except in the Ordinary Course, create any material Liens on any material property or assets of any of the Group Companies in connection with any Indebtedness thereof (other than Permitted Liens); (D) cancel or forgive any Indebtedness owed to any of the Group Companies; or (E) make, incur or commit to make or incur any capital expenditures, other than in the Ordinary Course, or enter into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the such capital expenditure;

(vii)             release, assign, compromise, settle or agree to settle any Legal Proceeding material to the Group Companies or their respective properties or assets, except for Legal Proceedings commenced in the Ordinary Course, and compromises, settlements and arrangements entered into in the Ordinary Course, involving potential payments by or to the Group Companies that do not exceed $1,000,000;

(viii)            (A) except in the Ordinary Course (x) modify, amend or terminate in a manner that is, or is reasonably expected to be, material to the applicable Group Company, any Company Material Contract; (y) waive, delay the exercise of, release or assign any material rights or claims under any Company Material Contract or (z) incur or enter into a Contract requiring the Company to make any capital expenditures (other than consistent with the Company’s existing capital expenditure budget made available to Parent prior to the date hereof); or (B) modify or amend any material term under the Existing Debt Documents or terminate or allow the termination of the Existing Credit Agreements or any commitments thereunder, except in connection with the Debt Financing;

(ix)               except as required by U.S. GAAP or applicable Legal Requirements, make any change in accounting methods, principles or practices;

(x)                (A) make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any extension pursuant to an extension to file any Tax Return; (B) file an amended Tax Return or knowingly surrender a claim for a refund of Taxes; or (C) incur any Liability for material Taxes, in each case of clauses (A) through (C), other than in the Ordinary Course;

(xi)              effect, authorize, recommend, propose, announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of the Company or any Company Subsidiary;

(xii)              subject to Section 5.1(b)(ii) above, enter into or amend any agreement with, or pay, distribute or advance any assets or property to, any of its officers, directors, employees, partners, direct and indirect stockholders or other Affiliates, other than arms-length commercial transactions pursuant to the agreements set forth on Section 5.1(b)(xii) of the Company Disclosure Letter as existing on the date of this Agreement;

(xiii)             engage in any material new line of business;

(xiv)             implement any employee layoffs, plant closings, or similar events that individually or in the aggregate would give rise to any obligations or liabilities on the part of the Group Companies under WARN or any similar state or local “mass layoff” or “plant closing” Legal Requirement, other than in the Ordinary Course as a result of the expiration or termination of a Government Contract without renewal, a government shutdown or the reduction in the scope of work of a Government Contract; or

(xv)              agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 5.1(b)(i) through (xiv) above.

(c)                Nothing contained in this Agreement shall give Parent, directly or indirectly, any right to control or direct the operations of the Group Companies prior to the Closing. Prior to the Closing, each of the Company and Parent shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

Section 5.2              Conduct of Business by Parent and Merger Sub. During the period commencing on the date hereof and ending on the earlier of the Closing and the valid termination of this Agreement pursuant to its terms, Parent shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts to, carry on its business in the ordinary course consistent with past practice, except to the extent that the Stockholder Representative shall otherwise consent in writing or as contemplated by this Agreement (including as contemplated by the PIPE Investment). Without limiting the generality of the foregoing, except as required or permitted by the terms of this Agreement or as required by applicable Legal Requirements, without the prior written consent of the Stockholder Representative (which consent shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the date hereof and ending on the earlier of the Closing and the valid termination of this Agreement pursuant to its terms, Parent shall not, and shall cause its Subsidiaries not to, do any of the following:

(a)                declare, set aside or pay dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock (or warrant) or split, combine or reclassify any capital stock (or warrant), effect a recapitalization or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock or warrant, or effect any like change in capitalization;

(b)                purchase, redeem or otherwise acquire, directly or indirectly, any equity securities of Parent or any of its Subsidiaries;

(c)                other than in connection with the PIPE Investment, grant, issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or subscriptions, rights, warrants or options to acquire any shares of capital stock or other equity securities or any securities convertible into or exchangeable for shares of capital stock or other equity securities, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock or equity securities or convertible or exchangeable securities;

(d)                amend its Organizational Documents or form or establish any Subsidiary;

(e)                (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or enter into any joint ventures, strategic partnerships or alliances;

(f)                 incur any Indebtedness or guarantee any such Indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice;

(g)                except as required by GAAP (or any interpretation thereof) or applicable Legal Requirements, make any change in accounting methods, principles or practices;

(h)                (i) make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any extension pursuant to an extension to file any Tax Return; (ii) file an amended Tax Return or knowingly surrender a claim for a refund of Taxes; or (iii) incur any Liability for material Taxes, in each case of clauses (i) through (iii), other than in the ordinary course;

(i)                 create any material Liens on any material property or assets of Parent or Merger Sub;

(j)                 liquidate, dissolve, reorganize or otherwise wind up the business or operations of Parent or Merger Sub;

(k)                commence, settle or compromise any Legal Proceeding;

(l)                 engage in any material new line of business;

(m)               amend the Trust Agreement or any other agreement related to the Trust Account; or

(n)                agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 5.2(a) through (m) above.

Article VI

Additional Agreements

Section 6.1              Proxy Statement/Registration Statement; Special Meeting.

(a)                Proxy Statement and Prospectus.

(i)                 As promptly as practicable following the execution and delivery of this Agreement, in accordance with this Section 6.1(a), (A) Parent and the Company shall jointly prepare and, and Parent shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the stockholders of Parent relating to the Special Meeting (as amended or supplemented, the “Proxy Statement”) and (B) Parent shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and Representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of the shares of Parent Common Stock that constitute the Aggregate Stock Consideration (collectively, the “Registration Statement Securities”). Each of Parent and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with applicable Legal Requirements, including the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Parent also agrees to use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals and make all filings required to carry out the Transactions; provided, that Parent shall not be required to qualify to do business in any jurisdiction in which it is not now so qualified. The Company and Parent shall furnish all information concerning the Company, Parent and their respective Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Parent and the Company agrees to furnish to the other all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, any Current Report on Form 8-K filed or furnished in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of Parent, the Company or their respective Subsidiaries to any regulatory authority (including Nasdaq) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”). Parent will cause the Proxy Statement/Registration Statement to be mailed to the holders of Parent Common Stock as of the record date to be established by the board of directors of Parent, promptly after the Registration Statement is declared effective under the Securities Act.

(ii)                Parent will advise the Company, promptly after Parent receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Parent Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose and of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. The Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Parent shall give reasonable and good-faith consideration to any comments made by the Company and its counsel. Parent shall not file any such documents with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). To the extent not prohibited by applicable Legal Requirement, Parent shall provide the Company and their counsel with (A) any comments or other communications, whether written or oral, that Parent or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Parent to those comments and to provide comments on that response (to which reasonable and good-faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii)               Each of Parent and the Company shall ensure that none of the information supplied by it or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the holders of Parent Common Stock and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv)              If at any time prior to the Effective Time any information relating to the Company, Parent or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Parent, which is required to be set forth in an amendment or supplement to the Registration Statement/Proxy Statement so that the Registration Statement/Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Legal Requirement, disseminated to the holders of Parent Common Stock.

(v)                The Registration Statement, to the extent permitted by applicable Legal Requirement, including the rules and regulations of the SEC, also will register the resale of the shares of Parent Common Stock that constitute the Aggregate Stock Consideration, other than certain equity securities issuable under the New Parent Incentive Equity Plan that are based on Parent Common Stock and constitute a portion of the Aggregate Stock Consideration, which shall instead be registered pursuant to an effective Registration Statement on Form S-8 (or other applicable form, including Form S-1 or Form S-3) in accordance with this Section 6.1(a).

(b)                Special Meeting. Parent shall, as promptly as practicable following the date the Registration Statement is declared effective, (i) cause the Proxy Statement to be disseminated to the holders of Parent Common Stock in compliance with applicable Legal Requirements, (ii) duly call and give notice of a meeting of Parent’s stockholders (the “Special Meeting”) for a date that is as soon as practicable following the date on which the Registration Statement is declared effective, for the purposes of obtaining the Parent Stockholder Approval and, if applicable, any approvals related thereto and providing its stockholders with the opportunity to elect to redeem shares of Parent Class A Common Stock (the “Parent Stockholder Redemption”) in accordance with Parent’s Organizational Documents. Parent shall, through the Parent Board, recommend to the holders of Parent Common Stock (the “Parent Recommendation”): (1) the adoption of this Agreement and approval of the Transactions; (2) the issuance of shares of Parent Common Stock in connection with the Merger; (3) the approval of the Parent Third A&R Certificate of Incorporation (as the same may be subsequently amended by mutual written agreement of the Company and Parent at any time prior to the effectiveness of the Registration Statement); (4) the approval of the adoption of the New Parent Incentive Equity Plan; (5) election of directors to the Parent Board; and (6) any other proposals the Parties deem necessary or desirable to consummate the Transactions (clauses (1) through (6), collectively, the “Parent Stockholder Matters”). Without the prior written consent of the Stockholder Representative and the Company (each such consent not to be unreasonably withheld, conditioned or delayed), the Parent Stockholder Matters shall be the only matters (other than procedural matters) which Parent shall propose to be acted on by the holders of Parent Common Stock at the Special Meeting. Parent shall include the Parent Recommendation in the Proxy Statement. The Parent Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Parent Recommendation (a “Change in Recommendation”); provided, that the Parent Board may make a Change in Recommendation if it determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change in Recommendation would constitute a breach of the Parent Board’s fiduciary obligations to Parent’s stockholders under applicable Legal Requirements. Parent agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Special Meeting for the purpose of seeking approval of the Parent Stockholder Matters shall not be affected by any Change in Recommendation, and Parent agrees to duly call, give notice of, convene and hold the Special Meeting and submit for the approval of its stockholders the matters contemplated by the Proxy Statement as contemplated by this Section 6.1(b), regardless of whether or not there shall have occurred any Change in Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Parent shall be entitled to postpone or adjourn the Special Meeting (A) to ensure that any supplement or amendment to the Proxy Statement that the Parent Board has determined in good faith is required by applicable Legal Requirements is disclosed to Parent’s stockholders and for such supplement or amendment to be promptly disseminated to Parent’s stockholders prior to the Special Meeting; (B) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting; or (C) in order to solicit additional proxies from stockholders for purposes of obtaining approval of the Parent Stockholder Matters; provided, that in the event of a postponement or adjournment pursuant to clauses (A) or (B) above, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 6.2              Regulatory Approvals. As promptly as practicable after the date of this Agreement, and in any event within ten Business Days after the date hereof, Parent and the Company shall each make all required filings under the HSR Act (collectively, the “Antitrust Filings”). Each Party shall promptly furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and will use reasonable best efforts to cause the expiration or termination of the applicable waiting periods as soon as practicable. Each Party shall promptly provide the other with copies of all written communications (and memoranda setting forth the substance of all oral communications) between each of them, any of their Affiliates or any of its or their Representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transactions. Without limiting the generality of the foregoing, and subject to applicable Legal Requirements, each Party shall (i) promptly notify the other Parties of any written communication made to or received by it from any Governmental Entity regarding the Transactions; (ii) permit each other to review in advance any proposed written communication to any such Governmental Entity and incorporate reasonable comments thereto; (iii) not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend; and (iv) furnish each other with copies of all correspondence, filings and written communications between such Party and their Affiliates and their respective representatives, on one hand, and any such Governmental Entity, on the other hand, in each case, with respect to this Agreement and the Transactions. Parent, on the one hand, and the Company, on the other hand, shall each pay 50% of any filing fees required by any Governmental Entities, including with respect to any registrations, declarations and filings required in connection with the execution and delivery of this Agreement, the performance of the obligations hereunder and the consummation of the Transactions, including filing fees in connection with filings under the HSR Act. As promptly as practicable following the Closing, and no later than 30 days after the Closing, Parent shall prepare and file the Investment Canada Act Notification.

Section 6.3              Other Filings; Press Release.

(a)                As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved in advance in writing by the Company.

(b)                Promptly after the execution of this Agreement, Parent and the Company shall also issue a joint press release announcing the execution of this Agreement.

(c)                Parent shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the Financial Statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC (“Closing Form 8-K”), the form and substance of which shall be approved in advance in writing by the Stockholder Representative. Prior to Closing, Parent and the Company shall prepare a joint press release announcing the consummation of the Transactions hereunder (“Closing Press Release”). Concurrently with the Closing, Parent shall issue the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter, Parent shall file the Closing Form 8-K with the SEC.

Section 6.4              Confidentiality; Communications Plan; Access to Information.

(a)                Parent and the Company acknowledge that they are parties to the Confidentiality Agreement, the terms of which are incorporated herein by reference. Following Closing, the Confidentiality Agreement shall be superseded in its entirety by the provisions of this Agreement; provided, however, that if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. Beginning on the date hereof and ending 18 months following the date of this Agreement (but perpetually with respect to any trade secrets), each Party (the “Receiving Party”) agrees to maintain in confidence any non-public information received from each other Party (the “Disclosing Party”), and to use such non-public information only for purposes of consummating the Transactions. Such confidentiality obligations will not apply to (i) information which was known to the Receiving Party or its agents or Representatives prior to receipt from the Disclosing Party; (ii) information which is or becomes generally known to the public without breach of this Agreement or an existing obligation of confidentiality; (iii) information acquired by the Receiving Party or its agents or Representatives from a third party who was not bound to a known obligation of confidentiality to the Disclosing Party; (iv) information developed by the Receiving Party independently without any reliance on the non-public information received from the Disclosing Party; (v) disclosure required by applicable Legal Requirement or stock exchange rule; or (vi) disclosure consented to in writing by the Disclosing Party.

(b)                None of Parent, the Company or any of their respective Affiliates or Representatives shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior written consent of the Company or Parent, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) if such announcement or other communication is required by applicable Legal Requirements, in which case the Party proposing such announcement shall, to the extent permitted by applicable Legal Requirements, first allow such other Parties to review such announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith; (ii) in the case of the Company or the Company Stockholders, Parent and their respective Affiliates, if such announcement or other communication is made in connection with fundraising or other investment related activities and is made to such Person’s direct and indirect investors (other than the Sponsors) or potential investors or financing sources subject to an obligation of confidentiality; (iii) to the extent provided for in the Communications Plan, internal announcements to employees of the Group Companies; (iv) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with Section 6.3 or this Section 6.4(b); (v) announcements and communications to Governmental Entities in connection with registrations, declarations and filings relating to the Transactions required to be made under this Agreement; and (vi) communications to customers and suppliers of the Group Companies for purposes of seeking any consents and approvals required in connection with the Transactions.

(c)                The Company will afford Parent and its financial advisors, accountants, counsel and other Representatives reasonable access during normal business hours, upon reasonable prior notice, to the properties, books, records and personnel of the Group Companies during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Group Companies, as Parent may reasonably request in connection with the Transactions; provided, however, that (i) any such access shall be conducted in a manner not to unreasonably interfere with the businesses or operations of the Company, and (ii) the Company may, in its reasonable discretion, require Parent and its Representatives to comply with any applicable Legal Requirements or Company policies regarding access to such personnel and Company premises in connection with COVID-19 or any Pandemic Measures, including, if the Company determines in its reasonable judgment to be necessary or desirable, providing such access solely via videoconference or other electronic means. Parent will afford the Company and its financial advisors, underwriters, accountants, counsel and other Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of Parent, as the Company may reasonably request in connection with the consummation of the Transactions; provided, however, that any such access shall be conducted in a manner not to unreasonably interfere with the businesses or operations of Parent.

Section 6.5               Reasonable Best Efforts.

(a)                Upon the terms and subject to the conditions set forth in this Agreement and subject to applicable Legal Requirements, each of the Parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including using their reasonable best efforts to (i) cause the conditions precedent set forth in Article VII to be satisfied, (ii) obtain all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and third parties, including any consents, approvals or waivers from third parties referred to on Section 6.5(a) of the Company Disclosure Letter, (iii) make all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any), (iv) defend any Legal Proceeding challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) execute or deliver any additional instruments reasonably necessary to consummate, and fully carry out the purposes of, the Transactions.

(b)                Notwithstanding anything herein to the contrary, nothing in this Section 6.5 shall be deemed to require any Party or any of their respective Affiliates to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of their respective assets, properties and capital stock, or the incurrence of any liability or expense.

(c)                From and after the date of this Agreement until the earlier of the Closing and the valid termination of this Agreement pursuant to its terms, Parent, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Legal Proceedings (including derivative claims) relating to this Agreement, any Transaction Document or any matters relating thereto other than any appraisal claims contemplated by Section 2.9 (collectively, the “Transaction Litigation”) commenced against, in the case of Parent or Merger Sub, any of Parent or Merger Sub or any of their respective Representatives (in their capacity as a representative of Parent or Merger Sub) or, in the case of the Company, any Group Company or any of their respective Representatives (in their capacity as a representative of a Group Company). Parent and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation and (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation; provided, however, that in no event shall Parent or Merger Sub, on one hand, or the Company, any other Group Company, on the other hand, or, in any case, any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of the Company or Parent, as the case may be.

Section 6.6              [Reserved.]

Section 6.7              No Parent Securities Transactions. Neither the Company nor any of its controlled Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement regarding all of the material terms of the business and operations of the Company and the Transactions. The Company shall use its reasonable best efforts to require each of its officers, directors, employees, agents, advisors, contractors, associates, clients, customers and Representatives, to comply with the foregoing requirement.

Section 6.8             No Claim Against Trust Account. Each of the Company and the Stockholder Representative acknowledge that Parent has established the Trust Account, which holds the proceeds of its initial public offering, for the benefit of its public stockholders. For and in consideration of Parent entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Company and the Stockholder Representative, each for itself and its respective Affiliates it has the authority to bind, hereby agrees it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom to (i) the holders of Parent Class B Common Stock upon the Parent Stockholder Redemption and (ii) the underwriters of Parent’s initial public offering in respect of their deferred underwriting commissions held in the Trust Account, in each case as set forth in the Trust Agreement (collectively, the “Trust Distributions”)), and hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to the Trust Account (including the Trust Distributions) and agrees not to seek recourse against the Trust Account or any funds distributed therefrom (including the Trust Distributions) for any reason whatsoever. The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Parent to induce Parent to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of their respective Affiliates that it has the authority to bind under applicable Legal Requirements. To the extent the Company or any of its Affiliates that it has the authority to bind commences any Legal Proceeding against Parent or any of its Affiliates based upon, in connection with, relating to or arising out of any matter relating to Parent, its Affiliates or its Representatives, which Legal Proceeding seeks, in whole or in part, monetary relief against Parent, its Affiliates or its Representatives, the Company hereby acknowledges and agrees that each of the Company’s and such Affiliates’ sole remedy shall be against assets of Parent or such Affiliate or Representatives not in the Trust Account and that such claim shall not permit the Company or such Affiliates (or any Person claiming on any of their behalves) to have any claim against the Trust Account (including the Trust Distributions) or any amounts contained in the Trust Account while in the Trust Account.

Section 6.9              Disclosure of Certain Matters. Each of Parent, Merger Sub, the Company and the Stockholder Representative will promptly provide the other Parties with prompt written notice of any event, development or condition of which they have Knowledge, that (a) is reasonably likely to cause any of the conditions set forth in Article VII not to be satisfied; or (b) would require any amendment or supplement to the Proxy Statement/Registration Statement.

Section 6.10           Securities Listing. Parent will use its reasonable best efforts to cause the shares of Parent Common Stock issued in connection with the Transactions to be approved for listing on Nasdaq at Closing. During the period from the date hereof until the Closing, Parent shall use its reasonable best efforts to keep the Parent Class A Common Stock and Parent Warrants listed for trading on Nasdaq. After the Closing, Parent shall use commercially reasonable efforts to continue the listing for trading of the Parent Common Stock, Parent Units, and Parent Warrants on Nasdaq.

Section 6.11            No Solicitation.

(a)                During the period from the date of this Agreement and continuing until the earlier of the Closing and the valid termination of this Agreement pursuant to its terms, the Company shall not, and shall cause its Subsidiaries and the Key Company Stockholders not to (and each Key Company Stockholder has acknowledged to the Company that it shall not), and shall direct its Representatives not to, directly or indirectly (i) solicit, initiate, enter into or continue discussions, negotiations or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than Parent and its agents, Representatives, advisors) concerning any merger, sale of ownership interests and/or assets of the Company, recapitalization or similar transaction (each, a “Company Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Company Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a Company Business Combination. In addition, the Company shall, and shall cause its Subsidiaries and the Key Company Stockholders to, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Company Business Combination.

(b)                During the period from the date of this Agreement and continuing until the earlier of the Closing and the valid termination of this Agreement pursuant to its terms, Parent and Merger Sub shall not, and shall direct their respective Representatives not to, directly or indirectly (i) solicit, initiate, enter into or continue discussions or transactions with, or encourage or respond to any inquiries or proposals by, or provide any information to, any Person (other than the Company, the Company Stockholders and their respective Representatives) concerning any merger, purchase of ownership interests or assets of or by Parent, recapitalization or similar business combination transaction (each, a “Parent Business Combination”); (ii) enter into any agreement regarding, continue or otherwise participate in any discussions or negotiations regarding, or cooperate in any way that would otherwise reasonably be expected to lead to a Parent Business Combination; or (iii) commence, continue or renew any due diligence investigation regarding a Parent Business Combination. Parent and Merger Sub shall, and shall cause their respective Representatives to, immediately cease any and all existing discussions or negotiations with any Person with respect to any Parent Business Combination.

(c)                Each Party shall promptly (and in no event later than 24 hours after becoming aware of such inquiry, proposal, offer or submission) notify the other Parties (and in the case of Parent’s receipt of a Parent Business Combination proposal, Parent shall also provide notice to the Stockholder Representative) if it or, to its Knowledge, any of its or its Representatives receives any inquiry, proposal, offer or submission with respect to a Company Business Combination or Parent Business Combination, as applicable (including the identity of the Person making such inquiry or submitting such proposal, offer or submission), after the execution and delivery of this Agreement. If either Party or its Representatives receives an inquiry, proposal, offer or submission with respect to a Company Business Combination or Parent Business Combination, as applicable, such Party shall provide the other Parties with a copy of such inquiry, proposal, offer or submission (and in the case of Parent’s receipt, Parent shall also provide copies to the Stockholder Representative).

Section 6.12           Trust Account. Upon satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice Parent shall provide to the Trustee in accordance with the terms of the Trust Agreement) (a) in accordance with and pursuant to the Trust Agreement and Parent’s Organizational Documents, at the Closing, Parent (i) shall cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered; and (ii) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to, distribute the Trust Account, including all amounts payable (A) to holders of Parent Common Stock who participate in the Parent Stockholder Redemption; (B) for income Tax or other Tax obligations of Parent prior to Closing; (C) for any Parent Transaction Costs; (D) as repayment of loans and reimbursement of expenses to directors, officers and stockholders of Parent; and (E) all amounts payable pursuant to Section 1.5; and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 6.13            Directors’ and Officers’ Liability Insurance.

(a)                Parent agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of any Group Company (each, together with such person’s heirs, executors or administrators, a “D&O Indemnified Party”), as provided in their respective Organizational Documents or in any indemnification agreement with any Group Company set forth on Section 6.13(a) of the Company Disclosure Letter shall survive the Closing and shall continue in full force and effect. For a period of six years from the Closing Date, Parent shall cause the Group Companies to maintain in effect the exculpation, indemnification and advancement of expenses provisions of such Group Company’s Organizational Documents as in effect immediately prior to the Closing Date or in any indemnification agreements of each Group Company with any D&O Indemnified Party as in effect immediately prior to the Closing Date, and Parent shall, and shall cause the Group Companies to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim. From and after the Closing Date, Parent shall cause the Group Companies to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.13 without limit as to time.

(b)                Prior to the Closing, the Company shall purchase a “tail” or “runoff” directors’ and officers’ liability insurance policies (the “D&O Tail”) in respect of acts or omissions occurring prior to the Effective Time covering each such Person that is a director or officer of a Group Company currently covered by a directors’ and officers’ liability insurance policies of one or more Group Companies on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six-year period following the Closing. Parent shall, and shall cause the Surviving Corporation to, maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by the Group Companies, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 6.13(b).

(c)                The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Organizational Documents of any Group Company, any other indemnification arrangement, any applicable Legal Requirement or otherwise. The obligations of Parent and the Group Companies under this Section 6.13 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 6.13 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 6.13.

(d)                If Parent or, after the Closing, any Group Company, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Parent or such Group Company, as applicable, assume the obligations set forth in this Section 6.13.

Section 6.14            New Parent Incentive Equity Plan. Prior to the effectiveness of the Proxy Statement/Registration Statement, the Parent Board shall approve and adopt, subject to obtaining the approval of the Parent Stockholder Matters, an equity incentive plan, in substantially the form attached hereto as Exhibit G and with any changes or modifications thereto as the Company and Parent may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed) (the “New Parent Incentive Equity Plan”), in the manner prescribed under applicable Legal Requirements, effective as of one day prior to the Closing Date.

Section 6.15           280G Approval. To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has the right to receive any payments or benefits that would be deemed to constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), then, the Company will (a) no later than five days prior to the Closing Date, solicit and use its reasonable best efforts to obtain from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments and/or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder); and (b) no later than two days prior to the Closing Date, with respect to each individual who agrees to the waiver described in clause (a), submit to a vote of holders of the equity interests of the Company entitled to vote on such matters, in the manner required under Section 280G(b)(5) of the Code and the regulations promulgated thereunder, along with adequate disclosure intended to satisfy such requirements (including Q&A 7 of Section 1.280G-1 of such regulations), the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to, and in no event later than three days prior to soliciting such waivers and approval, the Company shall provide drafts of such waivers and approval materials to Parent for its reasonable review and comment, and the Company shall consider in good faith any such comments. No later than three days prior to soliciting the waivers, the Company shall provide Parent with the calculations and related documentation to determine whether and to what extent the vote described in this Section 6.15 is necessary in order to avoid the imposition of Taxes under Section 4999 of the Code. Prior to the Closing Date, the Company shall deliver to Parent evidence that a vote of the stockholders of the Company was solicited in accordance with the foregoing and shall inform Parent whether the requisite number of votes of the stockholders of the Company was obtained with respect to the Waived 280G Benefits or that the vote did not pass and the Waived 280G Benefits will not be paid or retained.

Section 6.16            Tax Matters.

(a)                Each Group Company shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions). Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by law). Unless it would be unreasonable for Parent to withhold, condition or delay the written consent contemplated by clause (ii) of this sentence, the Company shall cause each income and other material Tax Return (i) to be provided to Parent for review and comment as soon as reasonably practicable before the due date of each such Tax Return and (ii) to not be filed without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

(b)                All transfer, documentary, sales, use, stamp, registration, excise, recording, value added and other such similar Taxes and fees (including any penalties and interest) (“Transfer Taxes”) that become payable in connection with or by reason of the execution of this Agreement and the Transactions shall be borne and paid by Parent. Parent shall prepare and timely file, or shall cause to be prepared and timely filed, any Tax Return or other document with respect to such Transfer Taxes; provided, however, that the Stockholder Representative will reasonably cooperate with respect thereto. For the avoidance of doubt, Transfer Taxes shall not include any taxes on or determined with respect to net income.

(c)                On the Closing Date, the Company shall provide Parent with a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2) (together, a “FIRPTA Certificate”), except that the sole recourse for Parent if this condition is not met is to withhold on the proceeds payable to the extent required by applicable Legal Requirements.

(a)                The Company shall terminate, or cause there to be terminated, any and all tax sharing, allocation, indemnification or similar agreements, arrangements or undertakings in effect, written or unwritten, on the Closing Date as between the Company and/or the Company Subsidiaries, on the one hand, and any other Person, on the other hand, for all Taxes, regardless of the period in which such Taxes are imposed, and there shall be no continuing obligation to make any payments under any such agreements, arrangements or undertakings.

Section 6.17            Financing.

(a)                Subject to the terms and conditions of this Agreement, prior to Closing, Parent shall use, and shall cause its Affiliates to use, commercially reasonable efforts to obtain the proceeds of the PIPE Investment on the terms and conditions described in the Subscription Agreements, including using reasonable best efforts to (i) satisfy (or, if deemed advisable by Parent, obtain the waiver of) on a timely basis all conditions in the Subscription Agreements that are within its control (including payment of all fees and expenses) and comply with its obligations thereunder, (ii) maintain in effect the Subscription Agreements in accordance with their terms and (iii) diligently enforce all of its rights under the Subscription Agreements (and any definitive agreements related thereto), including to commence or pursue litigation for the purposes of enforcing the obligations of the PIPE Investors to fund the PIPE Investment. Parent shall not and shall cause its Affiliates not to take or refrain from taking, directly or indirectly, any action that could reasonably be expected to result in a default under or failure of any of the conditions contained in, or materially impair, delay or prevent consummation of the PIPE Investment contemplated by the Subscription Agreement. Parent shall give the Company prompt notice of any material breach by any party to the Subscription Agreements of which Parent has become aware or any termination (or alleged or purported termination in writing) of any Subscription Agreements. Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to obtain the proceeds of the PIPE Investment and shall not permit any amendment or modification to, or any waiver of any provision or remedy under, any Subscription Agreement without the prior written consent of the Company; provided, that any amendment, modification or waiver that is solely ministerial in nature or otherwise immaterial and does not affect any economic or any other material term of a Subscription Agreement shall not require the prior written consent of the Company.

(b)                Subject to the terms and conditions of this Agreement, prior to Closing, the Company shall cause Hillman to use reasonable best efforts to obtain the proceeds of the Debt Financing on the terms and conditions described in the Debt Commitment Letter (subject to any “market flex” provisions contained in the Debt Fee Letter), including using reasonable best efforts to (i) negotiate definitive agreements with respect to the Debt Financing (the “Definitive Debt Agreements”) consistent with the terms and conditions contained in the Debt Commitment Letter, (ii) satisfy on a timely basis all conditions in the Debt Commitment Letter that are within its control and comply with its obligations thereunder, (iii) maintain in effect the Debt Commitment Letter and Debt Fee Letter in accordance with their terms and (iv) diligently enforce all of its rights under the Debt Commitment Letter and Debt Fee Letter, provided, however, that the Company, Hillman and their Affiliates shall not be required to commence or pursue litigation, and neither Parent nor Merger Sub shall have any right to compel the Company, Hillman or their Affiliates to commence or pursue litigation, to enforce the obligations of the Debt Financing Sources to fund the Debt Financing. The Company shall not and shall cause its Affiliates not to take or refrain from taking, directly or indirectly, any action that could reasonably be expected to result in a default under or failure of any of the conditions contained in, or materially impair, delay or prevent consummation of the Debt Financing contemplated by the Debt Commitment Letter or in any Definitive Debt Agreement related to the Debt Financing.

(c)                The Company shall give Parent prompt notice of any material breach by any party to the Debt Commitment Letter of which the Company has become aware or any termination (or alleged or purported termination in writing) of the Debt Commitment Letter. The Company shall keep Parent informed on a reasonably current basis in reasonable detail of the status of its efforts to obtain the proceeds of the Debt Financing and shall not permit any amendment or modification to, or any waiver of any material provision or remedy under, the Debt Commitment Letter entered into at or prior to the date hereof if such amendment, modification, waiver or remedy (i) would materially delay the occurrence of the Closing, (ii) reduces the aggregate amount of the Debt Financing, or (iii) adds or imposes new conditions or amends the existing conditions to the drawdown of the Debt Financing, in each case, in any material respect.

(d)                Prior to the earlier of the Closing and the valid termination of this Agreement pursuant to its terms, Parent and Merger Sub agree, and Parent and Merger Sub shall cause its appropriate officers and employees, to use reasonable best efforts to cooperate in connection with the arrangement of the Debt Financing (including the satisfaction of the conditions precedent set forth in the Debt Commitment Letter that are within its control) as may be reasonably requested by the Company and Hillman, including by (i) participating in (including making appropriate officers available for) a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with rating agencies at mutually agreeable times and locations and upon reasonable advance notice, (ii) assisting with the preparation of customary marketing materials, rating agency presentations and offering documents (including a public side version), (iii) executing and delivering customary management authorization letters and confirmations to the Debt Financing Sources authorizing the distributions of information to prospective lenders and containing customary representations to the Debt Financing Sources in connection with the marketing of the Debt Financing, (iv) furnishing the Company and Hillman at least three Business Days prior to the Closing Date (to the extent requested at least ten Business Days prior to the Closing Date), with all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, (v) cooperating reasonably with the Debt Financing Sources’ due diligence, to the extent customary and reasonable and (vi) reasonably cooperating with the marketing and syndication efforts of Hillman and the Debt Financing Sources.

(e)                Prior to the earlier of the Closing and the valid termination of this Agreement pursuant to its terms, the Stockholder Representative and the Company agree, and the Company shall cause each Group Company and its and their appropriate officers and employees, to use reasonable best efforts to cooperate in connection with the arrangement of the PIPE Investment (including the satisfaction of the conditions precedent set forth in the Subscription Agreements) as may be reasonably requested by Parent, including by (i) participating in (including making appropriate officers of the Company and its subsidiaries available for) a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with rating agencies at mutually agreeable times and locations and upon reasonable advance notice and (ii) assisting with the preparation of customary materials for actual and potential PIPE Investors, rating agency presentations and private placement memoranda required in connection with the PIPE Investment. Notwithstanding the foregoing, (A) such requested cooperation shall not unreasonably interfere with the ongoing operations of any Group Company, (B) no Group Company shall be required to pay any commitment or other similar fee or incur any other Liability or obligation in connection with the PIPE Investment prior to the Closing, (C) no Group Company nor any of their respective officers, directors, or employees shall be required to execute or enter into or perform any agreement with respect to the PIPE Investment that is not contingent upon the Closing or that would be effective prior to the Closing (other than any customary management representation and authorization letter in connection with marketing materials contemplated by the Financing) and (D) Persons who are on the board of directors or the board of managers (or similar governing body) of any Group Company prior to the Closing in their capacity as such shall not be required to pass resolutions or consents to approve or authorize the execution of the PIPE Investment. Nothing contained in this Section 6.17 or otherwise shall require any Group Company, prior to the Closing, to be an issuer or other obligor with respect to the PIPE Investment.

(f)                 None of the Stockholder Representative, the Group Companies, their Affiliates or any of their respective Representatives shall be required to take any action that would subject such Person to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with the PIPE Investment or their performance of their respective obligations in connection with the PIPE Investment under this Section 6.17 or any information utilized in connection therewith. Parent shall indemnify and hold harmless the Stockholder Representative, the Group Companies, their Affiliates and their respective Representatives from and against any and all Loss suffered or incurred by them in connection with the arrangement of the PIPE Investment and the performance of their respective obligations in connection with the PIPE Investment under this Section 6.17 and any information utilized in connection therewith, for any of the foregoing except to the extent the same is the result of (i) claims based upon the accuracy of any historical information provided by or on behalf of the Stockholder Representative, any Group Company or their respective Affiliates and Representatives expressly for use in connection with the arrangement of the PIPE Investment or (ii) the gross negligence, willful misconduct or fraud committed by or on behalf of the Stockholder Representative, any Group Company or their respective Affiliates and Representatives.

(g)                The Company shall, and the Company shall cause the Company Subsidiaries to, take all such actions as are appropriate to effect the Refinancing, the Trust Preferred Redemption and the Junior Debenture Redemption (as such terms are defined in the Debt Commitment Letter) on the Closing Date. The Company shall, and the Company shall cause the Company Subsidiaries to, deliver all customary notices and take all other reasonably necessary actions to facilitate the termination on the Closing Date of all commitments in respect of the Existing Credit Agreements, the repayment in full on the Closing Date of all obligations in respect of such Indebtedness, and the release on the Closing Date of any Liens securing such Indebtedness and guarantees in connection therewith. In furtherance and not in limitation of the foregoing, the Company and its Subsidiaries shall use reasonable best efforts to deliver to Parent prior to the Closing executed payoff letters with respect to Existing Credit Agreements (each, a “Payoff Letter”) in form and substance customary for transactions of this type, from the applicable agents on behalf of the persons to whom such Indebtedness is owed, which Payoff Letters together with any related release documentation shall, among other things, include the payoff amount and provide that Liens (and guarantees), if any, granted in connection with the Existing Credit Agreements relating to the assets, rights and properties of the Company and its Subsidiaries securing or relating to such Indebtedness, shall, upon the payment of the amount set forth in the applicable Payoff Letter at or prior to the Effective Time, be released and terminated. The obligations of the Company pursuant to this Section 6.17(g) shall be subject to Parent or Merger Sub providing or causing to be provided all funds required to effect all such repayments at or prior to the Effective Time; provided that, no such repayment shall be required to be made prior to the Effective Time.

(h)                None of Parent, Merger Sub, their Affiliates or any of their respective Representatives shall be required to take any action that would subject such Person to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with the Debt Financing or their performance of their respective obligations in connection with the Debt Financing under this Section 6.17 or any information utilized in connection therewith. The Company shall indemnify and hold harmless Parent, Merger Sub, their Affiliates and their respective Representatives from and against any and all Loss suffered or incurred by them in connection with the arrangement of the Debt Financing and the performance of their respective obligations in connection with the Debt Financing under this Section 6.17 and any information utilized in connection therewith, for any of the foregoing except to the extent the same is the result of (i) claims based upon the accuracy of any historical information provided by or on behalf of Parent, Merger Sub or their respective Affiliates and Representatives expressly for use in connection with the arrangement of the Debt Financing or (ii) the gross negligence, willful misconduct or fraud committed by or on behalf of Parent, Merger Sub or their respective Affiliates and Representatives.

Section 6.18           Board of Directors. The Parties shall use commercially reasonable efforts to ensure that effective immediately after the Effective Time, the Parent Board shall initially consist of nine (9) directors, which shall be divided into three (3) classes, designated Class I, Class II and Class III, with each class consisting of three (3) directors. The members of the Parent Board and their applicable class, effective immediately after the Effective Time, are set forth on Section 6.18 of the Company Disclosure Letter and shall be reflected in the Proxy Statement filed with the SEC and mailed to the holders of Parent Common Stock.

Section 6.19            Release.

(a)                Effective upon and following the Closing, Parent, on its own behalf and on behalf of its respective Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges each Company Stockholder, its Affiliates, and its and their respective Related Parties, (collectively, the “Company Stockholder Released Parties”) from all disputes, claims, losses, controversies, demands, rights, Liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning any Group Company occurring prior to the Closing Date (other than as contemplated by this Agreement and the other Transaction Documents), including for controlling equityholder liability or breach of any fiduciary duty relating to any pre-Closing actions or failures to act by the Company Stockholder Released Parties; provided, however, that nothing in this Section 6.19(a) shall release any Company Stockholder Released Parties from (i) their obligations under this Agreement or the other Transaction Documents; or (ii) as applicable, any disputes, claims, losses, controversies, demands, rights, Liabilities, breaches of fiduciary duty, actions and causes of action arising out of such Company Stockholder Released Party’s employment by any Group Company.

(b)                Effective upon and following the Closing, each Company Stockholder, on its own behalf and on behalf of each of its Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges each of Parent and each Group Company, their respective Affiliates, and its and their respective Related Parties (collectively, the “Parent Released Parties”) from all disputes, claims, losses, controversies, demands, rights, Liabilities, actions and causes of action of every kind and nature, whether known or unknown, arising from any matter concerning any Group Company occurring prior to the Closing Date (other than as contemplated by this Agreement, including with respect to Section 6.13, or the other Transaction Documents); provided, however, that nothing in this Section 6.19 shall release the Parent Released Parties from their obligations (i) under this Agreement or the other Transaction Documents or (ii) with respect to any salary, bonuses, vacation pay or employee benefits accrued pursuant to a Company Benefit Plan in effect as of the date of this Agreement or any expense reimbursement pursuant to a policy of the Group Companies in effect as of the date of this Agreement accrued in the Ordinary Course.

Article VII

Conditions to the Transaction

Section 7.1              Conditions to Obligations of Each Party’s Obligations. The respective obligations of each Party to this Agreement to effect the Merger and the other Transactions shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions, any of which may be waived only by mutual written agreement of Parent and Company:

(a)                Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no Legal Proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(b)                Parent Stockholder Approval. The Parent Stockholder Matters shall have been duly adopted by the stockholders of Parent in accordance with the DGCL, the Parent’s Organizational Documents and the Nasdaq rules and regulations.

(c)                Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(d)                Parent Stockholder Redemption. The Parent Stockholder Redemption shall have been completed in accordance with the terms hereof and the Parent’s Organizational Documents.

(e)                Minimum Cash. At the Effective Time, the Closing Available Proceeds shall be equal to or exceed $639,000,000.

(f)                 Required Funds. The aggregate amount of Cash and Cash Equivalents held by Parent and the Group Companies, collectively, immediately after the Closing, after giving effect to the transactions contemplated by Section 1.5, will equal or exceed $50,000,000.

(g)                Maximum Indebtedness. The aggregate amount of (i) the Post-Closing Indebtedness, minus (ii) Cash and Cash Equivalents of Parent and the Group Companies, collectively, immediately following Closing, shall not exceed the sum of (A) $885,000,000, plus (B) an amount equal to any increased borrowings after December 26, 2020 under the Existing ABL Credit Agreement of up to $100,000,000.

(h)                HSR Act. All applicable waiting periods (and any extensions thereof) under the HSR Act will have expired or otherwise been terminated.

(i)                 Redemption of Debentures, Trust Preferred Securities and Notes. At the Closing, substantially concurrently with the consummation of the Merger and the other Transactions, (i) all outstanding debentures shall be redeemed and thereupon the Debentures Indenture shall be discharged and all outstanding Trust Preferred Securities shall be redeemed, and (ii) all outstanding Notes shall be redeemed pursuant to the Notes Indenture (or an amount deposited with the trustee under the Notes Indenture to satisfy the Notes) and thereupon the Notes Indenture shall be discharged.

(j)                 Illegality. There shall not be in effect any Governmental Order or applicable Legal Requirement enjoining, restricting or making illegal the consummation of the Transactions.

(k)                Listing. The shares of Parent Common Stock to be issued in connection with the Merger shall be approved for listing on Nasdaq.

(l)                 Tangible Assets. Parent shall have at least $5,000,001 of net tangible assets following the exercise by the holders of Parent Class A Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing of their right to convert their Parent Class A Common Stock held by them into a pro rata share of the Trust Account in accordance with Parent’s Organizational Documents.

Section 7.2               Additional Conditions to Obligations of the Company. The obligations of the Company to consummate and effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)                Representations and Warranties of Parent. The Fundamental Representations of Parent shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or Parent Material Adverse Effect or any similar limitation contained therein) on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and all other representations and warranties of Parent set forth in Article IV hereof shall be true and correct (without giving effect to any limitation as to “materiality” or Parent Material Adverse Effect or any similar limitation contained therein) on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of Parent to be so true and correct, individually or in the aggregate, has not had and is not reasonably expected to have a Parent Material Adverse Effect.

(b)                Performance. Parent and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to Closing Date, in each case in all material respects.

(c)                Parent Third A&R Certificate of Incorporation. The Parent Third A&R Certificate of Incorporation shall have been filed with the Secretary of State of the State of Delaware.

(d)                No Parent Material Adverse Effect. No Parent Material Adverse Effect shall have occurred since the date of this Agreement.

Section 7.3               Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger and the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a)                Representations and Warranties of the Company. The Fundamental Representations of the Company shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or Company Material Adverse Effect or any similar limitation contained therein) on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and all other representations and warranties of the Company set forth in Article III hereof shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation contained therein) on as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has not had and is not reasonably expected to have a Company Material Adverse Effect.

(b)                Performance. The Company shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date in all material respects.

(c)                No MAE. No Company Material Adverse Effect shall have occurred since the date of this Agreement.

Article VIII

Termination

Section 8.1               Termination. This Agreement may be terminated at any time prior to the Closing:

(a)                by mutual written agreement of Parent and the Stockholder Representative at any time;

(b)                by either Parent or the Stockholder Representative if the Transactions shall not have been consummated by July 24, 2021 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Transactions to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)                by either Parent or the Stockholder Representative if a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions, including the Merger, which Order or other action is final and nonappealable;

(d)                by the Stockholder Representative, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Parent or Merger Sub, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Article VII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach is curable by Parent or Merger Sub prior to the Closing, then the Stockholder Representative may not terminate this Agreement under this Section 8.1(d) until the earlier of (i) 30 days after delivery of written notice from the Stockholder Representative to Parent of such breach if such breach then remains uncured, and (ii) the Outside Date; provided, further, that the Stockholder Representative may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement and such breach has not been cured;

(e)                by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of the Company or the Stockholder Representative or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Article VII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach is curable by the Company or the Stockholder Representative prior to the Closing, then Parent may not terminate this Agreement under this Section 8.1(e) until the earlier of (i) 30 days after delivery of written notice from Parent to the Stockholder Representative of such breach if such breach then remains uncured, and (ii) the Outside Date; provided, further, that Parent may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement and such breach has not been cured;

(f)                 by either Parent or the Stockholder Representative, if the Parent Stockholder Redemption results in the condition set forth in Section 7.1(l) (Tangible Assets) becoming incapable of being satisfied at the Closing;

(g)                by either Parent or the Stockholder Representative, if the Parent Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Special Meeting duly convened therefor or at any adjournment or postponement thereof;

(h)                by Parent, if the Company Stockholder Approval shall not have been obtained within two Business Days after the Registration Statement has been declared effective by the SEC and delivered or otherwise made available to the holders of Parent Common Stock; and

(i)                 by Parent, if the Company does not deliver, or cause to be delivered to Parent, a Company Voting and Support Agreement executed by the Key Company Stockholders within one Business Day following the date of this Agreement.

Section 8.2               Notice of Termination; Effect of Termination.

(a)                Any termination of this Agreement under Section 8.1 will be effective immediately upon the delivery of written notice of the terminating Party to the other Parties.

(b)                In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Transactions shall be abandoned, except for and subject to the following: (i) Section 6.4 (Confidentiality; Communications Plan; Access to Information), Section 6.8 (No Claim Against Trust Account), this Section 8.2 (Notice of Termination; Effect of Termination), Article X (General Provisions), Schedule A (Defined Terms) and the Confidentiality Agreement shall survive the termination of this Agreement; and (ii) nothing herein shall relieve any Party from liability for any intentional breach of this Agreement or intentional fraud in the making of the representations and warranties in this Agreement.

Article IX

No Survival

Section 9.1              No Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 9.1 nor anything else in this Agreement to the contrary shall limit (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; or (b) any claim against any Person with respect to intentional fraud in the making of the representations and warranties by such Person in Article III or Article IV, as applicable.

Article X

General Provisions

Section 10.1             Stockholder Representative.

(a)                The Stockholder Representative shall act as the Representative of the Company Stockholders in respect of all matters arising under this Agreement or the Transaction Documents, and shall be authorized to act, or refrain from acting, with respect to any actions to be taken by or on behalf of any Company Stockholder or the Stockholder Representative, including to enforce any rights granted to any Company Stockholder hereunder, in each case as the Stockholder Representative believes is necessary or appropriate under this Agreement and the Transaction Documents, for and on behalf of the Company Stockholders. The Company Stockholders shall be bound by all such actions taken by the Stockholder Representative and no Company Stockholder shall be permitted to take any such actions. The Stockholder Representative is serving as the Stockholder Representative solely for purposes of administrative convenience, and is not personally liable (except in its capacity as a Company Stockholder hereunder) for any of the obligations of the Company, any of its Subsidiaries or any of Company Stockholders hereunder, and Parent (on behalf of itself and its Affiliates) agrees that it will not look to the Stockholder Representative or the underlying assets of the Stockholder Representative for the satisfaction of any obligations of the Company, any of its Subsidiaries or any of the Company Stockholders. The Stockholder Representative shall not be liable for any error of judgment, or any action taken, suffered or omitted to be taken, in connection with the performance by the Stockholder Representative of the Stockholder Representative’s duties or the exercise by the Stockholder Representative of the Stockholder Representative’s rights and remedies under this Agreement or any Transaction Document, except in the case of its bad faith or willful misconduct. No bond shall be required of the Stockholder Representative. The Stockholder Representative may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. The Stockholder Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any Transaction Document. Without limiting the generality of the foregoing, the Stockholder Representative shall have the full power and authority to interpret all the terms and provisions of this Agreement and the Transaction Documents, and to consent to any amendment hereof or thereof on behalf of all Company Stockholders and their respective successors. Parent shall be entitled to rely on all statements, representations, decisions of, and actions taken or omitted to be taken by, the Stockholder Representative relating to this Agreement or any Transaction Document.

(b)                The Company Stockholders will indemnify and hold harmless the Stockholder Representative from and against any and all Losses arising out of or in connection with the Stockholder Representative’s execution and performance of this Agreement and the Transaction Document, in each case as such Loss is suffered or incurred; provided, that in the event that any such Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Stockholder Representative, the Stockholder Representative will reimburse the Company Stockholders the amount of such indemnified Loss to the extent attributable to such gross negligence or willful misconduct. The Stockholder Representative shall be entitled to reimbursement by the Company Stockholders for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Stockholder Representative in such capacity. In the event that the Stockholder Representative determines, in its sole and absolute discretion, that the funds paid to the Stockholder Representative pursuant to Section 2.12 or otherwise exceed the Stockholder Representative Expenses, the Stockholder Representative shall pay such excess amount pro rata to the Company Stockholders, as an addition to such portions of the Purchase Price received by Company Stockholders; provided, however, that notwithstanding anything to the contrary in this Agreement, in no event shall such excess amount become payable to Parent or the Surviving Corporation. In no event will the Stockholder Representative be required to advance its own funds on behalf of the Company Stockholders or otherwise. The Company Stockholders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Stockholder Representative and the termination of this Agreement.

(c)                The Stockholder Representative may resign at any time by giving 30 days’ notice to Parent and the Company Stockholders; provided, however, in the event of the resignation or removal of the Stockholder Representative, a new Stockholder Representative (who shall be reasonably acceptable to Parent) shall be appointed by the vote or written consent of the Company Stockholders who held of a majority of the Company Common Stock immediately prior to the Effective Time.

Section 10.2            Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally; (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; or (c) on the date delivered, if delivered by email, with confirmation of transmission. Such communications, to be valid, must be addressed as follows:

if to Parent or Merger Sub, and to the Company following Closing, to:

Landcadia Holdings III, Inc.
1501 West Loop South.
Houston, TX 77027
Attention:	Steven L. Scheinthal
General Counsel
E-mail:	sscheinthal@ldry.com

with a copy (which shall not constitute notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, NY 10020
Attention:	Joel L. Rubinstein
Michael A. Deyong
Email:	joel.rubinstein@whitecase.com
michael.deyong@whitecase.com

if to the Company prior to the Closing, to:

HMAN Group Holdings Inc.
c/o The Hillman Group, Inc.
10590 Hamilton Avenue
Cincinnati, Ohio 45231
Attention:	Doug Cahill
Doug Roberts
Email:	doug.cahill@hillmangroup.com
doug.roberts@hillmangroup.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036
Attention:	David Blittner
Laura Steinke
Email:	david.blittner@ropesgray.com
laura.steinke@ropesgray.com

and to the Stockholder Representative.

if to the Stockholder Representative, to:

c/o CCMP Capital L.P.
277 Park Avenue, 27th Floor
New York, NY 10172
Attention:	Joe Scharfenberger
Richard Jansen
Email:	joe.scharfenberger@ccmpcapital.com
richard.jansen@ccmpcapital.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036
Attention:	David Blittner
Laura Steinke
Email:	david.blittner@ropesgray.com
laura.steinke@ropesgray.com

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Section 10.3            Interpretation. The words “hereof,” “herein,” “hereinafter,” “hereunder,” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, subsections or clauses, such reference shall be to a Section, subsection or clause of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” References to “writing” or comparable expressions include a reference to facsimile transmission or comparable means of communication, including electronic mail, provided the sender complies with the provisions of Section 10.2. The phrase “made available” means that the subject documents or other materials were included in and available at the “Project Helios” online datasite hosted by Datasite at least one Business Day prior to the date of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. The word “or” shall be disjunctive but not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, if applicable, and such phrase does not mean simply “if”. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. References to a particular statute or regulation including all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time. All references to currency amounts in this Agreement shall mean United States dollars.

Section 10.4            Counterparts; Electronic Delivery. This Agreement, the Transaction Documents and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party, including by electronic signature, shall be deemed to meet the requirements of the previous sentence.

Section 10.5            Entire Agreement; Third Party Beneficiaries. This Agreement, the other Transaction Documents and any other documents and instruments and agreements among the Parties as contemplated by or referred to herein, including the Exhibits and Schedules hereto (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other Person other than the Parties any rights or remedies, other than (i) the rights, at and after the Effective Time, of Persons pursuant to the provisions of Section 6.13 and Section 10.14 (which will be for the benefit of the Persons set forth therein) and (ii) the rights of the Debt Financing Sources, each of whom (x) is an express third-party beneficiary of Section 10.7, Section 10.8, Section 10.9, Section 10.12, Section 10.13, Section 10.14(b) and this Section 10.5(b) to the extent such sections affect the rights and obligations of the Debt Financing Sources and (y) shall be entitled to enforce such provisions and rely thereon.

Section 10.6            Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future applicable Legal Requirement (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by such severance; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

Section 10.7           Other Remedies; Specific Performance. Except as otherwise provided herein, prior to the Closing, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Party shall be entitled to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction and immediate injunctive relief to prevent breaches of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy and without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the Parties. Each of the Parties hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each Party hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds. Parent acknowledges and agrees that the Stockholder Representative shall be entitled to bring an action for specific enforcement to cause Parent to seek to enforce the provisions of the Subscription Agreements to the fullest extent permissible pursuant to such Subscription Agreements as if it were a party thereto.

Section 10.8           Governing Law. This Agreement and the consummation the Transactions, and any action, suit, dispute, controversy or claim arising out of this Agreement and the consummation of the Transactions, or the validity, interpretation, breach or termination of this Agreement and the consummation of the Transactions, shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof. Notwithstanding the foregoing, all disputes against any Debt Financing Source under the Debt Commitment Letter related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise (including any dispute arising out of or relating in any way to the Debt Commitment Letter), will be governed by, and construed in accordance with, the law of the State of New York applicable to contracts executed in and to be performed entirely within such State, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

Section 10.9            Consent to Jurisdiction; Waiver of Jury Trial.

(a)                Except as provided in Section 6.16, each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the courts of the State of Delaware or the federal courts located in the State of Delaware in connection with any matter based upon or arising out of this Agreement, the other Transaction Documents and the consummation of the Transactions, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Person and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Each Party and any Person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that (i) such Person is not personally subject to the jurisdiction of the above named courts for any reason; (ii) such Legal Proceeding may not be brought or is not maintainable in such court; (iii) such Person’s property is exempt or immune from execution; (iv) such Legal Proceeding is brought in an inconvenient forum; or (v) the venue of such Legal Proceeding is improper. Each Party and any Person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such Legal Proceeding in any manner permitted by Delaware law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.2. Notwithstanding the foregoing in this Section 10.9, any Party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. Notwithstanding the foregoing, each of the Parties agrees that it will not bring or support any action against the Debt Financing Sources, including any dispute arising out of or relating in any way to any Debt Commitment Letter or the performance thereof, whether based on contract, tort or otherwise, in any forum other than exclusively in federal court sitting in the State of New York, Borough of Manhattan in the City of New York.

(b)                TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENT WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY (INCLUDING, FOR THE AVOIDANCE OF DOUBT, ANY DEBT FINANCING SOURCE) MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT, EACH OTHER TRANSACTION DOCUMENTS AND THE CONSUMMATION OF THE TRANSACTIONS, AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS AND THE CONSUMMATION OF THE TRANSACTIONS. FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 10.10          Rules of Construction. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 10.11          Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the Transaction Documents and the consummation of the Transactions.

Section 10.12          Assignment. No Party may assign, directly or indirectly, including by operation of law, either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, that notwithstanding the foregoing, the Company may assign its rights under this Agreement to its lenders providing financing in connection with the transactions contemplated hereby (including the Debt Financing Sources) for collateral security purposes, it being understood that no such assignment shall relieve Parent of any of its obligations hereunder. Subject to the first sentence of this Section 10.12, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 10.13         Amendment; Extension; Waiver. This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties. At any time prior to the Closing, Parent (on behalf of itself and Merger Sub), on the one hand, and the Stockholder Representative (on behalf of itself, the Company and the Company Stockholders), on the other hand, may, to the extent not prohibited by applicable Legal Requirements (a) extend the time for the performance of any of the obligations or other acts of the other Party; (b) waive any inaccuracies in the representations and warranties made to the other Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Notwithstanding the foregoing, the provisions of Section 10.5(b) (Third-Party Beneficiaries), Section 10.7 (Other Remedies; Specific Performance), Section 10.8 (Governing Law), Section 10.9 (Consent to Jurisdiction; Waiver of Jury Trial), Section 10.12 (Assignment), Section 10.14(b) (No Recourse) and this Section 10.13 (and any definitions used therein and any other provision in this Agreement that would have the effect of amending, supplementing, modifying, replacing or waiving such definitions or provisions or the substance thereof) may not be amended, supplemented, modified, replaced or waived without the consent of any Debt Financing Source directly and adversely affected by such amendment, supplement, modification, replacement or waiver. Delay in exercising any right under this Agreement shall not constitute a waiver of such right. In the event any provision of any of the other Transaction Document in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.

Section 10.14          No Recourse.

(a)                This Agreement may only be enforced against, and any Legal Proceeding for breach of this Agreement or any other claim of any nature whatsoever arising under or relating to this Agreement, the negotiation thereof, its subject matter, or the Transactions, may only be made against, the entities that are expressly identified herein as Parties to this Agreement, and no other Person including any Related Parties of the Parties (each, a “Nonparty Affiliate”) shall have any liability (whether in tort, contract or otherwise) under this Agreement or in respect of any oral representations made or alleged to be made in connection herewith, and no personal liability shall attach to any Nonparty Affiliate, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any Legal Requirement or otherwise. Without limiting the generality of the foregoing, the Parties will not, and will not cause or permit any other Person to, hold or attempt to hold any Nonparty Affiliate liable for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company or any Nonparty Affiliate, or their respective agents or other Representatives, concerning the Company, any of its Subsidiaries, this Agreement or the Transactions. The provisions of this Section 10.14 are intended to be for the benefit of, and enforceable by the Nonparty Affiliates and each such Person shall be a third-party beneficiary of this Section 10.14. This Section 10.14 shall be binding on all successors and assigns of Parties.

(b)                Notwithstanding any provision to the contrary in this Agreement, (a) in no event shall Parent, Merger Sub or any of their respective Affiliates or Representatives (i) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Debt Financing Source in connection with this Agreement or (ii) seek to enforce the commitments against, make any claims for breach of the Debt Commitment Letter against, or seek to recover monetary damages from, or otherwise sue, any Debt Financing Source for the Debt Financing in connection with (y) this Agreement or (z) the obligations of the Debt Financing Sources for the Debt Financing under the Commitment Letter; it being agreed that the foregoing clauses (i) and (ii) shall include the agreement not to commence (and, if commenced, agrees to dismiss or otherwise terminate, and not to assist) any action, arbitration, audit, hearing, investigation, litigation, petition, grievance, complaint, suit or proceeding against any Debt Financing Source, and (b) Parent and Merger Sub on behalf of themselves and their respective Affiliates and Representatives hereby (i) acknowledges that no Debt Financing Source shall have any liability to Parent or Merger Sub under this Agreement or for any claim made by Parent or Merger Sub based on, in respect of, or by reason of the transactions contemplated hereby, including, but not limited to, any dispute relating to, or arising from, the Debt Financing, the Debt Commitment Letters or the performance thereof, (ii) waives any rights or claims of any kind or nature (whether in law or in equity, in contract, in tort or otherwise) Parent or Merger Sub may have against any Debt Financing Source relating to this Agreement, the Debt Financing, the Debt Commitment Letters or the transactions contemplated hereby or thereby. Nothing in this Section 10.14(b) shall in any way limit or qualify the rights and obligations of (x) the Debt Financing Sources for the Debt Financing and the other parties to the Debt Financing (or the definitive documents related thereto) to each other thereunder or in connection therewith and (y) Parent against the Company. Without limiting the foregoing, no Debt Financing Source shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature with respect to the transactions contemplated by this Agreement, any Debt Financing or the Debt Commitment Letters.

Section 10.15         Legal Representation. Parent hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates (including, after the Closing, the Company), and each of their respective successors and assigns (all such parties, the “Waiving Parties”), that Ropes & Gray LLP (or any successor) may represent the Company Stockholders or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company), in each case, in connection with any Legal Proceeding or obligation arising out of or relating to this Agreement, any Transaction Document or the Transactions, notwithstanding its representation (or any continued representation) of the Group Companies or other Waiving Parties, and each of Parent and the Company on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Parent and the Company acknowledge that the foregoing provision applies whether or not Ropes & Gray LLP provides legal services to any Group Companies after the Closing Date. Each of Parent and the Company, for itself and the Waiving Parties, hereby further irrevocably acknowledges and agrees that all communications, written or oral, between any Group Company, any Company Stockholder and their respective counsel, including Ropes & Gray LLP, made in material connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Transaction Documents or the Transactions, are privileged communications that do not pass to the Company notwithstanding the Merger, and instead survive, remain with and are controlled by the CCMP Parties (the “Privileged Communications”), without any waiver thereof. Parent and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the Knowledge or the officers and employees of the Company), in any adverse Legal Proceeding between Parent or the Company, on the one hand, and any Company Stockholder, on the other hand, and Parent and the Company agree not to assert that any privilege has been waived as to the Privileged Communications, whether located in the records or email server of the Company or otherwise (including in the Knowledge of the officers and employees of the Company).

Section 10.16         Disclosure Letters and Exhibits. The Company Disclosure Letter and Parent Disclosure Letter shall each be arranged in separate parts corresponding to the numbered and lettered sections and subsections in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular provision set forth in the corresponding numbered or lettered Section or subsection of this Agreement, except to the extent that (a) such information is cross-referenced in another part of the Company Disclosure Letter or Parent Disclosure Letter, as applicable; or (b) it is reasonably apparent on the face of the disclosure (without any independent Knowledge on the part of the reader regarding the matter disclosed) that such information qualifies another provision in this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter and Parent Disclosure Letter is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter or Parent Disclosure Letter in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in Company Disclosure Letter or the Parent Disclosure Letter is or is not material for purposes of this Agreement. The inclusion of any item in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to constitute an acknowledgment by the Company or Parent, as applicable, that the matter is required to be disclosed by the terms of this Agreement, nor shall such disclosure be deemed (i) an admission of any breach or violation of any Contract or applicable Legal Requirement, (ii) an admission of any liability or obligation to any third party, or (iii) to establish a standard of materiality. The disclosure of any items or information that is not required by this Agreement to be so included is solely for informational purposes and the convenience of Parent, Merger Sub or the Company, as applicable. In addition, under no circumstances shall the disclosure of any matter in this Company Disclosure Letter or Parent Disclosure Letter, where a representation or warranty of the Company or Parent, as applicable, is limited or qualified by the materiality of the matters to which the representation or warranty is given or by Company Material Adverse Effect or Parent Material Adverse Effect, respectively, imply that any other undisclosed matter having a greater value or other significance is material or would have a material adverse effect. Neither the Company nor Parent shall be prejudiced in any manner whatsoever, and no presumptions shall be created, by virtue of the disclosure of any matter in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, which otherwise is not required to be disclosed by this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

LANDCADIA HOLDINGS III, INC.

By:	/s/ Steven L. Scheinthal
Name: Steven L. Scheinthal
Title: Vice President and Secretary

HELIOS SUN Merger Sub, Inc.

By:	/s/ Steven L. Scheinthal
Name: Steven L. Scheinthal
Title: President

HMAN GROUP HOLDINGS INC.

By:	/s/ Douglas J. Cahill
Name: Douglas J. Cahill
Title: President and Chief Executive Officer

CCMP SELLERS’ REPRESENTATIVE, LLC

By:	/s/ Joseph M. Scharfenberger, Jr.
Name: Joseph M. Scharfenberger, Jr.
Title: Managing Director

[Signature Page to Agreement and Plan of Merger]

Schedule A

Defined Terms

(a)                Index of Terms. Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

“A&R Letter Agreement”	Recitals
“A&R Registration Rights Agreement”	Recitals
“Additional Hillman SEC Reports”	Section 3.7(a)
“Additional Parent SEC Reports”	Section 4.7(a)
“Affiliate”	Schedule A Section 2
“Aggregate Stock Consideration”	Schedule A Section 2
“Agreement”	Preamble
“Antitrust Filings”	Section 6.2
“Antitrust Laws”	Schedule A Section 2
“Approvals”	Section 3.6(b)
“Financial Statements”	Section 3.7(b)
“Balance Sheet Date”	Section 3.7(b)
“Business Day”	Schedule A Section 2
“Cash and Cash Equivalents”	Schedule A Section 2
“CCMP Parties”	Schedule A Section 2
“Certificate”	Section 2.6(a)
“Certificate of Merger”	Section 1.5(c)
“Change in Recommendation”	Section 6.1(b)
“Closing”	Section 1.1
“Closing Available Proceeds”	Schedule A Section 2
“Closing Date”	Section 1.1
“Closing Form 8-K”	Section 6.3(c)
“Closing Press Release”	Section 6.3(c)
“Code”	Schedule A Section 2
“Communications Plan”	Section 6.4(b)
“Company”	Preamble
“Company Award”	Schedule A Section 2
“Company Benefit Plan”	Section 3.11(a)
“Company Board”	Recitals
“Company Business Combination”	Section 6.11(a)
“Company Capital Stock”	Schedule A Section 2
“Company Common Stock”	Schedule A Section 2
“Company Disclosure Letter”	Article III

“Company Incentive Plan”	Schedule A Section 2
“Company IT Systems”	Schedule A Section 2
“Company Material Adverse Effect”	Schedule A Section 2
“Company Material Contract”	Section 3.19(a)
“Company Options”	Schedule A Section 2
“Company Real Property Leases”	Schedule A Section 2
“Company Restricted Stock”	Schedule A Section 2
“Company Stockholder”	Schedule A Section 2
“Company Stockholder Approval”	Schedule A Section 2
“Company Stockholder Released Parties”	Section 6.19(a)
“Company Subsidiaries”	Section 3.2(a)
“Company Transaction Costs”	Schedule A Section 2
“Company Voting and Support Agreement”	Recitals
“Confidentiality Agreement”	Schedule A Section 2
“Contract”	Schedule A Section 2
“Copyleft Terms”	Section 3.17(f)
“Copyrights”	Schedule A Section 2 (Definition of “Intellectual Property”)
“D&O Indemnified Party”	Section 6.13(a)
“D&O Tail”	Section 6.13(b)
“Definitive Debt Agreements”	Section 6.16(b)
“DGCL”	Recitals
“Disclosing Party”	Section 6.4(a)
“Dissenting Shares”	Schedule A Section 2
“EDGAR”	Schedule A Section 2
“Effective Time”	Section 2.1
“Environmental Law”	Schedule A Section 2
“ERISA”	Schedule A Section 2
“ERISA Affiliate”	Schedule A Section 2
“Exchange Act”	Schedule A Section 2
“Exchange Agent”	Section 2.8(a)
“Exchange Fund”	Section 2.8(b)
“Excluded Share”	Section 2.6(d)
“Existing ABL Credit Agreement”	Schedule A Section 2
“Existing Credit Agreements”	Schedule A Section 2
“Existing Debt Documents”	Schedule A Section 2
“Existing Indentures”	Schedule A Section 2
“Existing Term Loan Credit Agreement”	Schedule A Section 2
“Financial Statements”	Section 3.7(b)

“FIRPTA Certificate”	Section 6.16(c)
“Fully Diluted Company Shares”	Schedule A Section 2
“Fundamental Representations”	Schedule A Section 2
“GAAP”	Schedule A Section 2
“Governmental Entity”	Schedule A Section 2
“Governmental Order”	Schedule A Section 2
“Group Companies”	Schedule A Section 2
“Group Companies’ Privacy Notices”	Section 3.18(a)
“Hazardous Material”	Schedule A Section 2
“Hillman”	Recitals
“Hillman Certifications”	Section 3.7(a)
“Hillman Financial Statements”	Section 3.7(c)
“Hillman HoldCo”	Schedule A Section 2
“Hillman SEC Reports”	Section 3.7(a)
“Hillman Trust”	Schedule A Section 2
“HSR Act”	Schedule A Section 2
“Hillman Trust”	Schedule A Section 2
“Indebtedness”	Schedule A Section 2
“Insider”	Section 3.21
“Insurance Policies”	Section 3.20
“Intellectual Property”	Schedule A Section 2
“Intended Tax Treatment”	Recitals
“Investment Canada Act Notification”	Schedule A Section 2
“IT Systems”	Schedule A Section 2
“Key Company Stockholders”	Schedule A Section 2
“Knowledge”	Schedule A Section 2
“Leased Real Property”	Schedule A Section 2
“Legal Proceeding”	Schedule A Section 2
“Legal Requirements”	Schedule A Section 2
“Letter Agreement”	Schedule A Section 2
“Licensed Intellectual Property”	Schedule A Section 2
“Lien”	Schedule A Section 2
“Losses”	Schedule A Section 2
“Losses”	Schedule A Section 2
“Merger”	Recitals
“Merger Sub”	Preamble
“Merger Sub Common Stock”	Schedule A Section 2
“Nasdaq”	Schedule A Section 2

“New Parent Incentive Equity Plan”	Section 6.14
“Nonparty Affiliates”	Section 10.14
“Notes”	Schedule A Section 2
“Notes Indenture”	Schedule A Section 2
“NYSE Amex”	Schedule A Section 2
“Oak Hill Parties”	Schedule A Section 2
“OFAC”	Schedule A Section 2
“Offer Documents”	Section 6.1(a)(i)
“Order”	Schedule A Section 2
“Ordinary Course”	Schedule A Section 2
“Organizational Documents”	Schedule A Section 2
“Outside Date”	Section 8.1(b)
“Owned Intellectual Property”	Schedule A Section 2
“Parent”	Preamble
“Parent A&R Bylaws”	Recitals
“Parent Board”	Recitals
“Parent Board Recommendation”	Recitals
“Parent Business Combination”	Section 6.11(b)
“Parent Capital Stock”	Schedule A Section 2
“Parent Cash”	Schedule A Section 2
“Parent Certifications”	Section 4.7(a)
“Parent Class A Common Stock”	Schedule A Section 2
“Parent Class B Common Stock”	Schedule A Section 2
“Parent Capital Stock”	Schedule A Section 2
“Parent Disclosure Letter”	Article IV
“Parent Financing Certificate”	Section 1.2
“Parent Material Adverse Effect”	Schedule A Section 2
“Parent Material Contracts”	Section 4.11
“Parent Option”	Section 2.7(a)
“Parent Preferred Stock”	Schedule A Section 2
“Parent Public Warrants”	Schedule A Section 2
“Parent Recommendation”	Recitals
“Parent Released Parties”	Section 6.19(b)
“Parent Restricted Stock”	Section 2.7(b)
“Parent RSUs”	Section 2.7(c)
“Parent SEC Reports”	Section 4.7(a)
“Parent Sponsor Warrants”	Schedule A Section 2
“Parent Stockholder Approval”	Schedule A Section 2

“Parent Stockholder Matters”	Section 6.1(b)
“Parent Stockholder Redemption”	Section 6.1(b)
“Parent Stockholder Redemption Amount”	Section 1.2(a)
“Parent Third A&R Certificate of Incorporation”	Recitals
“Parent Transaction Costs”	Schedule A Section 2
“Parent Units”	Schedule A Section 2
“Parent Warrants”	Schedule A Section 2
“Parties”	Preamble
“Patents”	Schedule A Section 2 (Definition of “Intellectual Property”)
“Payoff Letter”	Section 6.17(g)
“Permitted Lien”	Schedule A Section 2
“Person”	Schedule A Section 2
“Personal Information”	Schedule A Section 2
“PIPE Investment”	Recitals
“PIPE Investors”	Recitals
“Post-Closing Indebtedness”	Schedule A Section 2
“Privacy Laws”	Schedule A Section 2
“Privileged Communications”	Section 10.15
“Product Liability Occurrence”	Schedule A Section 2
“Proxy Statement”	Section 6.1(a)(i)
“Proxy Statement/Registration Statement”	Section 6.1(a)(i)
“Purchase Price”	Schedule A Section 2
“Recall”	Schedule A Section 2
“Receiving Party”	Section 6.4(a)
“Registration Statement”	Schedule A Section 2
“Registration Statement Securities”	Section 6.1
“Related Parties”	Schedule A Section 2
“Remedies Exception”	Section 3.4
“Representatives”	Schedule A Section 2
“SEC”	Schedule A Section 2
“Securities Act”	Schedule A Section 2
“Special Meeting”	Section 6.1(b)
“Specified Business Conduct Laws”	Schedule A Section 2
“Sponsors”	Schedule A Section 2
“Stockholder Agreement”	Schedule A Section 2
“Stockholder Representative”	Preamble
“Stockholder Representative Expenses”	Section 2.12

“Subscription Agreements”	Schedule A Section 2
“Subsidiary”	Schedule A Section 2
“Surrender Documentation”	Section 2.8(c)
“Surviving Corporation”	Recitals
“Tax/Taxes”	Schedule A Section 2
“Tax Return”	Schedule A Section 2
“Trade Secrets”	Schedule A Section 2 (Definition of “Intellectual Property”)
“Trademarks”	Schedule A Section 2 (Definition of “Intellectual Property”)
“Transaction Documents”	Schedule A Section 2
“Transaction Litigation”	Section 6.5(c)
“Transactions”	Schedule A Section 2
“Transfer Taxes”	Section 6.16(b)
“Treasury Regulations”	Schedule A Section 2
“Trustee”	Section 4.14(a)
“Trust Account”	Section 4.14(a)
“Trust Agreement”	Section 4.14(a)
“Waived 280G Benefits”	Section 6.15
“Waiving Parties”	Section 10.15
“WARN”	Section 3.12(d)
“Trust Declaration”	Schedule A Section 2
“Trust Preferred Securities”	Schedule A Section 2

(b)                Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Adjusted Purchase Price” shall mean (a) the Purchase Price, plus (b) the aggregate exercise price that would be paid to the Company in respect of all Company Options if all Company Options were exercised in full immediately prior to the Effective Time (without giving effect to any “net” exercise or similar concept).

“Adjusted Per Share Merger Value” shall mean (a) the Adjusted Purchase Price, divided by (b) the number of Fully Diluted Company Shares.

“Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “Control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided, that a direct or indirect holder of 50% of a Person’s voting securities shall be presumed to control such Person.

“Aggregate Stock Consideration” shall mean a number of shares of Parent Common Stock equal to the aggregate Closing Stock Per Share Amount payable with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time.

“Antitrust Laws” shall mean the HSR Act and any federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition, including merger control procedures.

“Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required by Legal Requirements to close.

“Cash and Cash Equivalents” shall mean the cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts on hand, in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts. For the avoidance of doubt: (a) Cash and Cash Equivalents shall be determined in accordance with GAAP; and (b) the amount of Cash and Cash Equivalents as of any given time shall be: (i) decreased by any restricted cash (as determined in accordance with GAAP) and any checks, drafts and wires issued as of such time that have not yet cleared; and (ii) increased by any deposits in transit as of such time that have not yet cleared.

“CCMP Parties” shall mean, collectively, CCMP Capital Investors III, L.P., CCMP Capital Investors (Employee) III, L.P., CCMP Co-Invest III A, L.P.

“Closing Available Proceeds” shall mean an amount equal to (a) Parent Cash as of the Closing, after deducting any amounts required to satisfy (i) the Parent Stockholder Redemption Amount and (ii) any Company Transaction Costs and Parent Transaction Costs and any Parent Liabilities, plus (b) the PIPE Investment Amount actually received by Parent at or prior to the Closing.

“Closing Stock Per Option Amount” shall mean, with respect to each Company Option, a number of shares of Parent Common Stock equal to the quotient of (a) the Adjusted Per Share Merger Value, divided by (b) $10.

“Closing Stock Per Restricted Share Amount” shall mean, with respect to each share of unvested Company Restricted Stock, a number of shares of Parent Common Stock equal to the quotient of (a) the Adjusted Per Share Merger Value, divided by (b) $10.

“Closing Stock Per Share Amount” shall mean, with respect to each share of Company Common Stock, a number of shares of Parent Common Stock equal to the quotient of (a) the Adjusted Per Share Merger Value, divided by (b) $10.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Award” shall mean a Company Option, Company RSU or Company Restricted Stock.

“Company Capital Stock” shall mean, collectively, (a) the Company Common Stock, (b) the preferred stock, par value $0.01, of the Company, and (c) any other class or series of capital stock of the Company.

“Company Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

“Company Incentive Plan” means the Company 2014 Equity Incentive Plan, as amended from time to time.

“Company IT Systems” shall mean any and all IT Systems owned, leased, licensed, or outsourced by or for any Group Company and used (or held for use in) the conduct of the business of the Group Companies.

“Company Material Adverse Effect” shall mean any change, event, state of facts, development or occurrence that, individually or when aggregated with other changes, events, states of facts, developments or occurrences (a) has had or would reasonably be expected to have a materially adverse effect on the business, assets, financial condition or results of operations of the Group Companies, taken as a whole; or (b) is reasonably likely to prevent or materially delay or impede the ability of the Company to consummate the Transactions; provided, however, that no change, event, occurrence or effect arising out of or related to any of the following, shall be taken into account in determining whether a Company Material Adverse Effect pursuant to clause (a) has occurred: (i) acts of war, sabotage, civil unrest or terrorism; (ii) earthquakes, hurricanes, tornados, pandemics or other natural or man-made disasters; (iii) epidemics, pandemics (including COVID-19), disease outbreaks, or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States), or any escalation or worsening thereof; (iv) any Pandemic Measures or any change in any such Legal Requirement, directive, pronouncement or guideline or interpretation thereof; (v) changes attributable to the public announcement or pendency of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Entities); (vi) changes or proposed changes in applicable Legal Requirements; (vii) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; (viii) any downturn in general economic conditions, including changes in the credit, debit, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; (ix) events or conditions affecting the hardware, home solutions or personal protection equipment industries and markets; (x) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (x) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect; or (xi) any actions required to be taken, or required not to be taken, pursuant to the terms of this Agreement; provided, however, that if a change or effect related to clauses (i), (ii), and (iv) through (ix) disproportionately adversely affects the Group Companies, taken as a whole, compared to other Persons operating in the same industry as the Group Companies, then such disproportionate impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company Options” shall mean any options granted under the Company Incentive Plan to purchase shares of Company Common Stock.

“Company Optionholder” shall mean a holder of a Company Option immediately prior to the Effective Time.

“Company Real Property Lease” shall mean any of the leases, subleases, licenses, occupancy agreements and other similar documents related to the Group Companies’ use or occupancy of any Leased Real Property, including all amendments, and modifications thereto and guarantees thereof.

“Company Restricted Stock” shall mean a share of Company Common Stock that, as of immediately prior to the Effective Time, is subject to a substantial risk of forfeiture, within the meaning of Section 83 of the Code and was issued pursuant to the Company Incentive Plan.

“Company Rollover Shares” shall mean any shares of Company Common Stock with respect to which the holder thereof agrees, pursuant to a written agreement entered into between the Company and such holder prior to the Effective Time, to be treated as a Company Rollover Share hereunder.

“Company RSU Exchange Ratio” shall mean, with respect to each Company RSU, a number of shares of Parent Common Stock equal to the quotient of (a) the Adjusted Per Share Merger Value, divided by (b) $10.

“Company RSUs” shall mean any award of restricted stock units granted under the Company Incentive Plan in respect of shares of Company Common Stock.

“Company Stockholder” shall mean a holder of a share of Company Common Stock issued and outstanding immediately prior to the Effective Time.

“Company Stockholder Approval” shall mean the approval and adoption of this Agreement, the other Transaction Documents and the Transactions contemplated hereby and thereby, including the Merger, by the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Company Capital Stock voting as a single class and on an as-converted basis pursuant to the terms and subject to the conditions of the Company’s Organizational Documents and applicable Legal Requirements.

“Company Transaction Costs” shall mean all fees, costs and expenses of the Group Companies, in each case, incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Documents and the consummation of the Transactions, whether paid or unpaid prior to the Closing, including any and all professional or transaction related costs, fees and expenses of legal, accounting and financial advisors, consultants, auditors, accountants and brokers.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated November 20, 2020, by and between Landcadia Holdings III, Inc. and the Company, as amended and joined from time to time.

“Contract” shall mean any contract, subcontract, agreement, indenture, note, bond, loan or credit agreement, instrument, installment obligation, lease, mortgage, deed of trust, license, sublicense, commitment, power of attorney, guaranty or other legally binding commitment, arrangement, understanding or obligation, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics, public health emergencies or disease outbreaks.

“Debentures Indenture” shall mean the indenture, dated as of September 5, 1997, between Hillman (as successor to the original issuer thereunder) and The Bank of New York, as trustee, as amended or supplemented.

“Debt Commitment Letter” means the commitment letter dated as of the date hereof among Jefferies Finance LLC, Barclays Bank PLC and Hillman, a wholly owned indirect subsidiary of the Company, as executed, amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in accordance with Section 6.17.

“Debt Fee Letter” means the fee letter dated as of the date hereof delivered in connection with the Debt Commitment Letter among Jefferies Finance LLC, Barclays Bank PLC and Hillman, a wholly owned indirect subsidiary of the Company, as executed, amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in accordance with Section 6.17.

“Debt Financing” means the debt financing committed to be provided by the Debt Financing Sources party to the Debt Commitment Letter as contemplated by the Debt Financing Letter.

“Debt Financing Sources” means the Persons that have committed to provide or otherwise entered into agreements in connection with the Debt Financing for the transactions contemplated by this Agreement, including the parties named in the Debt Commitment Letters and any joinder agreements or credit agreements entered into pursuant thereto or relating thereto, together with their current or future limited partners, shareholders, managers, members, controlling Persons, respective Affiliates and their respective Affiliates and Representatives involved in the Debt Financing and, in each case, their respective successors and assigns.

“Dissenting Shares” shall mean all shares of Company Common Stock held by a Company Stockholder who has validly exercised its appraisal rights pursuant to Section 262 of the DGCL with respect to its Company Common Stock.

“EDGAR” shall mean the SEC’s Electronic Data-Gathering, Analysis and Retrieval system.

“Environmental Law” shall mean any and all applicable Legal Requirements relating to pollution, Hazardous Materials, the environment, natural resources, endangered or threatened species, or human health and safety.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any Group Company is treated as a single employer under Section 414 of the Code.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing ABL Credit Agreement” shall mean that certain ABL Credit Agreement, dated as of May 31, 2018 (as amended, amended and restated, supplemented or otherwise modified on or prior to the date hereof), by and among Hillman HoldCo, Hillman, Big Time Products, LLC, The Hillman Group Canada ULC, Hillman Investment Company, certain financial institutions from time to time party thereto and Barclays Bank PLC, as the administrative agent and the collateral agent.

“Existing Credit Agreements” shall mean, collectively, (a) the Existing Term Loan Credit Agreement and (b) the Existing ABL Credit Agreement.

“Existing Debt Documents” shall mean, collectively, (a) the Existing Credit Agreements and (b) the Existing Indentures.

“Existing Indentures” shall mean, collectively, (a) the Debentures Indenture and (b) the Notes Indenture.

“Existing Term Loan Credit Agreement” shall mean that certain Credit Agreement, dated as of May 31, 2018 (as amended, amended and restated, supplemented or otherwise modified on or prior to the date hereof), by and among Hillman HoldCo, Hillman, certain financial institutions from time to time party thereto and Barclays Bank PLC, as the administrative agent and the collateral agent.

“Fully Diluted Company Shares” shall mean, without duplication (i) the aggregate number of shares of Company Common Stock, excluding any Excluded Shares, issued and outstanding immediately prior to the Effective Time (for the avoidance of doubt, including any shares of vested Company Restricted Stock), plus (ii) the aggregate number of shares of Company Common Stock issuable upon the exercise in full of all of the Company Options outstanding immediately prior to the Effective Time, plus (iii) the aggregate number of shares of unvested Company Restricted Stock outstanding immediately prior to the Effective Time.

“Fundamental Representations” shall mean (a) in the case of the Company, the representations and warranties contained in Section 3.1 (Organization and Qualification); Section 3.3 (Capitalization); Section 3.4 (Due Authorization); and Section 3.16 (Brokers; Third Party Expenses); and (b) in the case of Parent, the representations and warranties contained in Section 4.1 (Organization and Qualification); Section 4.2 (Parent Subsidiaries); Section 4.3 (Capitalization); Section 4.4 (Authority Relative to this Agreement); and Section 4.10 (Business Activities).

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Governmental Entity” shall mean any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, notice, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Entity.

“Group Companies” shall mean the Company and all of its direct and indirect Subsidiaries.

“Hazardous Material” shall mean any substance, material or waste that is listed, classified, defined, characterized, designated or otherwise regulated by a Governmental Entity as a “toxic substance,” “hazardous substance,” “hazardous material”, “contaminant”, “pollutant”, “hazardous waste”, “solid waste” or words of similar meaning or effect, including any radioactive materials, chlorinated solvents, petroleum, petroleum derivatives (or synthetic substitutes), petroleum byproducts, petroleum breakdown products, asbestos, asbestos containing materials, mold, radon, flammable substances, explosive substances, urea formaldehyde foam insulation, polychlorinated biphenyls, per- and polyfluoroalkyl substances, and any other substances regulated under Environmental Law.

“Hillman HoldCo” shall mean The Hillman Companies, Inc., a Delaware corporation and indirectly wholly owned Subsidiary of the Company.

“Hillman Trust” shall mean Hillman Group Capital Trust, a Delaware business statutory trust.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” shall mean any of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities; (d) any obligations as lessee under capitalized leases; (e) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities to the extent drawn; (f) any guaranty of any of the foregoing; (g) any accrued interest, fees and charges in respect of any of the foregoing; and (h) any prepayment premiums and penalties actually due and payable, and any other fees, expenses, indemnities and other amounts actually payable as a result of the prepayment or discharge of any of the foregoing.

“Intellectual Property” shall mean all worldwide rights, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including: (a) all patents and patent applications, including provisional patent applications and similar filings and any and all substitutions, divisions, continuations, continuations-in-part, divisions, reissues, renewals, extensions, reexaminations, patents of addition, supplementary protection certificates, utility models, inventors’ certificates, or the like and any foreign equivalents of the foregoing (including certificates of invention and any applications therefor) (collectively, “Patents”); (b) all trademarks, business marks, service marks, brand names, trade dress rights, logos, corporate names, and trade names, and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, intent-to-use registrations or similar reservations of marks, renewals and extensions thereof (collectively, “Trademarks”); (c) all registered and unregistered copyrights, applications for registration of copyright, works of authorship, literary works, design rights, Software (including all source code, object code, firmware, development tools, files, records and data, and all documentation related to any of the foregoing), pictorial and graphic works, reversions and moral rights (collectively, “Copyrights”); (d) all internet domain names and social media identifiers and accounts; (e) trade secrets, know-how, technology, discoveries and improvements, know-how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions (including conceptions and/or reductions to practice), designs, drawings, procedures, processes, models, formulations, manuals and systems, whether or not patentable or copyrightable (collectively “Trade Secrets”); (f) data, databases and data collections; and (g) all other intellectual property, intellectual property rights, proprietary information and proprietary rights.

“Investment Canada Act Notification” shall mean a notification pursuant to Section 12 of the Investment Canada Act (Canada) in respect of the Transactions.

“IT Systems” shall mean any and all Software, hardware, databases, servers, systems, circuits, networks, data communications lines, workstations, routers, hubs, switches, interfaces, websites (including the content thereon), platforms, automated networks and control systems, and all other computer, telecommunications and information technology systems, assets and equipment, including outsourced or cloud computing arrangements, and all associated documentation.

“Key Company Stockholders” shall mean the CCMP Parties and the Oak Hill Parties.

“Knowledge” shall mean the actual knowledge or awareness as to a specified fact or event, of: (a) with respect to the Company, the individuals listed on Section A of the Company Disclosure Letter; and (b) with respect to Parent or Merger Sub, the individuals listed on Section A of the Parent Disclosure Letter.

“Leased Real Property” shall mean all real property leased, subleased, licensed or otherwise occupied, by the Group Companies.

“Legal Proceeding” shall mean any action, suit, hearing, claim, charge, audit, lawsuit, litigation, investigation (formal or informal), inquiry, arbitration or proceeding (in each case, whether civil, criminal or administrative or at law or in equity) by or before a Governmental Entity.

“Legal Requirements” shall mean (i) any federal, state, local, municipal, foreign or other law, statute, constitution, treaty, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, injunction, judgment, Governmental Order, assessment, writ or other legal requirement, administrative policy or guidance, or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and (ii) the rules of any stock exchange or quotation system on which the Parent Common Stock is listed or quoted, in each case as in effect from time to time.

“Letter Agreement” shall mean that certain letter agreement dated as of October 8, 2020, by and among Parent, the Sponsors and each member of the Parent Board.

“Liabilities” shall mean any and all Indebtedness, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Licensed Intellectual Property” shall mean all Intellectual Property licensed to any of the Group Companies.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, license, option, right of first offer, right of first refusal, restriction or charge of any kind (including, any conditional sale or other title retention agreement or lease in the nature thereof, any agreement to give any security interest and any restriction relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership).

“Losses” shall mean, without duplication, (a) any and all judgments, settlements, losses, Liabilities, damages, interest, fines, penalties, Taxes, costs and expenses (including reasonable legal, accounting and other costs and expenses of professionals, whether involving a dispute solely between the Parties or otherwise), and (b) any losses or costs incurred in connection with investigating, defending, settling or satisfying any and claim, action or cause of action described in clause (a), and in seeking indemnification, compensation or reimbursement therefor whether the underlying claim, action or cause of action is actually asserted or is merely alleged or threatened.

“Merger Sub Common Stock” shall mean the common stock, par value $0.01 per share, of Merger Sub.

“Nasdaq” shall mean the Nasdaq Capital Market.

“Notes” shall mean the 6.375% senior notes due 2022 issued by Hillman.

“Notes Indentures” shall mean the indenture, dated as of June 30, 2014, among Hillman (as successor to HMAN Finance Sub Corp.), the guarantors party thereto and Wells Fargo Bank, National Association, as trustee, as amended or supplemented.

“NYSE Amex” shall mean NYSE American.

“Oak Hill Parties” shall mean, collectively, Oak Hill Capital Partners III, L.P., and Oak Hill Capital Management Partners III, L.P., and OHCP III HC RO, L.P.

“OFAC” shall mean the U.S. Treasury Department Office of Foreign Assets Control.

“Open Source Software” means any Software (or portion thereof) that is distributed as free Software or open source Software (for example, Software distributed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, or the Apache Software License), or pursuant to open source, copyleft or similar licensing and distribution models, or that requires as a condition of use, modification and/or distribution of such Software that such Software or other Software incorporated into, derived from or distributed with such Software (a) be disclosed or distributed in source-code form, (b) be licensed for the purpose of making derivative works or (c) be redistributable at no or minimal charge.

“Order” shall mean any award, injunction, judgment, regulatory or supervisory mandate, order, writ, decree or ruling entered, issued, made, or rendered by any Governmental Entity that possesses competent jurisdiction.

“Ordinary Course” shall mean the ordinary course of the operation of business of the Group Companies consistent with past practice.

“Organizational Documents” of a Person shall mean, collectively, such Person’s certificate of incorporation and bylaws or other comparable governing instruments.

“Owned Intellectual Property” shall mean any and all Intellectual Property owned (or purported to be owned), in whole or in part, by any of the Group Companies.

“Pandemic Measures” means any “shelter-in-place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, or other conditions or restrictions, or any other Legal Requirement, directive, pronouncement, guideline or recommendations by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or industry group in connection with or in respect to COVID-19 or any other pandemic, epidemic, public health emergency or disease outbreak.

“Parent Capital Stock” shall mean, collectively, (a) the Parent Class A Common Stock, (b) the Parent Class B Common Stock, and (c) the Parent Preferred Stock.

“Parent Cash” shall mean, as of the date of determination (a) all amounts in the Trust Account plus (b) all other Cash and Cash Equivalents of Parent.

“Parent Class A Common Stock” shall mean the Class A common stock, par value $0.0001 per share, of Parent.

“Parent Class B Common Stock” shall mean the Class B common stock, par value $0.0001 per share, of Parent.

“Parent Common Stock” shall mean (a), prior to the effective time of the Parent Third A&R Certificate of Incorporation, collectively, the Parent Class A Common Stock and the Parent Class B Common Stock, and (b) as of the effective time of the Parent Third A&R Certificate of Incorporation, the common stock, par value $0.0001 per share, of Parent.

“Parent Liabilities” shall mean, as of immediately prior to the Closing, the aggregate amount of Liabilities of Parent and Merger Sub that would be accrued on a balance sheet in accordance with GAAP, whether or not such Liabilities are due and payable as of such time. Notwithstanding the foregoing or anything to the contrary herein, Parent Liabilities shall not include any Parent Transaction Costs.

“Parent Material Adverse Effect” shall mean any change, event, state of facts, development or occurrence, that, individually or when aggregated with other changes, events, states of facts, developments or occurrences (a) has had a materially adverse effect on the business, assets, financial condition or results of operations of Parent and Merger Sub, taken as a whole; or (b) is reasonably likely to prevent or materially delay the ability of Parent or Merger Sub to consummate the Transactions; provided, however, that no change or effect related to any of the following, alone or in combination, shall be taken into account in determining whether a Parent Material Adverse Effect has occurred pursuant to clause (a): (i) changes or proposed changes in applicable Legal Requirements, regulations or interpretations thereof or decisions by courts or any Governmental Entity after the date of this Agreement; (ii) changes or proposed changes in GAAP (or any interpretation thereof) after the date of this Agreement; or (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; provided, however, that if a change or effect related to clauses (i), (ii) or (iii) disproportionately adversely affects Parent compared to other Persons operating in the same industry as Parent, then such disproportionate impact may be taken into account in determining whether a Parent Material Adverse Effect has occurred.

“Parent Outside Director” shall mean each of Scott J. Kelly, Dona Cornell and any member of the Parent Board appointed following the date hereof and reasonably intended to qualify as an independent director.

“Parent Preferred Stock” shall mean the preferred stock, par value $0.0001 per share, of Parent.

“Parent Public Warrants” shall mean, collectively, those certain redeemable warrants exercisable for one share of Parent Class A Common Stock, each at an exercise price of $11.50 per share, issued in connection with the initial public offering of Parent’s securities.

“Parent Sponsor Warrants” shall mean, collectively, those certain redeemable warrants exercisable for one share of Parent Class A Common Stock, each at an exercise price of $11.50 per share, acquired by the Sponsors in a private placement on October 8, 2020.

“Parent Stockholder Approval” means the approval at a stockholders’ meeting duly called by the Parent Board, held for such purpose, and at which a quorum is present of (a) each of the Parent Stockholder Matters identified in clauses (1), (2), (4) and (5) of Section 6.1(b), in each case, by an affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote thereupon, who attend such meeting and vote thereupon (as determined in accordance with Parent’s Organizational Documents) and (b) those Parent Stockholder Matters identified in clause (3) of Section 6.1(b) by an affirmative vote of the holders of at least a majority of the outstanding shares of Parent Common Stock entitled to vote thereupon (as determined in accordance with Parent’s Governing Documents), or, in each case, any such vote as may be required to approve the Parent Stockholder Matter proposed in accordance with the DGCL and Parent’s Organizational documents.

“Parent Transaction Costs” shall mean (a) all fees, costs and expenses of Parent incurred or to be incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Documents and the consummation of the Transactions, whether paid or unpaid prior to the Closing, including any and all professional or transaction related costs, fees and expenses of legal, accounting and financial advisors, consultants, auditors, accountants and brokers, including any deferred underwriting commissions being held in the Trust Account, and director fees in an amount equal to $100,000 payable to each Parent Outside Director in connection with the Transactions; and (b) any Indebtedness of Parent or its Subsidiaries owed to its Affiliates or stockholders, including any Sponsor loans and similar expense.

“Parent Units” shall mean equity securities of Parent each consisting of one share of Parent Class A Common Stock and one-third of one Parent Public Warrant.

“Parent Warrants” shall mean Parent Public Warrants and Parent Sponsor Warrants.

“Permitted Lien” shall mean (a) Liens for Taxes not yet delinquent or for Taxes that are being contested in good faith by appropriate proceedings and in each case that are sufficiently reserved for on applicable financial statements in accordance with GAAP; (b) statutory and contractual Liens of landlords with respect to Leased Real Property that do not, individually or in the aggregate, materially detract from the value of, or materially interfere with the present use or the value of the affected Leased Real Property; (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course and (i) that are not yet delinquent; or (ii) that are being contested in good faith through appropriate proceedings and in each case that are sufficiently reserved for on the Financial Statements in accordance with GAAP; (d) in the case of Leased Real Property, zoning, building code, or other planning restrictions, variances, covenants, rights of way, encumbrances, easements and other irregularities in title, none of which, individually or in the aggregate, materially detract from the value of, or interfere in any material respect with the present use of or occupancy of, the affected Leased Real Property by any of the Group Companies; (e) Liens securing capital lease obligations of any of the Group Companies; (f) all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Liens of record arising in the Ordinary Course and not incurred in connection with the borrowing of money that do not, individually or in the aggregate, materially detract from the value of, or materially interfere with the present use of, the assets of any Group Company; (g) Liens securing the Indebtedness pursuant to the Existing Debt Documents; and (h) Liens securing the Debt Financing.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, sole proprietorship, incorporated or unincorporated entity or Governmental Entity.

“Personal Information” shall mean, in addition to any definition for any similar term (e.g., “personally identifiable information” or “PII”) provided by applicable Legal Requirement, or by the Group Companies in any of its privacy policies, notices or Contracts, all information that identifies, could be used to identify or is otherwise associated with an individual person or device, whether or not such information is associated with an identifiable individual. Personal Information may relate to any individual, including a current, prospective, or former customer, end user or employee of any Person, and includes information in any form or media, whether paper, electronic, or otherwise.

“Post-Closing Indebtedness” shall mean the aggregate Indebtedness of Parent and the Group Companies, collectively, immediately following Closing (for the avoidance of doubt, after giving effect to the transactions contemplated under Section 1.5).

“Privacy Laws” shall mean any and all applicable Legal Requirements, Legal Requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, privacy, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including, but not limited to, the Federal Trade Commission Act, California Consumer Privacy Act (CCPA), General Data Protection Regulation (GDPR), Regulation 2016/679/EU on the protection of natural persons with regard to the processing of personal data and on the free movement of such data and any and all applicable Legal Requirements relating to breach notification in connection with Personal Information.

“Product Liability Occurrence” shall mean any accident, happening or event which occurs or has occurred at any time on or prior to the Closing that is caused or allegedly caused by any hazard or defect in manufacture, design, materials or workmanship including any failure or alleged failure to warn, or any breach or alleged breach of express or implied warranties or representations, with respect to a product manufactured, shipped, sold or delivered by or on behalf of any Group Company which results, or is alleged to have resulted in, injury or death to any Person or damage to or destruction of property (including damage to or destruction of the product itself) or other consequential damages, at any time.

“Purchase Price” shall mean an amount equal to (a) $911,300,000, plus (b) the product of (i) the 2,828,000 shares of Parent Class A Common Stock being forfeited under the A&R Letter Agreement, multiplied by (ii) $10.

“Recall” shall mean a product recall, rework or post sale warning or similar action.

“Registration Statement” shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Parent under the Securities Act with respect to the Registration Statement Securities.

“Related Parties” shall mean, with respect to a Person, such Person’s former, current and future direct or indirect equityholders, controlling Persons, shareholders, optionholders, members, general or limited partners, Affiliates, Representatives, and each of their respective successors and assigns.

“Representatives” shall mean a Person’s equityholders, employees, agents, officers, directors, managers, general partners, representatives and advisors.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” shall mean any and all (a) computer programs, applications, middleware, utilities, tools, drivers, firmware, microcode, scripts, batch files, instruction sets and macros, including any and all software implementations of algorithms, models and methodologies, whether in source-code, object-code or other form, (b) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, (c) data, databases and compilations and collections of data, whether machine readable or otherwise, and (d) documentation and other materials related to any of the foregoing, including user manuals and training materials.

“Specified Business Conduct Laws” shall mean (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and other applicable Legal Requirements relating to bribery or corruption; (b) all Legal Requirements imposing economic or financial sanctions on any Person, including, all Legal Requirements administered by OFAC, all sanctions laws or embargos imposed or administered by the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury or the European Union and all anti-boycott or anti-embargo laws; (c) all Legal Requirements relating to the import, export, re-export, transfer of information, data, goods, software and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce and the International Traffic in Arms Regulations administered by the U.S. Department of State; and (d) the Money Laundering Control Act, the Currency and Foreign Transactions Reporting Act, The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and other applicable Legal Requirements relating to money laundering.

“Sponsors” shall mean, collectively, TJF, LLC and Jefferies Financial Group, Inc.

“Stockholder Agreement” shall mean that certain Stockholders’ Agreement, dated as of June 30, 2014, by and among the Company, the CCMP Parties and the Oak Hill Parties, as amended.

“Subscription Agreements” shall mean, collectively, the subscription agreements pursuant to which the PIPE Investment will be consummated.

“Subsidiary” shall mean, with respect to any Person (other than an individual), any partnership, limited liability company, corporation or other business entity of which (a) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; (b) if a partnership, limited liability company or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof; or (c) in any case, such Person controls the management thereof.

“Tax” or “Taxes” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges including all United States federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, net worth, transfer, sales, ad valorem, use, value-added, property, excise, escheat and unclaimed property, severance, windfall profits, recapture, stamp, license, payroll, occupation, social security, environmental, registration, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever in the nature of, or similar to, a tax (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest.

“Tax Return” shall mean any return, certification, declaration, report, claim for refund, or information return or statement relating to Taxes that is filed or required to be filed with a Governmental Entity, including any schedule or attachment thereto and any amendment thereof.

“Transaction Documents” shall mean this Agreement and all agreements contemplated by the Exhibits hereto.

“Transactions” shall mean the transactions contemplated pursuant to this Agreement and the other Transaction Documents, including the Merger.

“Treasury Regulations” shall mean the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Trust Declaration” shall mean the amended and restated declaration of trust, dated as of September 5, 1997, as amended or supplemented.

“Trust Preferred Securities” shall mean the 11.6% trust preferred securities issued by Hillman Trust.

Exhibit A

Company Voting and Support Agreement

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is entered into this [●] day of January 2021, by and among Landcadia Holdings III, Inc., a Delaware corporation (“Landcadia”), and each of the undersigned (each, a “Holder” and collectively, the “Holders”). Defined terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, each Holder “beneficially owns” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) and has the sole power to dispose of (or sole power to cause the disposition of) and the sole power to vote (or sole power to direct the voting of) the number of shares of common stock, par value $0.01 per share, of HMAN Group Holdings, Inc., a Delaware corporation (“Hillman”, and such shares, the “Hillman Shares”), set forth on such Holder’s signature page hereto (such Hillman Shares, together with any other Hillman Shares acquired by such Holder or with respect to which such Holder otherwise becomes entitled to exercise voting power prior to the Termination Date (as defined below), the “Covered Shares”); and

WHEREAS, Hillman, Landcadia and the other parties named therein will, concurrently with the execution of this Agreement, enter into that certain Agreement and Plan of Merger (as amended, modified, supplemented or waived from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which, inter alia, a direct, wholly owned subsidiary of Landcadia will be merged with and into Hillman, with Hillman surviving as a wholly owned subsidiary of Landcadia (the “Merger”), on the terms and subject to the conditions set forth therein (the Merger, together with the other transactions contemplated by the Merger Agreement, the “Transactions”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.             Voting Agreement.

As promptly as reasonably practicable (and in any event within one (1) Business Day) following the time at which the Registration Statement is declared effective under the Securities Act, each Holder shall duly execute and deliver to Hillman and Landcadia a written consent, in a form reasonably acceptable to Landcadia and in accordance with the DGCL and Hillman’s Organizational Documents, under which it, he or she irrevocably and unconditionally consents to Hillman’s execution, delivery and performance of its obligations under the Merger Agreement and any other Transaction Documents to which Hillman is or will be a party, as well as consummation of the transactions contemplated thereby (including the Merger). The obligations of the Holders specified in this Section 1 shall apply whether or not the Merger, any of the Transactions or any action described above is recommended by Hillman’s board of directors.

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2.             Representations, Warranties and Agreements.

2.1.          Holders’ Representations, Warranties and Agreements. Each Holder hereby represents and warrants to Landcadia and acknowledges and agrees with Landcadia as follows:

2.1.1.      If a Holder is not an individual, such Holder has been duly formed or incorporated and is validly existing in good standing under the Legal Requirements of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Agreement. If a Holder is an individual, such Holder has full legal capacity, right and authority to enter into, deliver and perform his or her obligations under this Agreement.

2.1.2.      If a Holder is not an individual, this Agreement has been duly authorized, validly executed and delivered by such Holder. If a Holder is an individual, the signature on this Agreement is genuine, and such Holder has legal competence and capacity to execute the same. This Agreement is enforceable against each Holder in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Legal Requirements relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

2.1.3.      The execution, delivery and performance by each Holder of this Agreement and the consummation of the transactions contemplated herein do not and will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien, charge or encumbrance upon Holder’s Covered Shares or any other property or assets of any Holder or any of their respective subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which any Holder or any of their respective subsidiaries is a party or by which any Holder or any of their respective subsidiaries is bound or to which Holder’s Covered Shares or any other property or assets of any Holder or any of their respective subsidiaries is subject, which would reasonably be expected to impair the legal authority of any Holder to enter into and timely perform its obligations under this Agreement, (ii) if a Holder is not an individual, result in any violation of the provisions of the Organizational Documents of such Holder or any of its subsidiaries, (iii) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Holder), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Agreement or (vi) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over such Holder or any of its subsidiaries or any of their respective properties that would reasonably be expected to impair the legal authority of any Holder to enter into and timely perform its obligations under this Agreement.

2.1.4.      Each Holder’s signature page hereto sets forth the number of Covered Shares over which such Holder has beneficial ownership as of the date hereof. As of the date hereof, each Holder is the lawful owner of the Covered Shares denoted as being owned by such Holder on the signature page hereto and has the sole power to vote (or sole power to direct the voting of) such Covered Shares. Each Holder has good and valid title to the Covered Shares denoted as being owned by such Holder on the signature page hereto, free and clear of any and all Liens other than those created or permitted by this Agreement, the Organizational Documents of Hillman, or those imposed by applicable law, including federal and state securities laws. Except for the Covered Shares denoted on the signature page hereto, as of the date of this Agreement, Holder is not a beneficial owner or record holder of any (i) equity securities of Hillman, (ii) securities of Hillman having the right to vote on any matters on which the holders of equity securities of Hillman may vote or which are convertible into or exchangeable for, at any time, equity securities of Hillman, or (iii) options or other rights to acquire from Hillman any equity securities or securities convertible into or exchangeable for equity securities of Hillman except as contemplated by the Merger Agreement or any other Transaction Document.

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2.1.5.      Each Holder acknowledges and represents that such Holder is a sophisticated stockholder and has (i) conducted his, her or its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of Landcadia, (ii) had the opportunity to read the Merger Agreement and this Agreement and has had the opportunity to consult with its, his or her tax and legal advisor, and (iii) received such information as such Holder deems necessary in order to make an investment decision with respect to the Covered Shares and to enter into this Agreement, including with respect to Hillman, Landcadia and the Transactions. Without limiting the generality of the foregoing, no Holder has relied on any statements or other information provided by Hillman or Landcadia in making its decision to enter into, deliver and perform its obligations under this Agreement. Each Holder further acknowledges that that there have been no representations, warranties, covenants or agreements made to such Holder by Landcadia or any of its respective officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements expressly set forth in this Agreement. Each Holder acknowledges that the agreements contained herein with respect to the Covered Shares held by such Holder are irrevocable.

2.1.6.      No Holder is currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of equity securities of Hillman (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

2.1.7.      Each Holder understands and acknowledges that Landcadia is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by the Holders.

2.1.8.      No Holder (i) has entered into any voting agreement or voting trust with respect to such Holder’s Covered Shares inconsistent with the Holders’ obligations pursuant to this Agreement, (ii) has granted a proxy, a consent or power of attorney with respect to the Holders’ Covered Shares and (iii) has entered into any agreement or taken any action that would make any representation or warranty of the Holders contained herein untrue or incorrect or have the effect of preventing the Holders from performing any of their obligations under this Agreement.

2.1.9.      There is no Action pending against any Holder or, to the knowledge of any Holder, threatened against any Holder, before or, in the case of threatened Actions, that would be before, any arbitrator or Governmental Entity, which in any manner challenges the beneficial or record ownership of any Holder’s Covered Shares, the validity of this Agreement or the performance by the Holders of their obligations under this Agreement.

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2.2.          Representations, Warranties and Agreements of Landcadia. Landcadia hereby represents and warrants to the Holders and acknowledges and agrees with the Holders as follows:

2.2.1.      Landcadia is duly organized and validly existing under the Legal Requirements of its jurisdiction of formation, with corporate power and authority to enter into, deliver and perform its obligations under this Agreement.

2.2.2.      This Agreement has been duly authorized, executed and delivered by Landcadia and is enforceable against Landcadia in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Legal Requirements relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.

2.2.3.      The execution, delivery and performance of this Agreement (including compliance by Landcadia with all of the provisions hereof) and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any of the terms of any material contract, or other agreements or instrument to which Landcadia is a party or by which Landcadia or any of its assets may be bound, (ii) result in any violation of the provisions of the organizational documents of Landcadia, or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Landcadia or any of its properties that would reasonably be expected to impair Landcadia’s ability to perform its obligations under this Agreement.

3.             Additional Covenants.

3.1.          No Transfers. Each Holder agrees that, prior to the Termination Date, except as contemplated by this Agreement, the Merger Agreement or any other Transaction Document, it shall not, and shall cause its Affiliates not to, without Landcadia’s prior written consent (which consent may be given or withheld by Landcadia in its sole discretion): (i) directly or indirectly, offer for sale, sell (including short sales), transfer, tender, pledge, convert, encumber, assign or otherwise dispose of (including by gift, merger, tendering into any tender offer or exchange offer or otherwise), either voluntarily or involuntarily (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Covered Shares; (ii) grant any proxies or powers of attorney with respect to any or all of the Covered Shares (except in connection with voting by proxy at a meeting of stockholders of Hillman as contemplated by Section 1 of this Agreement); (iii) permit to exist any Lien with respect to any or all of the Covered Shares other than those created by this Agreement. Notwithstanding the foregoing, this Section 3.1 shall not prohibit a Transfer of Covered Shares by any Holder to an Affiliate of such Holder; provided that such Transfer shall be permitted only if, prior to or in connection with such Transfer, the transferee agrees in writing, reasonably satisfactory in form and substance to Landcadia, to assume all of the obligations of such Holder hereunder and to be bound by the terms of this Agreement; provided further that any Transfer permitted under this Section 3.1 shall not relieve the Holder of its obligations under this Agreement. Any transfer in violation of this Section 3.1 shall be null and void ab initio.

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3.2.          Covered Shares. In the event of a stock dividend or distribution, or any change in the Covered Shares by reason of any stock dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or the like, the term “Covered Shares” shall be deemed to refer to and include the Covered Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Covered Shares may be changed or exchanged or which are received in such transaction. Each Holder agrees, while this Agreement is in effect, to notify Landcadia promptly in writing (including by e-mail) of the number of any additional Covered Shares acquired by such Holder, if any, after the date hereof.

3.3.          Inconsistent Actions. Each Holder agrees, while this Agreement is in effect, not to take or agree or commit to take any action that would make any representation and warranty of the Holders contained in this Agreement inaccurate or have the effect of preventing or disabling the Holders from performing its obligations under this Agreement.

3.4.          Standstill Obligations. Each Holder covenants and agrees that, prior to the Termination Date:

3.4.1.      Each Holder shall be bound by and comply with Sections 6.11 (No Solicitation) and 6.4 (Confidentiality) of the Merger Agreement (and any relevant definitions contained in any such sections) to the same extent as such provisions apply to Hillman as if such Holder were a signatory to the Merger Agreement with respect to such provisions.

3.4.2.      Each Holder shall not, nor shall any Holder act in concert with any person to, deposit any of the Covered Shares in a voting trust or subject any of the Covered Shares to any arrangement or agreement with any person with respect to the voting of the Covered Shares, except as provided by Section 3.1.

3.5.          Stop Transfers. Each Holder agrees with, and covenants to, Landcadia that no Holder shall request that Hillman register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any Covered Shares during the term of this Agreement without the prior written consent of Landcadia, in its sole discretion, other than pursuant to a transfer permitted by Section 3.1.

3.6.          No Inconsistent Agreements. Each Holder hereby covenants and agrees that, except for this Agreement, no Holder shall, at any time while this Agreement remains in effect, (i) be party or subject to, or enter into any voting agreement or voting trust with respect to such Holder’s Covered Shares inconsistent with such Holder’s obligations pursuant to this Agreement, (ii) grant a proxy, a consent or power of attorney with respect to such Holder’s Covered Shares and (iii) be party or subject to, or enter into any agreement or taken any action that would make any representation or warranty of the Holders contained herein untrue or incorrect in any material respect or have the effect of preventing the Holders from performing any of their obligations under this Agreement.

3.7.          Non-Circumvention. Each party hereto agrees that it shall not, and shall cause its Affiliates not to, indirectly accomplish that which it is not permitted to accomplish directly under this Agreement pursuant to provisions of this Agreement that have not been terminated pursuant to Section 4.

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4.             Termination.

This Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (i) the Effective Time, (ii) such date and time as the Merger Agreement is validly terminated in accordance with its terms and (iii) upon the mutual written agreement of each of the parties hereto to terminate this Agreement (the earliest such date under clause (i), (ii) and (iii) being referred to herein as the “Termination Date”); provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. Landcadia shall promptly notify each Holder of the termination of the Merger Agreement promptly after the termination of such agreement. Notwithstanding anything to the contrary herein, the provisions of Section 5 shall survive the termination of this Agreement.

5.             Miscellaneous.

5.1.          Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the transactions contemplated by this Agreement.

5.1.1.      Each of the parties hereto acknowledges that Landcadia and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Agreement. Prior to the Termination Date, each of the parties hereto agrees to promptly notify the other parties hereto if any of the acknowledgments, understandings, agreements, representations and warranties made by such party set forth herein are no longer accurate in all material respects.

5.1.2.      Each Holder, from time to time, at Landcadia’s request and without further consideration, shall execute and deliver such additional documents and take all such further action as may be reasonably necessary under applicable Legal Requirements to effect the actions and consummate the transactions contemplated by the Merger Agreement and this Agreement on the terms and subject to the conditions set forth herein and therein.

5.1.3.      Each of the Holders and Landcadia is entitled to rely upon this Agreement and is irrevocably authorized to produce this Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

5.1.4.      Each of the parties hereto shall pay all of their respective expenses in connection with this Agreement and the transactions contemplated herein.

5.1.5.      Each Holder shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement on the terms and conditions described therein no later than immediately prior to the consummation of the Transactions.

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5.1.6.      Each Holder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class Action with respect to, any Action or claim, derivative or otherwise, against Landcadia, Landcadia’s Affiliates, the Sponsors, Hillman or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or any other Transaction Document.

5.2.          Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) the next day when sent by overnight carrier to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i)            If to Landcadia:

Landcadia Holdings III, Inc.

1501 West Loop South.

Houston, TX 77027

Attention: Steven L. Scheinthal

   General Counsel

E-mail:	sscheinthal@ldry.com

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Joel L. Rubinstein

   Michael A. Deyong

Email:	joel.rubinstein@whitecase.com
michael.deyong@whitecase.com

(ii)           If to a Holder, to such address or addresses set forth on the signature page hereto next to such Holder’s name.

5.3.          Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof, including any commitment letter(s) entered into relating to the subject matter hereof.

5.4.          Modifications and Amendments. This Agreement may not be amended, modified, supplemented or waived (i) except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification, supplement or waiver is sought, (ii) without the prior written consent of Landcadia and (iii) in the event that such amendment, modification, supplement or waiver would reasonably be expected to materially and adversely affect the closing of the Transactions pursuant to the Merger Agreement, without the prior written consent of Hillman; provided that any rights (but not obligations) of a party under this Agreement may be waived, in whole or in part, by such party on its own behalf without the prior consent of any other party.

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5.5.          Assignment. Except for transfers permitted by Section 3.1, neither this Agreement nor any rights, interests or obligations that may accrue to the parties hereunder may be transferred or assigned without the prior written consent of each of the other parties hereto. Any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

5.6.          Benefit.

5.6.1.      Except as otherwise provided herein, this Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. This Agreement shall not confer rights or remedies upon any person other than the parties hereto and their respective successors and assigns.

5.6.2.      Each Holder acknowledges and agrees that (i) this Agreement is being entered into in order to induce Landcadia to execute and deliver the Merger Agreement and without the representations, warranties, covenants and agreements of the Holders hereunder, Landcadia would not enter into the Merger Agreement, (ii) each representation, warranty, covenant and agreement of the Holders hereunder is being made also for the benefit of Landcadia, and (iii) Landcadia may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief in accordance with Section 5.12) each of the covenants and agreements of Holder under this Agreement.

5.6.3.      Each of the Holders and Landcadia agrees that Hillman is a third-party beneficiary of this Agreement and Hillman may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the covenants and agreements of the Holders under this Agreement, as amended, modified, supplemented or waived in accordance with Section 5.4.

5.7.          Capacity; Fiduciary Duties. The covenants and agreements set forth herein shall not (a) limit or affect any action or inaction by any Holder or any representative of such Holder serving as a member of the board of directors of Hillman or as an officer, employee or fiduciary of Hillman, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of Hillman, or (b) prevent any Holder or Holder designee, director, officer or employee serving on the board of directors of Hillman from exercising his or her fiduciary duties while acting in such person’s capacity as a director of Hillman. Each Holder is entering into this Agreement solely in its capacity as the beneficial owner of such Holder’s Hillman Shares, and not in such Holder’s capacity as a director, officer or employee of Hillman or any of Hillman’s Subsidiaries, and nothing in the foregoing sentence shall be deemed to limit, amend, modify or waive (a) any obligation of any Holder hereunder in such Holder’s capacity as a beneficial owner of such Holder’s Hillman Shares or (b) any obligation of Hillman under the Merger Agreement or any other Transaction Document.

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5.8.          Governing Law. This Agreement, and all claims or causes of action (each, an “Action”) based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Legal Requirements of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Legal Requirements of another jurisdiction.

5.9.          Consent to Jurisdiction; Waiver of Jury Trial. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this paragraph. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.10.        Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

5.11.        No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

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5.12.        Remedies.

5.12.1.  The parties agree that irreparable damage would occur if this Agreement was not performed or the Closing is not consummated in accordance with its specific terms or was otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that the parties hereto shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including the Holders’ obligations to vote their Covered Shares as provided in this Agreement, without proof of actual damages or the inadequacy of monetary damages as a remedy, in an appropriate court of competent jurisdiction as set forth in Section 5.9, this being in addition to any other remedy to which any party is entitled at law or in equity, including money damages. The right to specific enforcement shall include the right of the parties to cause the other parties to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Agreement. The parties hereto further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this Section 5.12 is unenforceable, invalid, contrary to applicable law or inequitable for any reason, and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate. In connection with any action for which Landcadia is being granted an award of money damages, the Holders agree that such damages shall include, without limitation, damages related to the cash consideration that is or was to be paid to Landcadia under the Merger Agreement and such damages are not limited to an award of out-of-pocket fees and expenses related to the Merger Agreement.

5.12.2.  The parties acknowledge and agree that this Section 5.12 is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Agreement.

5.12.3.  In any dispute arising out of or related to this Agreement, or any other agreement, document, instrument or certificate contemplated hereby, or any transactions contemplated hereby or thereby, the applicable adjudicating body shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the dispute and the enforcement of its rights under this Agreement or any other agreement, document, instrument or certificate contemplated hereby and, if the adjudicating body determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the adjudicating body may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the adjudication and the enforcement of its rights under this Agreement or any other agreement, document, instrument or certificate contemplated hereby or thereby.

5.13.        Survival of Representations and Warranties. All representations and warranties made by the parties hereto in this Agreement shall survive the Closing.

5.14.        No Broker or Finder. Each of the Holders represents and warrants to the other parties hereto that no broker, finder or other financial consultant has acted on its behalf in connection with this Agreement or the transactions contemplated hereby in such a way as to create any liability on any other party hereto. Each of the Holders agrees to indemnify and save the other parties hereto harmless from any claim or demand for commission or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party and to bear the cost of legal expenses incurred in defending against any such claim.

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5.15.        Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

5.16.        Counterparts. This Agreement may be executed in one or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by any form of electronic delivery, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

5.17.        Construction. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty, and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached will not detract from or mitigate the fact that such party is in breach of the first representation, warranty, or covenant.

5.18.        Mutual Drafting. This Agreement is the joint product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties hereto and shall not be construed for or against any party.

5.19.        Consent to Disclosure. Each Holder hereby consents to the publication and disclosure in any (i) Form 8-K filed by Hillman or Landcadia with the SEC in connection with the execution and delivery of the Merger Agreement and the Registration Statement or (ii) other documents or communications provided by Hillman or Landcadia to any Governmental Entity or to securityholders of Hillman, in each case, to the extent required by the federal securities laws or the SEC or any other securities authorities, of each Holder’s name or identity and beneficial ownership of Covered Shares and the nature of each Holder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Hillman or Landcadia, a copy of this Agreement. Without each Holder’s prior written consent, Hillman and Landcadia shall not use such Holder’s name in any press release issued in connection with the Transactions. Each Holder will promptly provide any information reasonably requested by Hillman or Landcadia for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

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5.20.        No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Landcadia any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares.

5.21.        No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between the Holders, on the one hand, and Landcadia, on the other hand, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between or among the parties.

5.22.        No Recourse. Notwithstanding anything to the contrary contained herein or otherwise, but without limiting any provision in the Merger Agreement or any other Transaction Document, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or affiliate of any of the foregoing (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

[Signature Page Follows]

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IN WITNESS WHEREOF, Landcadia and each Holder has executed or caused this Voting and Support Agreement to be executed by its duly authorized representative as of the date set forth below.

LANDCADIA

Landcadia Holdings III, Inc.

By:

Name:

Title:

[Signature Page to Voting and Support Agreement]

HOLDER

[HOLDER]

By:

Name:

Title:

Hillman Shares:

Notice Address:

[Signature Page to Voting and Support Agreement]

HOLDER

[HOLDER]

By:

Name:

Title:

Hillman Shares:

Notice Address:

[Signature Page to Voting and Support Agreement]

Exhibit B

Parent Third A&R Certificate of Incorporation

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LANDCADIA HOLDINGS III, INC.

[●], 2021

Landcadia Holdings III, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.                  The Corporation was initially formed as Automalyst LLC (the “LLC”), a Delaware limited liability company, on March 13, 2018. The sole member of the LLC was M Science Holdings LLC, a Delaware limited liability company. On August 24, 2020, the LLC filed a certificate of conversion with the Secretary of State of the State of Delaware for purposes of converting the LLC to a corporation.

2.                  The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 24, 2020.

3.                  The Corporation filed an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware on September 16, 2020.

4.                  The Corporation filed a second amended and restated certificate of incorporation with the Secretary of State of the State of Delaware on October 8, 2020 (the “Second Amended and Restated Certificate”).

5.                  This Third Amended and Restated Certificate of Incorporation (this “Third Amended and Restated Certificate”) was duly adopted by the Board of Directors of the Corporation (the “Board”) and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”).

6.                  This Certificate shall become effective on the date of filing with the Secretary of State of the State of Delaware.

7.                  This Third Amended and Restated Certificate restates, integrates and amends the provisions of the Second Amended and Restated Certificate. Certain capitalized terms used in this Third Amended and Restated Certificate are defined where appropriate herein.

8.                  The Second Amended and Restated Certificate is being amended and restated in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of January 24, 2021, by and among the Corporation, HMAN Group Holdings, Inc. and the other parties thereto (as amended, modified, supplemented or waived from time to time, the “Merger Agreement”). As part of the transactions contemplated by the Merger Agreement, and in accordance with Section 4.3(b) of the Second Amended and Restated Certificate, all 20,000,000 shares of the Class B Common Stock of the Corporation will be automatically converted on a 1-for-1 basis into 20,000,000 shares of Class A Common Stock of the Corporation such that, at the effectiveness of this Third Amended and Restated Certificate, only Class A Common Stock remains outstanding. All Class A Common Stock issued and outstanding prior to the effectiveness of this Third Amended and Restated Certificate and all Class A Common Stock issued as part of the Merger Agreement and the Subscription Agreements contemplated by the Merger Agreement shall be renamed as Common Stock for all purposes of this Third Amended and Restated Certificate.

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9.                  The text of the Second Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I
NAME

The name of the corporation is “Hillman Solutions Corp.”.

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

ARTICLE III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE IV
CAPITALIZATION

Section 4.1            Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is [●] shares, which shall be divided into two classes, consisting of (a) [●] shares of common stock (the “Common Stock”), and (b) [●] shares of preferred stock (the “Preferred Stock”).

Section 4.2            Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board is hereby expressly authorized to provide for the issuance of shares of the Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions. Except as otherwise provided by any Preferred Stock Designation with respect to any series of Preferred Stock then outstanding or by law, no holder of any such series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.

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Section 4.3            Common Stock.

(a)               Except as otherwise required by law or this Third Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall exclusively possess all voting power with respect to the Corporation. The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote. The holders of shares of Common Stock shall at all times vote together as one class on all matters submitted to a vote of the stockholders of the Corporation.

(b)               Except as otherwise required by law or this Third Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Third Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the Common Stock shall not be entitled to vote on any amendment to this Third Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of the Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Third Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(c)               Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

(d)               Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.

Section 4.4            Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

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Section 4.5            No Class Vote on Changes in Authorized Number of Shares of Stock. Subject to the rights of the holders of any outstanding series of Preferred Stock, the number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1            Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board, except as may be otherwise provided by the DGCL or by this Third Amended and Restated Certificate.

Section 5.2            Number, Election and Term.

(a)               The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board.

(b)               Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible, and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Third Amended and Restated Certificate; the term of the initial Class II directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Third Amended and Restated Certificate; and the term of the initial Class III directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Third Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Third Amended and Restated Certificate, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. Subject to Section 5.5 hereof, if the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office.  Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, directors shall be elected by a plurality of the votes cast at an annual meeting of stockholders by holders of the Common Stock.

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(c)               Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d)               Unless and except to the extent that the Amended and Restated Bylaws of the Corporation (as may be amended from time to time, “Bylaws”) shall so require, the election of directors need not be by written ballot.

Section 5.3            Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause shall be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4            Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of at least 66% in voting power of all the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. At least forty-five (45) days prior to any annual or special meeting of stockholders at which it is proposed that any director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the director whose removal will be considered at the meeting.

Section 5.5            Preferred Stock – Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Third Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board is expressly authorized to adopt, amend, alter or repeal the Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Third Amended and Restated Certificate. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Third Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least 66% in voting power of all the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

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ARTICLE VII
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1            Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of the stockholders of the Corporation may be called only by the Board, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

Section 7.2            Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3            Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1            Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2            Indemnification and Advancement of Expenses.

(a)               The Corporation, to the fullest extent permitted by law, shall indemnify and advance expenses to any director of the Corporation and may indemnify and advance expenses to any other Person, in each case, made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

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(b)               The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Third Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)               Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Third Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)               This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE IX
CORPORATE OPPORTUNITY

Section 9.1            To the greatest extent permitted by applicable law, each of CCMP Capital Advisors, LP and the investment funds affiliated with CCMP Capital Advisors, LP and their respective successors, Transferees and Affiliates (each as defined in Section 10.3) (other than the Corporation and its subsidiaries) and all of their respective partners, principals, directors, officers, members, managers, equity holders and/or employees, including any of the foregoing who serve as officers or directors of the Corporation (each, an “Exempted Person”) shall not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time available to the Exempted Persons, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation (and there shall be no restriction on the Exempted Persons using the general knowledge and understanding of the industry in which the Corporation operates which it has gained as an Exempted Person in considering and pursuing such opportunities or in making investment, voting, monitoring, governance or other decisions relating to other entities or securities) and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries or stockholders for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries, or uses such knowledge and understanding in the manner described herein. In addition to and notwithstanding the foregoing, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy. Any person or entity purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of the provisions of this Article IX.

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Section 9.2            Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this Third Amended and Restated Certificate (including any Preferred Stock Designation) inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article IX shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Third Amended and Restated Certificate, the Bylaws or applicable law.

ARTICLE X
BUSINESS COMBINATIONS

Section 10.1        Opt Out of DGCL 203. The Corporation shall not be governed by Section 203 of the DGCL.

Section 10.2        Limitations on Business Combinations. Notwithstanding the foregoing, the Corporation shall not engage in any business combination, at any point in time at which the Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, with any interested stockholder for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(a)               prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

(b)               upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by: (i) persons who are directors and also officers; or (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(c)               at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66% in voting power of all the then outstanding voting stock of the Corporation which is not owned by the interested stockholder.

Section 10.3        Definitions. For purposes of this Article X, the term:

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(a)               “Affiliate” means, with respect to any person, any other person that controls, is controlled by, or is under common control with such person.

(b)               “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c)               “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i)                 any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation: (A) with the interested stockholder; or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 10.2 is not applicable to the surviving entity;

(ii)              any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii)            any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger under Section 251(g) of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (C) – (E) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv)             any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

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(v)               any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(d)               “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article X, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(e)               “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that: (i) is the owner of 15% or more of the outstanding voting stock of the Corporation; or (ii) is an Affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; or (iii) an Affiliate or associate of any such person described in clauses (i) and (ii); provided, however, that the term “interested stockholder” shall not include: (A) the Sponsor Holders or their transferees; or (B) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, that such person specified in this clause (B) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(f)                “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its Affiliates or associates:

(i)                 beneficially owns such stock, directly or indirectly; or

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(ii)              has: (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s Affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(iii)            has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.

(g)               “person” means any individual, corporation, partnership, unincorporated association or other entity.

(h)               “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(i)                 “Sponsor Holders” means the investment funds affiliated with CCMP Capital Advisors, LP and their respective successors, Transferees and Affiliates.

(j)                 “Transferee” means any Person who (i) becomes a beneficial owner of Common Stock upon having acquired such shares of Common Stock from an investment fund affiliated with CCMP Capital Advisors, LP and (ii) is designated in writing by the transferor as a “Transferee” and a copy of such writing is provided to the Corporation at or prior to the time of such transfer; provided, however, that a purchaser of Common Stock in a registered offering or in a transaction effected pursuant to Rule 144 under the Securities Act of 1933, as amended (or any similar or successor provision thereto), shall not be a “Transferee.”

(k)               “voting stock” means stock of any class or series entitled to vote generally in the election of directors.

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ARTICLE XI
AMENDMENT OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Third Amended and Restated Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Third Amended and Restated Certificate and the DGCL, and, except as set forth in Article VIII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Third Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XI. Notwithstanding anything to the contrary contained in this Third Amended and Restated Certificate, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Article V, Article VI, Section 7.1, Section 7.3, Article VIII, Article IX, Article X and this Article XI may be altered, amended or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless, in addition to any other vote required by this Third Amended and Restated Certificate or otherwise required by law, such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least 66% in voting power of all the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XII

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 12.1        Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative claim or proceeding brought on behalf of the Corporation, (ii) any claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Third Amended and Restated Certificate or the Bylaws, or (iv) any claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine (each of (i) through (iv) above, a “Covered Claim”) and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Notwithstanding the foregoing, the provisions of this Section 12.1 will not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 12.1.

Section 12.2        Federal Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this provision.

Section 12.3        Consent to Jurisdiction. If any claim the subject matter of which is within the scope of Section 12.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 12.4        Severability. If any provision or provisions of this Article XII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XII (including, without limitation, each portion of any sentence of this Article XII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Corporation has caused this Third Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of the date first set forth above.

LANDCADIA HOLDINGS III, INC.

By:
Name:
Title:

[Signature Page to the Third Amended and Restated Certificate of Incorporation]

Exhibit C

Parent A&R Bylaws

AMENDED AND RESTATED BYLAWS

OF

Hillman solutions corp.
(f/k/a Landcadia Holdings III, Inc.)

ARTICLE I

OFFICES

Section 1.1.              Registered Office. The registered office of Hillman Solutions Corp. (the “Corporation”) within the State of Delaware shall be located at either: (a) the principal place of business of the Corporation in the State of Delaware; or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2.              Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

ARTICLE II

STOCKHOLDERS MEETINGS

Section 2.1.              Annual Meetings. The annual meeting of stockholders shall be held at such place and time and on such date as shall be determined by the Board and stated in the notice of the meeting; provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a). At each annual meeting, the stockholders shall elect those directors of the Corporation to fill any term of a directorship that expires on the date of such annual meeting and may transact any other business as may properly be brought before the meeting.

Section 2.2.              Special Meetings. Subject to the rights of the holders of any outstanding series of the preferred stock of the Corporation (the “Preferred Stock”), and to the requirements of applicable law, special meetings of stockholders, for any purpose or purposes, may be called only by the Board. Special meetings of stockholders shall be held at such place and time and on such date as shall be determined by the Board and stated in the Corporation’s notice of the meeting; provided that the Board may in its sole discretion determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication pursuant to Section 9.5(a).

Section 2.3.              Notices. Notice of each stockholders meeting stating the place, if any, date, and time of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, shall be given in the manner permitted by Section 9.3 to each stockholder entitled to vote thereat by the Corporation not less than 10 nor more than 60 days before the date of the meeting. If said notice is for a stockholders meeting other than an annual meeting, it shall in addition state the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the Corporation’s notice of meeting (or any supplement thereto). Any meeting of stockholders as to which notice has been given may be postponed, and any special meeting of stockholders as to which notice has been given may be cancelled, by the Board upon public announcement (as defined in Section 2.7(c)) given before the date previously scheduled for such meeting.

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Section 2.4.              Quorum. Except as otherwise provided by applicable law, the Corporation’s Third Amended and Restated Certificate of Incorporation, as the same may be amended or restated from time to time (the “Certificate of Incorporation”), or these Bylaws, the presence, in person or by proxy, at a stockholders meeting of the holders of shares of outstanding capital stock of the Corporation representing a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote at such meeting shall constitute a quorum for the transaction of business at such meeting, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. If a quorum shall not be present or represented by proxy at any meeting of the stockholders of the Corporation, the chairman of the meeting may adjourn the meeting from time to time in the manner provided in Section 2.6 until a quorum shall attend. The stockholders present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if a majority of the voting power of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any such other corporation to vote shares held by it in a fiduciary capacity.

Section 2.5.               Voting of Shares.

(a)               Voting Lists. The Secretary of the Corporation (the “Secretary”) shall prepare, or shall cause the officer or agent who has charge of the stock ledger of the Corporation to prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders of record entitled to vote at such meeting and showing the address and the number of shares registered in the name of each stockholder. Nothing contained in this Section 2.5(a) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network; provided that the information required to gain access to such list is provided with the notice of the meeting; or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If a meeting of stockholders is to be held solely by means of remote communication as permitted by Section 9.5(a), the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list required by this Section 2.5(a) or to vote in person or by proxy at any meeting of stockholders.

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(b)               Manner of Voting. At any stockholders meeting, every stockholder entitled to vote may vote in person or by proxy. If authorized by the Board, the voting by stockholders or proxy holders at any meeting conducted by remote communication may be effected by a ballot submitted by electronic transmission (as defined in Section 9.3); provided that any such electronic transmission must either set forth or be submitted with information from which the Corporation can determine that the electronic transmission was authorized by the stockholder or proxy holder. The Board, in its discretion, or the chairman of the meeting of stockholders, in such person’s discretion, may require that any votes cast at such meeting shall be cast by written ballot.

(c)               Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies need not be filed with the Secretary until the meeting is called to order, but shall be filed with the Secretary before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, either of the following shall constitute a valid means by which a stockholder may grant such authority. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date.

    (i)                 A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

    (ii)                A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission; provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

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(d)               Required Vote. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. All other matters shall be determined by the vote of a majority of the votes cast (excluding abstentions and broker non-votes) on such matter, unless the matter is one upon which, by applicable law, the Certificate of Incorporation, these Bylaws or applicable stock exchange rules, a different vote is required, in which case such provision shall govern and control the decision of such matter.

(e)               Inspectors of Election. The Board may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more persons as inspectors of election, who may be employees of the Corporation or otherwise serve the Corporation in other capacities, to act at such meeting of stockholders or any adjournment thereof and to make a written report thereof. The Board may appoint one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspectors of election or alternates are appointed by the Board, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall ascertain and report the number of outstanding shares and the voting power of each; determine the number of shares present in person or represented by proxy at the meeting and the validity of proxies and ballots; count all votes and ballots and report the results; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. No person who is a candidate for an office at an election may serve as an inspector at such election. Each report of an inspector shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors.

Section 2.6.              Adjournments. Any meeting of stockholders, annual or special, may be adjourned by the chairman of the meeting, from time to time, whether or not there is a quorum, to reconvene at the same or some other place. Notice need not be given of any such adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the stockholders or the holders of any class or series of stock entitled to vote separately as a class, as the case may be, may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

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Section 2.7.               Advance Notice for Business.

(a)               Annual Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either: (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board; (ii) otherwise properly brought before the annual meeting by or at the direction of the Board; or (iii) otherwise properly brought before the annual meeting by any stockholder of the Corporation: (A) who is a stockholder of record on the date of the giving of the notice provided for in this Section 2.7(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting; and (B) who complies with the notice procedures set forth in this Section 2.7(a). For the avoidance of doubt, the foregoing clause (iii) shall be the exclusive means for a stockholder to bring business properly before an annual meeting of stockholders (other than matters properly brought under Rule 14a-8 under the Exchange Act). Notwithstanding anything in this Section 2.7(a) to the contrary, only persons nominated for election as a director to fill any term of a directorship that expires on the date of the annual meeting pursuant to Section 3.2 will be considered for election at such meeting.

(i)                 In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary and such business must otherwise be a proper matter for stockholder action. Subject to Section 2.7(a)(v), a stockholder’s notice to the Secretary with respect to such business, to be timely, must be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders (which date shall, for purposes of the Corporation’s first annual meeting of stockholders after its shares of Common Stock (as defined in the Certificate of Incorporation) are first publicly traded, be deemed to have occurred on [insert date of the first annual meeting]); provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(ii)                The public announcement of an adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described in this Section 2.7(a).

(iii)               To be in proper written form, a stockholder’s notice to the Secretary with respect to any business (other than nominations) must set forth as to each such matter such stockholder proposes to bring before the annual meeting:

(A)	a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, the text, if any, of any resolutions or Bylaw amendment proposed for adoption, and any material interest in such business of each Proposing Person (as defined below);

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(B)	(i) the name and address of the stockholder giving the notice, as they appear on the Corporation’s books, and the names and addresses of the other Proposing Persons (if any) and (ii) as to each Proposing Person, the following information: (a) the class or series and number of all shares of capital stock of the Corporation which are, directly or indirectly, owned beneficially or of record by such Proposing Person or any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), including any shares of any class or series of capital stock of the Corporation as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future, (b) all Synthetic Equity Interests (as defined below) in which such Proposing Person or any of its affiliates or associates, directly or indirectly, holds an interest including a description of the material terms of each such Synthetic Equity Interest, including without limitation, identification of the counterparty to each such Synthetic Equity Interest and disclosure, for each such Synthetic Equity Interest, as to (x) whether or not such Synthetic Equity Interest conveys any voting rights, directly or indirectly, in such shares to such Proposing Person, (y) whether or not such Synthetic Equity Interest is required to be, or is capable of being, settled through delivery of such shares and (z) whether or not such Proposing Person and/or, to the extent known, the counterparty to such Synthetic Equity Interest has entered into other transactions that hedge or mitigate the economic effect of such Synthetic Equity Interest, (c) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation, (d) any rights to dividends or other distributions on the shares of any class or series of capital stock of the Corporation, directly or indirectly, owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, and (e) any performance-related fees (other than an asset based fee) that such Proposing Person, directly or indirectly, is entitled to based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation or any Synthetic Equity Interests (the disclosures to be made pursuant to the foregoing clauses (a) through (e) are referred to, collectively, as “Material Ownership Interests”), and (iii) a description of the material terms of all agreements, arrangements or understandings (whether or not in writing) entered into by any Proposing Person or any of its affiliates or associates with any other person for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation;

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(C)	(i) a description of all agreements, arrangements or understandings by and among any of the Proposing Persons, or by and among any Proposing Persons and any other person, pertaining to the business proposed to be brought before the meeting of stockholders (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding), and (ii) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such business proposal(s), and to the extent known the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s); and

(D)	(i) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting, and (ii) a statement whether or not the stockholder giving the notice and/or the other Proposing Person(s), if any, will deliver a proxy statement and form of proxy to holders of at least the percentage of voting power of all of the shares of capital stock of the Corporation required under applicable law to approve the business proposal.

For purposes of these Bylaws, the term “Proposing Person” shall mean the following persons: (i) the stockholder of record as of the record date for such applicable meeting of stockholders providing the notice of nominations or business proposed to be brought before a stockholders’ meeting, and (ii) the beneficial owner(s), if different, on whose behalf the nominations or business proposed to be brought before a stockholders’ meeting is made. For purposes of these Bylaws, the term “Synthetic Equity Interest” shall mean any transaction, agreement or arrangement (or series of transactions, agreements or arrangements), including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” agreement or arrangement, the purpose or effect of which is to, directly or indirectly: (a) give a person or entity economic benefit and/or risk similar to ownership of shares of any class or series of capital stock of the Corporation, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Corporation, (b) mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any person or entity with respect to any shares of any class or series of capital stock of the Corporation, (c) otherwise provide in any manner the opportunity to profit or avoid a loss from any decrease in the value of any shares of any class or series of capital stock of the Corporation, or (d) increase or decrease the voting power of any person or entity with respect to any shares of any class or series of capital stock of the Corporation.

(iv)              A stockholder providing appropriate and timely notice of business proposed to be brought before an annual meeting of stockholders of the Corporation shall further update and supplement such notice, if necessary, so that the information (including, without limitation, the Material Ownership Interests information) provided or required to be provided in such notice pursuant to this Bylaw shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to such annual meeting, and such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the fifth (5th) business day after the record date for the annual meeting (in the case of the update and supplement required to be made as of the record date), and not later than the close of business on the eighth (8th) business day prior to the date of the annual meeting (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting).

(v)                The foregoing notice requirements of this Section 2.7(a) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 2.7(a); provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 2.7(a) shall be deemed to preclude discussion by any stockholder of any such business. If the Board or the chairman of the annual meeting determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.7(a) or that the information provided in a stockholder’s notice does not satisfy the information requirements of this Section 2.7(a), such proposal shall not be presented for action at the annual meeting. Notwithstanding the foregoing provisions of this Section 2.7(a), if the stockholder (or a qualified representative of the stockholder) does not appear at the annual meeting of stockholders of the Corporation to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

(vi)             In addition to the provisions of this Section 2.7(a), a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 2.7(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

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(b)               Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to Section 3.2.

(c)               Public Announcement. For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

Section 2.8.              Conduct of Meetings. The chairman of each annual and special meeting of stockholders shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairman of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with these Bylaws or such rules and regulations as adopted by the Board, the chairman of any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairman of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

Section 2.9.              Consents in Lieu of Meeting. Unless otherwise provided in the Certificate of Incorporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

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ARTICLE III

DIRECTORS

Section 3.1.              Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders. Directors need not be stockholders or residents of the State of Delaware.

Section 3.2.               Advance Notice for Nomination of Directors.

(a)               Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors. Nominations of persons for election to the Board at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in the Corporation’s notice of such special meeting, may be made: (i) by or at the direction of the Board; or (ii) by any stockholder of the Corporation: (A) who is a stockholder of record on the date of the giving of the notice provided for in this Section 3.2 and on the record date for the determination of stockholders entitled to vote at such meeting; and (B) who complies with the notice procedures set forth in this Section 3.2. For the avoidance of doubt, the foregoing clause (ii) shall be the exclusive means for a stockholder to bring nominations before an annual meeting of stockholders (other than matters properly brought under Rule 14a-8 under the Exchange Act).

(b)               In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Corporation: (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders (which date shall, for purposes of the Corporation’s first annual meeting of stockholders after its shares of Common Stock (as defined in the Certificate of Incorporation) are first publicly traded, be deemed to have occurred on [insert date of the first annual meeting]); provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

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(c)               Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 90th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 3.2 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

(d)               To be in proper written form, a stockholder’s notice to the Secretary must set forth:

(i)             as to each person whom the stockholder proposes to nominate for election as a director: (A) the name, age, business address and residence address of the nominee, (B) the principal occupation or employment of the nominee, (C) the class and number of shares of the Corporation that are held of record or are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee, (D) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of the Corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee, (E) a description of all arrangements or understandings between or among the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder or concerning the nominee’s potential service on the Board, (F) a written statement executed by the nominee acknowledging that as a director of the corporation, the nominee will owe fiduciary duties under Delaware law with respect to the Corporation and its stockholders, and (G) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

(ii)            (A) the name and address of the stockholder giving the notice, as they appear on the Corporation’s books, and the names and addresses of the other Proposing Persons (if any) and (B) as to each Proposing Person, the following information: (a) the class or series and number of all shares of capital stock of the Corporation which are, directly or indirectly, owned beneficially or of record by such Proposing Person or any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), including any shares of any class or series of capital stock of the Corporation as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future, (b) all Synthetic Equity Interests (as defined below) in which such Proposing Person or any of its affiliates or associates, directly or indirectly, holds an interest including a description of the material terms of each such Synthetic Equity Interest, including without limitation, identification of the counterparty to each such Synthetic Equity Interest and disclosure, for each such Synthetic Equity Interest, as to (x) whether or not such Synthetic Equity Interest conveys any voting rights, directly or indirectly, in such shares to such Proposing Person, (y) whether or not such Synthetic Equity Interest is required to be, or is capable of being, settled through delivery of such shares and (z) whether or not such Proposing Person and/or, to the extent known, the counterparty to such Synthetic Equity Interest has entered into other transactions that hedge or mitigate the economic effect of such Synthetic Equity Interest, (c) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation, (d) any rights to dividends or other distributions on the shares of any class or series of capital stock of the Corporation, directly or indirectly, owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, and (e) any performance-related fees (other than an asset based fee) that such Proposing Person, directly or indirectly, is entitled to based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation or any Synthetic Equity Interests (the disclosures to be made pursuant to the foregoing clauses (a) through (e) are referred to, collectively, as “Material Ownership Interests”) and (C) a description of the material terms of all agreements, arrangements or understandings (whether or not in writing) entered into by any Proposing Person or any of its affiliates or associates with any other person for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation;

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(iii)           (A) a description of all agreements, arrangements or understandings by and among any of the Proposing Persons, or by and among any Proposing Persons and any other person (including with any proposed nominee(s)), pertaining to the nomination(s), or other business proposed to be brought before the meeting of stockholders (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding), and (B) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s), and to the extent known the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s);

(iv)           (A) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (B) a statement whether or not the stockholder giving the notice and/or the other Proposing Person(s), if any, will deliver a proxy statement and form of proxy to holders of at least the percentage of voting power of all of the shares of capital stock of the Corporation reasonably believed by such Proposing Person to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder; and

(v)            any other information relating to such stockholder and/or the other Proposing Person(s) that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

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(e)               A stockholder providing timely notice of nominations to be brought before an annual meeting of stockholders of the Corporation shall further update and supplement such notice, if necessary, so that the information (including, without limitation, the Material Ownership Interests information) provided or required to be provided in such notice pursuant to this Bylaw shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to such annual meeting, and such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the fifth (5th) business day after the record date for the annual meeting (in the case of the update and supplement required to be made as of the record date), and not later than the close of business on the eighth (8th) business day prior to the date of the annual meeting (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting).

(f)                If the Board or the chairman of the meeting of stockholders determines that any nomination was not made in accordance with the provisions of this Section 3.2, then such nomination shall not be considered at the meeting in question. Notwithstanding the foregoing provisions of this Section 3.2, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.

(g)               In addition to the provisions of this Section 3.2, a stockholder shall also comply with all of the applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 3.2 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.

Section 3.3.              Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors. The directors may be reimbursed their expenses, if any, of attendance at each meeting of the Board and may be paid either a fixed sum for attendance at each meeting of the Board or other compensation as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of committees of the Board may be allowed like compensation and reimbursement of expenses for service on the committee.

Section 3.4.               Removal. The directors of the Corporation may be removed in accordance with the Certificate of Incorporation and the DGCL.

Section 3.5.              Resignation. A director may resign at any time by electronic transmission or by giving written notice to the Chairman of the Board, if one is elected, the President or the Secretary. A resignation shall be effective upon receipt, unless the resignation otherwise provides.

Section 3.6.              Newly Created Directorships and Vacancies. Unless otherwise provided by the Certificate of Incorporation, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause shall be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

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ARTICLE IV

BOARD MEETINGS

Section 4.1.              Annual Meetings. The Board shall meet as soon as practicable after the adjournment of each annual stockholders meeting at the place of the annual stockholders meeting unless the Board shall fix another time and place and give notice thereof in the manner required herein for special meetings of the Board. No notice to the directors shall be necessary to legally convene this meeting, except as provided in this Section 4.1.

Section 4.2.               Regular Meetings. Regularly scheduled, periodic meetings of the Board may be held without notice at such times, dates and places as shall from time to time be determined by the Board

Section 4.3.              Special Meetings. Special meetings of the Board may be called at any time by the chairperson of the Board, the chief executive officer, the president, the secretary or a majority of the total number of directors constituting the Board. Notice of the time and place of special meetings shall be: (i) delivered personally by hand, by courier or by telephone; (ii) sent by United States first-class mail, postage prepaid; (iii) sent by electronic mail; or (iv) sent by other means of electronic transmission, directed to each director at that director’s address, telephone number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records. If the notice is (A) delivered personally by hand, by courier or by telephone, (B) sent by electronic mail, or (C) sent by other means of electronic transmission, it shall be delivered or sent at least twelve (12) hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least one (1) day before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting. A special meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with Section 9.4.

Section 4.4.               Quorum; Required Vote. A majority of the Board shall constitute a quorum for the transaction of business at any meeting of the Board, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by applicable law, the Certificate of Incorporation, these Bylaws. If a quorum shall not be present at any meeting, a majority of the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

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Section 4.5.              Consent In Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions (or paper reproductions thereof) are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 4.6.               Organization. The chairman of each meeting of the Board shall be the Chairman of the Board or, in the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or in the absence (or inability or refusal to act) of the President or if the President is not a director, a chairman elected from the directors present. The Secretary shall act as secretary of all meetings of the Board. In the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary shall perform the duties of the Secretary at such meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairman of the meeting may appoint any person to act as secretary of the meeting.

ARTICLE V

COMMITTEES OF DIRECTORS

Section 5.1.              Establishment. The Board may by resolution passed by a majority of the Board designate one or more committees, each committee to consist of one or more of the directors of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board when required. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee.

Section 5.2.              Available Powers. Any committee established pursuant to Section 5.1 hereof, to the extent permitted by applicable law and by resolution of the Board, shall have and may exercise all of the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it.

Section 5.3.              Alternate Members. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee.

Section 5.4.              Procedures. Unless the Board otherwise provides, the time, date, place, if any, and notice of meetings of a committee shall be determined by such committee. At meetings of a committee, a majority of the number of members of the committee (but not including any alternate member, unless such alternate member has replaced any absent or disqualified member at the time of, or in connection with, such meeting) shall constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting at which a quorum is present shall be the act of the committee, except as otherwise specifically provided by applicable law, the Certificate of Incorporation, these Bylaws or the Board. If a quorum is not present at a meeting of a committee, the members present may adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present. Unless the Board otherwise provides and except as provided in these Bylaws, each committee designated by the Board may make, alter, amend and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board is authorized to conduct its business pursuant to Article III and Article IV of these Bylaws.

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ARTICLE VI

OFFICERS

Section 6.1.              Officers. The officers of the Corporation shall be a Chief Executive Officer, a President, a Chief Financial Officer, a Secretary and such other officers (including without limitation, Vice Presidents, Assistant Secretaries and a Treasurer) as the Board from time to time may determine, each of whom shall be elected by the Board and have such authority, function or duties set forth in these Bylaws or as from time to time may be conferred by the Board. The Chief Executive Officer or President may also appoint such other officers (including without limitations one or more Vice Presidents and Controllers) as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers shall have such powers and duties and shall hold their officers for such terms as may be provided in these Bylaws or as may be prescribed by the Board or, if such officer has been appointed by the Chief Executive Officer or President, as may be prescribed by the appointing officer.

(a)               Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation, shall have general supervision of the affairs of the Corporation and general control of all of its business subject to the ultimate authority of the Board, and shall be responsible for the execution of the policies of the Board with respect to such matters. In the absence (or inability or refusal to act) of the Chairman of the Board, the Chief Executive Officer (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The position of Chief Executive Officer and President may be held by the same person.

(b)               President. The President shall make recommendations to the Chief Executive Officer on all operational matters that would normally be reserved for the final executive responsibility of the Chief Executive Officer. In the absence (or inability or refusal to act) of the Chairman of the Board and Chief Executive Officer, the President (if he or she shall be a director) shall preside when present at all meetings of the stockholders and the Board. The President shall also perform such duties and have such powers as shall be designated by the Board. The position of President and Chief Executive Officer may be held by the same person.

(c)               Vice Presidents. Each Vice President shall have the powers and duties delegated to him or her by the Board of Directors, the Chief Executive Officer or the President. One Vice President may be designated by the Board of Directors to perform the duties and exercise the powers of the President in the event of the President’s absence or disability.

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(d)               Secretary.

(i)             The Secretary shall attend all meetings of the stockholders, the Board and (as required) committees of the Board and shall record the proceedings of such meetings in books to be kept for that purpose. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board and shall perform such other duties as may be prescribed by the Board, the Chairman of the Board, Chief Executive Officer or President. The Secretary shall have custody of the corporate seal of the Corporation and the Secretary, or any Assistant Secretary, shall have authority to affix the same to any instrument requiring it, and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing thereof by his or her signature.

(ii)            The Secretary shall keep, or cause to be kept, at the principal executive office of the Corporation or at the office of the Corporation’s transfer agent or registrar, if one has been appointed, a stock ledger, or duplicate stock ledger, showing the names of the stockholders and their addresses, the number and classes of shares held by each and, with respect to certificated shares, the number and date of certificates issued for the same and the number and date of certificates cancelled.

(e)               Assistant Secretaries. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board shall, in the absence (or inability or refusal to act) of the Secretary, perform the duties and have the powers of the Secretary and shall otherwise perform the duties and have the powers and responsibilities determined by the Board, the Chief Executive Officer or the President.

(f)                Chief Financial Officer. The Chief Financial Officer shall perform all duties commonly incident to that office (including, without limitation, the care and custody of the funds and securities of the Corporation, which from time to time may come into the Chief Financial Officer’s hands and the deposit of the funds of the Corporation in such banks or trust companies as the Board, the Chief Executive Officer or the President may authorize).

(g)               Treasurer. The Treasurer shall, in the absence (or inability or refusal to act) of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer and shall otherwise perform the duties and have the powers and responsibilities determined by the Board, the Chief Executive Officer or the President.

Section 6.2.              Term of Office; Removal; Resignation; Vacancies. The officers of the Corporation shall be appointed by the Board and shall hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification, or removal from office. Any officer may be removed, with or without cause, at any time by the Board. Any officer appointed by the Chief Executive Officer or President may also be removed, with or without cause, by the Chief Executive Officer or President, as the case may be. Any officer may resign by delivering his or her written or electronically transmitted resignation to the Corporation addressed to the President or the Secretary, and such resignation shall be effective upon receipt, unless the resignation otherwise provides. Any vacancy occurring in any office of the Corporation may be filled by the Board. Any vacancy occurring in any office appointed by the Chief Executive Officer or President may be filled by the Chief Executive Officer, or President, as the case may be, unless the Board then determines that such officer shall thereupon be elected by the Board, in which case the Board shall elect such officer.

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Section 6.3.              Other Officers. The Board may delegate the power to appoint such other officers and agents, and may also remove such officers and agents or delegate the power to remove same, as it shall from time to time deem necessary or desirable.

Section 6.4.               Multiple Officeholders; Stockholder and Director Officers. Any number of offices may be held by the same person unless the Certificate of Incorporation or these Bylaws otherwise provide; provided, however, that no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required by law, the Certificate of Incorporation or these Bylaws to be executed, acknowledged or verified by two or more parties. Officers need not be stockholders or residents of the State of Delaware.

ARTICLE VII

SHARES

Section 7.1.               Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section 7.2.               Multiple Classes of Stock. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the Corporation shall: (a) cause the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights to be set forth in full or summarized on the face or back of any certificate that the Corporation issues to represent shares of such class or series of stock; or (b) in the case of uncertificated shares, within a reasonable time after the issuance or transfer of such shares, send to the registered owner thereof a written notice containing the information required to be set forth on certificates as specified in clause (a) above; provided, however, that, except as otherwise provided by applicable law, in lieu of the foregoing requirements, there may be set forth on the face or back of such certificate or, in the case of uncertificated shares, on such written notice a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

Section 7.3.              Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by any two authorized officers of the Corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

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Section 7.4.               Consideration and Payment for Shares.

(a)               Subject to applicable law and the Certificate of Incorporation, shares of stock may be issued for such consideration, having in the case of shares with par value a value not less than the par value thereof, and to such persons, as determined from time to time by the Board. The consideration may consist of any tangible or intangible property or any benefit to the Corporation, including cash, promissory notes, services performed, contracts for services to be performed or other securities, or any combination thereof.

(b)               Subject to applicable law and the Certificate of Incorporation, shares may not be issued until the full amount of the consideration has been paid, unless upon the face or back of each certificate issued to represent any partly paid shares of capital stock or upon the books and records of the Corporation in the case of partly paid uncertificated shares, there shall have been set forth the total amount of the consideration to be paid therefor and the amount paid thereon up to and including the time said certificate representing certificated shares or said uncertificated shares are issued.

Section 7.5.               Lost, Destroyed or Wrongfully Taken Certificates.

(a)               If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b)               If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 7.6.               Transfer of Stock.

Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation (within or without the State of Delaware) or by transfer agents designated to transfer shares of the stock of the Corporation.

Section 7.7.               Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

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Section 7.8.              Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

ARTICLE VIII

INDEMNIFICATION

Section 8.1.              Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that (i) he or she is or was a director or officer of the Corporation or, (ii) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of a subsidiary of the Corporation or of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 8.2.             Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

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Section 8.3.              Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 8.4.             Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

Section 8.5.              Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

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Section 8.6.              Indemnification of Other Persons. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.

Section 8.7.              Amendments. Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided, further, that amendments or repeals of this Article VIII shall require the affirmative vote of the stockholders holding at least 66% in voting power of all the then outstanding shares of capital stock of the Corporation.

Section 8.8.             Certain Definitions. For purposes of this Article VIII: (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

Section 8.9.              Contract Rights. The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 8.10.            Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

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ARTICLE IX

MISCELLANEOUS

Section 9.1.              Place of Meetings. If the place of any meeting of stockholders, the Board or committee of the Board for which notice is required under these Bylaws is not designated in the notice of such meeting, such meeting shall be held at the principal business office of the Corporation; provided, however, if the Board has, in its sole discretion, determined that a meeting shall not be held at any place, but instead shall be held by means of remote communication pursuant to Section 9.5 hereof, then such meeting shall not be held at any place.

Section 9.2.               Fixing Record Dates.

(a)               In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the business day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

(b)               In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

Section 9.3.               Means of Giving Notice.

(a)               Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any director, such notice shall be given either: (i) in writing and sent by mail, or by a nationally recognized delivery service; (ii) by means of facsimile telecommunication or other form of electronic transmission (including electronic mail); or (iii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (A) if given by hand delivery, orally, or by telephone, when actually received by the director; (B) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation; (C) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation; (D) if sent by facsimile telecommunication, when sent to the facsimile transmission number for such director appearing on the records of the Corporation; (E) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation; or (F) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

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(b)               Notice to Stockholders. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any stockholder, such notice may be given: (i) in writing and sent either by hand delivery, through the United States mail, or by a nationally recognized overnight delivery service for next day delivery; or (ii) by means of a form of electronic transmission consented to by the stockholder, to the extent permitted by, and subject to the conditions set forth in Section 232 of the DGCL. A notice to a stockholder shall be deemed given as follows: (A) if given by hand delivery, when actually received by the stockholder; (B) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation; (C) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the stockholder at the stockholder’s address appearing on the stock ledger of the Corporation; and (D) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above: (1) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice; (2) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (3) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of: (x) such posting; and (y) the giving of such separate notice; or (4) if by any other form of electronic transmission, when directed to the stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic communication by giving written notice of such revocation to the Corporation. Any such consent shall be deemed revoked if: (x) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent; and (y) such inability becomes known to the Secretary or an Assistant Secretary or to the Corporation’s transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

(c)               Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including but not limited to transmission by electronic mail, telex, facsimile telecommunication, telegram and cablegram.

(d)               Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

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(e)               Exceptions to Notice Requirements. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, to any stockholder to whom: (1) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings; or (2) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (1) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission.

Section 9.4.              Waiver of Notice. Whenever any notice is required to be given under applicable law, the Certificate of Incorporation, or these Bylaws, a written waiver of such notice, signed before or after the date of such meeting by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, shall be deemed equivalent to such required notice. All such waivers shall be kept with the books of the Corporation. Attendance at a meeting shall constitute a waiver of notice of such meeting, except where a person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

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Section 9.5.               Meeting Attendance via Remote Communication Equipment.

(a)               Stockholder Meetings. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(i)                 participate in a meeting of stockholders; and

(ii)              be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication; provided that: (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder; (B) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (C) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such votes or other action shall be maintained by the Corporation.

(b)               Board Meetings. Unless otherwise restricted by applicable law, the Certificate of Incorporation or these Bylaws, members of the Board or any committee thereof may participate in a meeting of the Board or any committee thereof by means of conference telephone, video conference or other communications equipment by means of which all persons participating in the meeting can hear each other. Such participation in a meeting shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

Section 9.6.              Dividends. The Board may from time to time declare, and the Corporation may pay, dividends (payable in cash, property or shares of the Corporation’s capital stock) on the Corporation’s outstanding shares of capital stock, subject to applicable law and the Certificate of Incorporation.

Section 9.7.               Reserves. The Board may set apart out of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.

Section 9.8.              Contracts and Negotiable Instruments. Except as otherwise provided by applicable law, the Certificate of Incorporation or these Bylaws, any contract, bond, deed, lease, mortgage or other instrument may be executed and delivered in the name and on behalf of the Corporation by such officer or officers or other employee or employees of the Corporation as the Board may from time to time authorize. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President may execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation. Subject to any restrictions imposed by the Board, the Chairman of the Board, Chief Executive Officer, President, the Chief Financial Officer, the Treasurer or any Vice President may delegate powers to execute and deliver any contract, bond, deed, lease, mortgage or other instrument in the name and on behalf of the Corporation to other officers or employees of the Corporation under such person’s supervision and authority, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

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Section 9.9.               Fiscal Year. The fiscal year of the Corporation shall be a calendar year unless otherwise fixed by the Board.

Section 9.10.            Seal. The Board may adopt a corporate seal, which shall be in such form as the Board determines. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 9.11.            Books and Records. The books and records of the Corporation may be kept within or outside the State of Delaware at such place or places as may from time to time be designated by the Board.

Section 9.12.           Surety Bonds. Such officers, employees and agents of the Corporation (if any) as the Chairman of the Board, Chief Executive Officer, President or the Board may direct, from time to time, shall be bonded for the faithful performance of their duties and for the restoration to the Corporation, in case of their death, resignation, retirement, disqualification or removal from office, of all books, papers, vouchers, money and other property of whatever kind in their possession or under their control belonging to the Corporation, in such amounts and by such surety companies as the Chairman of the Board, Chief Executive Officer, President or the Board may determine. The premiums on such bonds shall be paid by the Corporation and the bonds so furnished shall be in the custody of the Secretary.

Section 9.13.           Securities of Other Corporations. Powers of attorney, proxies, waivers of notice of meeting, consents in writing and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, Chief Executive Officer, President or any Vice President. Any such officer, may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities, or to consent in writing, in the name of the Corporation as such holder, to any action by such corporation, and at any such meeting or with respect to any such consent shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed. The Board may from time to time confer like powers upon any other person or persons.

Section 9.14.            Amendments. The Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, the affirmative vote of the holders of at least 66% in voting power of all the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

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Section 9.15.            Exclusive Forum. Unless, with the approval of the Board, the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring: (a) any derivative claim or proceeding brought on behalf of the Corporation; (b) claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (c) any claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or the Corporation’s certificate of incorporation or bylaws; or (d) any claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine (each of (a) through (d) above, a “Covered Claim”) and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel. Notwithstanding the foregoing, the provisions of this Section 9.15 will not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 9.15. If any provision or provisions of this Section 9.15 shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Section 9.15 (including, without limitation, each portion of any sentence of this Section 9.15 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

Section 9.16.            Federal Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this provision.

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EXHIBIT D

A&R Letter Agreement

January 24, 2021

Landcadia Holdings III, Inc.

1510 West Loop South
Houston, Texas 77027

Re: Sponsor Letter Agreement

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in connection with that certain Agreement and Plan of Merger, dated as of the date hereof, by and among Landcadia Holdings III, Inc. (“Landcadia”), HMAN Group Holdings Inc. (“Hillman”) and the other parties thereto (the “Merger Agreement”) and hereby amends and restates in its entirety (i) that certain letter, dated October 8, 2020, from TFJ, LLC and Jefferies Financial Group Inc. (each, a “Sponsor” and collectively, the “Sponsors”) and each of the undersigned individuals, each of whom is a member of Landcadia’s board of directors and/or management team (each, an “Insider” and collectively, the “Insiders”) to Landcadia (the “Prior Letter Agreement”) and (ii) that certain letter, dated January 6, 2021, from Dona Cornell to Landcadia. Certain capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

In order to induce Hillman and Landcadia to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Sponsor and each of the Insiders, hereby agrees with Landcadia and, at all times prior to any valid termination of the Merger Agreement, Hillman as follows:

1.	Each Sponsor and each Insider hereby agrees: (i) that at any duly called meeting of the stockholders of Landcadia (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of Landcadia requested by Landcadia’s board of directors or undertaken as contemplated by the Transactions, each Sponsor and each Insider shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause all of its, his or her shares of Capital Stock to be counted as present thereat for purposes of establishing a quorum, and it, he or she shall vote or consent (or cause to be voted or consented), in person or by proxy, all of its, his or her shares of Capital Stock (a) in favor of the adoption of the Merger Agreement and approval of the Transactions (and any actions required in furtherance thereof), (b) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any representation, warranty, covenant, obligation or agreement of Landcadia contained in the Merger Agreement, (c) in favor of any other proposals set forth in Landcadia’s proxy statement to be included as part of the Registration Statement on Form S-4 to be filed by Landcadia with the SEC relating to the Transactions (including any amendments or supplements thereto, the “Proxy Statement”), (d) for any proposal to adjourn or postpone the applicable stockholder meeting to a later date if (and only if) (1) there are not sufficient votes for approval of the Merger Agreement and any other proposals related thereto as set forth in the Proxy Statement on the dates on which such meetings are held or (2) the closing condition in Section 7.1(k) of the Merger Agreement has not been satisfied, and (e) except as set forth in the Proxy Statement, against the following actions or proposals: (1) any Business Combination or any proposal in opposition to approval of the Merger Agreement or in competition with or inconsistent with the Merger Agreement; and (2) (A) any change in the present capitalization of Landcadia or any amendment of Landcadia’s second amended and restated certificate of incorporation (as it may be amended from time to time, the “Second A&R Certificate of Incorporation”), except to the extent expressly contemplated by the Merger Agreement, (B) any liquidation, dissolution or other change in Landcadia’s corporate structure or business, (C) any action, proposal, transaction or agreement that would result in a breach in any material respect of any covenant, representation or warranty or other obligation or agreement of the Sponsors or such Insider under this Letter Agreement, or (D) any other action or proposal involving Landcadia or any of its subsidiaries that is intended, or would reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the Transactions, and (ii) not to redeem, elect to redeem or tender or submit any of its shares of Common Stock owned by it, him or her for redemption in connection with such stockholder approval or proposed Business Combination, or in connection with any vote to amend the Second A&R Certificate of Incorporation. Prior to any valid termination of the Merger Agreement, (x) each Sponsor and each Insider shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable Legal Requirements to consummate the Merger and the other transactions contemplated by the Merger Agreement and on the terms and subject to the conditions set forth therein, and (y) each Sponsor and each Insider shall be bound by and comply with Sections 6.11 (No Solicitation) and 6.4 (Confidentiality; Communications Plan; Access to Information) of the Merger Agreement (and any relevant definitions contained in any such sections) as if such Person were a signatory to the Merger Agreement with respect to such provisions. If Landcadia seeks to consummate a proposed Business Combination by engaging in a tender offer, each Sponsor and each Insider agrees that it, he or she will not seek to sell any shares of Common Stock owned by it, him or her to Landcadia in connection therewith. The obligations of the Sponsors and the Insiders specified in this paragraph 1 shall apply whether or not the Merger, any of the Transactions or any action described above is recommended by Landcadia’s board of directors.

2.	(a) Each Sponsor and each Insider hereby agrees that in the event that Landcadia fails to consummate a Business Combination by October 14, 2022, or such later period approved by Landcadia’s stockholders in accordance with the Second A&R Certificate of Incorporation, each Sponsor and each Insider shall take all reasonable steps to cause Landcadia to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 Business Days thereafter, subject to lawfully available funds therefor, redeem 100% of the Common Stock sold as part of the Units in the Public Offering (the “Offering Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (as defined below), including interest earned on the funds held in the Trust Account and not previously released to Landcadia to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Offering Shares, which redemption will completely extinguish all Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Landcadia’s remaining stockholders and Landcadia’s board of directors, dissolve and liquidate, subject in each case to Landcadia’s obligations under Delaware law to provide for claims of creditors and other requirements of applicable law. Each Sponsor and each Insider agrees to not propose any amendment to the Second A&R Certificate of Incorporation to modify the substance or timing of Landcadia’s obligation (i) to redeem 100% of the Offering Shares if Landcadia does not complete a Business Combination by the date set forth in the Second A&R Certificate of Incorporation or (ii) to provide for redemption in connection with a Business Combination, unless Landcadia provides its public stockholders with the opportunity to redeem their shares of Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Landcadia to pay its taxes, divided by the number of then outstanding Offering Shares.

(b)	Each Sponsor and each Insider acknowledges that it, he or she has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of Landcadia as a result of any liquidation of Landcadia with respect to the Founder Shares held by it, him or her. Each Sponsor and each Insider hereby further waives, with respect to any shares of Common Stock held by it, him or her, if any, any redemption rights it, he or she may have in connection with the consummation of a Business Combination, including, without limitation, any such rights available in the context of a stockholder vote to approve such Business Combination or a stockholder vote to approve an amendment to the Second A&R Certificate of Incorporation to modify the substance or timing of Landcadia’s obligation to redeem 100% of the Offering Shares if Landcadia has not consummated a Business Combination within the time period set forth in the Second A&R Certificate of Incorporation or in the context of a tender offer made by Landcadia to purchase shares of Common Stock (although the Sponsors, the Insiders and their respective affiliates shall be entitled to redemption and liquidation rights with respect to any Offering Shares it or they hold if Landcadia fails to consummate a Business Combination within the time period set forth in the Second A&R Certificate of Incorporation).

3.	Without limiting their obligations under paragraph 6 below, during the period commencing on the date hereof and ending on the earlier of (a) the valid termination of the Merger Agreement or (b) the Closing, each Sponsor and each Insider shall not, without the prior written consent of Landcadia, Transfer any Units, shares of Capital Stock, warrants (each, a “Warrant”) to purchase shares of Common Stock or any securities convertible into, or exercisable, or exchangeable for, shares of Common Stock owned by it, him or her. In the event that (i) any shares of Capital Stock, Warrants or other equity securities of Landcadia are issued to the Sponsors or any Insider after the date hereof pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of Capital Stock of, on or affecting the shares of Capital Stock owned by the Sponsors or any Insider or otherwise, (ii) the Sponsors or any Insider purchases or otherwise acquires beneficial ownership of any shares of Capital Stock, Warrants or other equity securities of Landcadia after the date hereof or (iii) the Sponsors or any Insider acquires the right to vote or share in the voting of any shares of Capital Stock, Warrants or other equity securities of Landcadia after the date hereof (such shares of Capital Stock, Warrants or other equity securities of Landcadia described in clauses (i), (ii) and (iii), the “New Shares”), then such New Shares acquired or purchased by the Sponsors or any Insider shall be subject to the terms of this paragraph 3 and paragraph 1 above to the same extent as if they constituted the Capital Stock or Warrants owned by such Sponsor or Insider as of the date hereof.

4.	In the event of the liquidation of the Trust Account upon the failure of Landcadia to consummate its initial Business Combination within the time period set forth in the Second A&R Certificate of Incorporation, each Sponsor (together, the “Indemnitors”) jointly and severally agrees to indemnify and hold harmless Landcadia against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened) to which Landcadia may become subject as a result of any claim by (i) any third party for services rendered or products sold to Landcadia or (ii) any prospective target business with which Landcadia has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement (a “Target”); provided, that such indemnification of Landcadia by the Indemnitors (x) shall apply only to the extent necessary to ensure that such claims by a third party or a Target do not reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Offering Share and (ii) the actual amount per Offering Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Offering Share is then held in the Trust Account due to reductions in the value of the trust assets, less interest earned on the Trust Account which may be withdrawn to pay taxes, (y) shall not apply to any claims by a third party or a Target which executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) and (z) shall not apply to any claims under Landcadia’s indemnification of Jefferies, LLC (the “Representative”) against certain liabilities, including liabilities under the Securities Act of 1933, as amended. Each Indemnitor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to Landcadia if, within 15 days following written receipt of notice of the claim to such Indemnitor, such Indemnitor notifies Landcadia in writing that it shall undertake such defense

5.	Each Sponsor and each Insider hereby agrees and acknowledges that: (i) the Representative, Landcadia and, prior to any valid termination of the Merger Agreement, Hillman would be irreparably injured in the event of a breach by either Sponsor or an Insider of its, his or her obligations under paragraphs 1, 2, 3, 4, 6(a), 6(b), 6(c), 6(d), 8 and 14, as applicable, of this Letter Agreement (with respect to the Representative, only to the extent such provisions were contained in the Prior Letter Agreement), (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

6.	(a) Each Sponsor and each Insider agrees that it, he or she shall not Transfer any Founder Shares (or any shares of Common Stock issuable upon conversion thereof) until the earlier of (A) one year after the Closing Date or (B) after the Closing Date, (x) if the last sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date or (y) the date on which Landcadia completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Landcadia’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property (the “Founder Shares Lock-up Period”).

(b) Each Sponsor and each Insider agrees that it, he or she shall not Transfer any Private Placement Warrants (or shares of Common Stock issued or issuable upon the exercise of the Private Placement Warrants), until 30 days after the Closing Date (the “Private Placement Warrants Lock-up Period”, and together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

(c) Notwithstanding the provisions set forth in paragraphs 3, 6(a) and (b), the following Transfers of the Founder Shares, the Private Placement Warrants and shares of Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants or the Founder Shares and that are held by either Sponsor, any Insider or any of their permitted transferees (that have complied with this paragraph 6(c)), are permitted (a) to Landcadia’s officers or directors, any affiliates or family members of any of Landcadia’s officers or directors, any members of the Sponsors or any affiliates of the Sponsors; (b) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement or in connection with the consummation of an initial Business Combination at prices no greater than the price at which the shares or warrants were originally purchased; (f) in the event of Landcadia’s liquidation prior to the completion of an initial Business Combination; or (g) by virtue of the laws of the State of Delaware or the organizational documents of either Sponsor’s upon dissolution of either Sponsor; provided, that in the case of clauses (a) through (e) or (g), these permitted transferees must enter into a written agreement with Landcadia agreeing to be bound by the transfer restrictions herein and the other restrictions contained in this Agreement and by the same agreements entered into by the Sponsors with respect to such securities (including provisions relating to voting, the Trust Account and liquidating distributions).

(d) (1) (A) Section 4.3(b)(i) of the Second A&R Certificate of Incorporation provides that each share of Class B Common Stock shall automatically convert into one share of Class A Common Stock (the “Initial Conversion Ratio”) at the time of the Business Combination, and (B) Section 4.3(b)(ii) of the Second A&R Certificate of Incorporation provides that the Initial Conversion Ratio shall be adjusted (the “Adjustment”) in the event that additional shares of Common Stock or other equity-linked securities are issued in excess of the amounts offered in the Public Offering such that the Sponsors and the Insiders shall continue to own 20% of the issued and outstanding shares of Capital Stock after giving effect to such issuance.

(2) As of and conditioned upon the Closing, each Sponsor and each Insider hereby irrevocably relinquishes and waives any and all rights each Sponsor and each Insider has or will have under Section 4.3(b)(ii) of the Second A&R Certificate of Incorporation to receive shares of Common Stock in excess of the number issuable at the Initial Conversion Ratio upon conversion of the existing Class B Common Stock held by him, her or it, as applicable, in connection with the Closing as a result of any Adjustment, and, as a result, the shares of Class B Common Stock shall convert into shares of Class A Common Stock (or such equivalent security) at Closing on a one-for-one basis.

(e) Substantially simultaneously with, but immediately prior to (and contingent upon), the Closing, each Sponsor shall, for no consideration, forfeit and surrender its pro rata share of 2,828,000 Founder Shares, and TJF, LLC, shall for no consideration, forfeit and surrender 1,000,000 Founder Shares (such 3,828,000 forfeited Founder Shares, the “Forfeited Shares”) to Landcadia for cancellation. Each Sponsor and Landcadia shall take such actions as are necessary to cause the Forfeited Shares to be retired and canceled, after which the Forfeited Shares shall no longer be issued, outstanding, convertible or exercisable, and each Sponsor shall provide Landcadia and Hillman with evidence that such retirement and cancellation has occurred.

7.	Each Sponsor and each Insider represents and warrants that it, he or she has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Each Insider’s biographical information furnished to Landcadia (including any such information to be included in the Proxy Statement) is true and accurate in all respects and does not omit any material information with respect to the Insider’s background. Each Insider represents and warrants that: it, he or she is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; it, he or she has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and it, he or she is not currently a defendant in any such criminal proceeding.

8.	Except as disclosed in Section 3.16 (Brokers; Third Party Expenses) of the Company Disclosure Letter, neither the Sponsors nor any Insider, nor any affiliate of the Sponsors or any Insider, nor any director or officer of Landcadia, shall receive from Landcadia any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate, the consummation of Landcadia’s initial Business Combination (regardless of the type of transaction that it is), other than the following, none of which will be made from the proceeds held in the Trust Account prior to the completion of the initial Business Combination and each of which shall, as of and in connection with the Closing, be paid off in full and no further liabilities or obligations in respect thereof shall be due and owing by Landcadia or Hillman or any of its Subsidiaries from and after the Closing: payment to Fertitta Entertainment, Inc. for certain office space, utilities and secretarial and administrative support as may be reasonably required by Landcadia for a total of $20,000 per month; reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial Business Combination; payment of a customary financial advisory fee to an affiliate of Jefferies Financial Group Inc. in an amount that constitutes a market standard financial advisory fee for comparable transactions at the closing of Landcadia’s initial Business Combination; and repayment of loans, if any, and on such terms as to be determined by Landcadia from time to time, made by the Sponsors or any of Landcadia’s officers or directors to finance transaction costs in connection with an intended initial Business Combination, provided, that if Landcadia does not consummate an initial Business Combination, a portion of the working capital held outside the Trust Account may be used by Landcadia to repay such loaned amounts so long as no proceeds from the Trust Account are used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. During the period commencing on the date hereof and ending on the earlier of (i) the consummation of the Closing and (ii) the valid termination of the Merger Agreement, each Sponsor and each Insider agrees not to enter into, modify or amend any Contract between or among the Sponsors, any Insider, anyone related by blood, marriage or adoption to any Insider or any Affiliate of any such Person (other than Landcadia or any of its Subsidiaries), on the one hand, and Landcadia or any of its Subsidiaries, on the other hand, that would contradict, limit, restrict or impair (x) any party’s ability to perform or satisfy any obligation under this Letter Agreement or (y) Hillman’s or Landcadia’s ability to perform or satisfy any obligation under the Merger Agreement.

9.	Each Sponsor and each Insider has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and, as applicable, to serve as an officer and/or director on the board of directors of Landcadia.

10.	As compensation for service on the board of directors of Landcadia by each Insider serving as an “independent” member of the board of directors of Landcadia under Nasdaq listing standards and applicable Commission rules (each, an “Independent Director”), if Landcadia consummates its initial Business Combination, Landcadia shall pay $100,000 to each Independent Director at the time of the consummation of the initial Business Combination so long as such Independent Director has continuously served as an Independent Director until such time.

11.	As used herein, (i) “Business Combination” shall mean a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving Landcadia and one or more businesses; (ii) “Capital Stock” shall mean, collectively, the Common Stock and the Founder Shares; (iii) “Class B Common Stock” shall mean Landcadia’s Class B Common Stock, par value $0.0001 per share; (iv) “Common Stock” shall mean Landcadia’s Class A Common Stock, par value $0.0001 per share; (v) “Commission” shall mean the U.S. Securities and Exchange Commission; (vi) “Founder Shares” shall mean (a) the 12,500,000 shares of Landcadia’s Class B common stock, par value $0.0001 per share, held by the Sponsors; (vii) “Private Placement Warrants” shall mean an aggregate of 8,000,000 Warrants that the Sponsors purchased for an aggregate purchase price of $12,000,000, or $1.50 per Warrant in connection with the closing of the Public Offering; (viii) “Public Offering” shall mean the initial public offering of 50,000,000 of Landcadia’s Units (the “Units”), each comprised of one share of Common Stock and one-third of one Warrant; (ix) “Public Stockholders” shall mean the holders of securities issued in the Public Offering; (x) “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Public Offering were deposited; and (xi) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

12.	Landcadia maintains an insurance policy or policies providing directors’ and officers’ liability insurance, and each Director is covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any of Landcadia’s directors or officers.

13.	This Letter Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including without limitation, the Prior Letter Agreement. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto, it being acknowledged and agreed that Hillman’s execution of such an instrument will not be required after any valid termination of the Merger Agreement.

14.	No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties (except that, following any valid termination of the Merger Agreement, no consent from Hillman shall be required). Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on Landcadia, each Sponsor and each Insider and their respective successors, heirs and assigns and permitted transferees.

15.	Nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of Landcadia, each Sponsor and the Insiders (and, prior to any valid termination of the Merger Agreement, Hillman) and their successors, heirs, personal representatives and assigns and permitted transferees. Notwithstanding anything herein to the contrary, each of Landcadia, each Sponsor and each Insider acknowledges and agrees that Hillman is an express third-party beneficiary of this Agreement and may directly enforce (including by an action for specific performance, injunctive relief or other equitable relief) each of the provisions set forth in this Letter Agreement as though directly party hereto.

16.	This Letter Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

17.	This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

18.	This Letter Agreement, and all claims or causes of action (each, an “Action”) based upon, arising out of, or related to this Letter Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Letter Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Letter Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this paragraph. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

19.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or email transmission to the receiving party’s address or email address set forth above or on the receiving party’s signature page hereto; provided that any such notice, consent or request to be given to Landcadia or Hillman at any time prior to the valid termination of the Merger Agreement shall be given in accordance with the terms of Section 10.2 (Notices) of the Merger Agreement.

20.	This Letter Agreement shall terminate on the earlier of (i) the expiration of the Lock-up Periods or (ii) the liquidation of the Acquiror; provided, that paragraph 4 of this Letter Agreement shall survive such liquidation; provided, further, that no such termination shall relieve the Sponsors, any Insider or the Acquiror from any liability resulting from a breach of this Letter Agreement occurring prior to such termination.

21.	Certain of the parties hereto are also a party to that certain Registration Rights Agreement, dated as of October 8, 2020, by and among Landcadia, the Sponsors and the other parties signatory thereto (the “Existing Registration Rights Agreement”). Effective as of the Closing, the Sponsors contemplated to become a party to the A&R Registration Rights Agreement in Exhibit E of the Merger Agreement shall deliver to Landcadia and Hillman such agreement, duly executed by such Person, in the form attached to the Merger Agreement.

22.	Each of the Sponsors and the Insiders hereby represents and warrants (severally and not jointly, as to itself, himself or herself only) to Landcadia and Hillman as follows: (i) if such Person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Letter Agreement and the consummation of the transactions contemplated hereby are within such Person’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Person; (ii) if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Letter Agreement and to perform his or her obligations hereunder; (iii) this Letter Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties to this Letter Agreement, this Letter Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies); (iv) the execution and delivery of this Letter Agreement by such Person does not, and the performance by such Person of his, her or its obligations hereunder will not, (A) if such Person is not an individual, conflict with or result in a violation of the organizational documents of such Person, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or such Person’s Founder Shares or Private Placement Warrants, as applicable), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Letter Agreement; (v) there are no Actions pending against such Person or, to the knowledge of such Person, threatened against such Person, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Person of its, his or her obligations under this Letter Agreement; (vi) except for fees described in 3.16 (Brokers; Third Party Expenses) of the Company Disclosure Letter, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from such Person, Landcadia, any of its Subsidiaries or any of their respective Affiliates in connection with the Merger Agreement or this Letter Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of such Person, on behalf of such Person, for which Landcadia, Hillman or any of their respective Affiliates would have any obligations or liabilities of any kind or nature; (vii) such Person has had the opportunity to read the Merger Agreement and this Letter Agreement and has had the opportunity to consult with its, his or her tax and legal advisors; (viii) such Person has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Person’s obligations hereunder; (ix) except as otherwise described in this Letter Agreement, such Person has the direct or indirect interest in all of its, his or her Common Stock or Warrants and Founder Shares and Private Placement Warrants, which are held through the Sponsors, each Sponsor has good title to all such Founder Shares and Private Placement Warrants and any Common Stock or Warrants held by such Sponsor, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such securities, other than transfer restrictions under the Securities Act) affecting any such securities, other than pursuant to (A) this Letter Agreement, (B) the Second A&R Certificate of Incorporation, (C) the Merger Agreement, (D) the Registration Rights Agreement, dated as of October 8, 2020, by and among Landcadia, the Sponsors and the other parties signatory thereto, or (E) any applicable securities laws; (x) the Founder Shares and Private Placement Warrants listed on Annex A are the only equity securities in Landcadia (including, without limitation, any equity securities convertible into, or which can be exercised or exchanged for, equity securities of Landcadia) owned of record or beneficially owned by such Person as of the date hereof and such Person has the sole power to dispose of (or sole power to cause the disposition of) and the sole power to vote (or sole power to direct the voting of) such Founder Shares and Private Placement Warrants and none of such Founder Shares or Private Placement Warrants is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Founder Shares or Private Placement Warrants, except as provided in this Letter Agreement; the Sponsors and each Insider hereby agrees to supplement Annex A from time to time to the extent that the Sponsors or any Insider acquires additional securities in Landcadia; and (xi) such Person is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of equity securities of Landcadia (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

23.	If, and as often as, there are any changes in Landcadia, the Common Stock, the Founder Shares or the Private Placement Warrants by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Letter Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to Landcadia, Landcadia’s successor or the surviving entity of such transaction, the Common Stock, the Founder Shares or the Private Placement Warrants, each as so changed.

24.	Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[Signature Page Follows]

Sincerely,

SPONSORS:

TJF, LLC

By:
Name:	Tilman J. Fertitta
Title:	Sole Managing Member

JEFFERIES FINANCIAL GROUP INC.

By:
Name:	Michael J. Sharp
Title:	Executive Vice President and General Counsel

INSIDERS:

By:
Name:	Tilman J. Fertitta

By:
Name:	Richard B. Handler

By:
Name:	Scott J. Kelly

By:
Name:	Dona Cornell

By:
Name:	Richard H. Liem

By:
Name:	Steven L. Scheinthal

By:
Name:	Nicholas Daraviras

LANDCADIA HOLDINGS III, INC.

By:

Name: Steven L. Scheinthal

Title: Vice President and Secretary

[Signature Page to Letter Agreement]

EXHIBIT E

A&R Registration Rights Agreement

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], is made and entered into by and among (i) Hillman Solutions Corp. (f/k/a Landcadia Holdings III, Inc.), a Delaware corporation (the “Company”), (ii) Jefferies Financial Group Inc., a New York corporation (“Jefferies”), and TFJ, LLC, a Delaware limited liability company (“TFJ”, and together with Jefferies and their respective Permitted Transferees (as defined herein), the “Sponsors”), (iii) CCMP Capital Investors III, L.P., a Delaware limited partnership (“CCMP III”), CCMP Capital Investors (Employee) III, L.P., a Delaware limited partnership (“CCMP Employee”) and CCMP Co-Invest III A, L.P., a Delaware limited partnership (“CCMP Co-Invest, and together with CCMP III, CCMP Employee and their respective Permitted Transferees, the “CCMP Holders”), (iv) Oak Hill Capital Partners III, L.P., a Delaware limited partnership (“Oak Hill III”) Oak Hill Capital Management Partners III, L.P., a Delaware limited partnership (“Oak Hill Management”), and OHCP III HC RO, L.P., a Delaware limited partnership (“OHCP, and together with Oak Hill III, Oak Hill Management and their respective Permitted Transferees, the “Oak Hill Holders”, and together with the CCMP Holders, the “Hillman Holders”). The Sponsors, the Hillman Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement are each referred to herein as a “Holder” and collectively as the “Holders”.

RECITALS

WHEREAS, the Sponsors hold an aggregate of 12,500,000 shares of the Company’s Class B common stock, par value $0.0001 per share (the “Founder Shares”);

WHEREAS, upon the closing of the transactions (the “Transactions”) contemplated by that certain Agreement and Plan of Merger, dated January 24, 2021, by and among the Company, Helios Sun Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company, HMAN Group Holdings Inc., a Delaware corporation (“Hillman”), and the stockholder representative thereunder (the “Merger Agreement”), the Sponsors forfeited an aggregate of 3,828,000 Founder Shares, and 8,672,000 Founder Shares were subsequently converted, on a one-to-one basis, into shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”);

WHEREAS, on October, 8 2020, the Company and the Sponsors entered into that certain Private Placement Warrants Purchase Agreement (the “Private Placement Warrants Purchase Agreement”), pursuant to which the Sponsors purchased an aggregate of 8,000,000 warrants (the “Private Placement Warrants”), in a private placement transaction occurring simultaneously with the closing of the Company’s initial public offering on October 14, 2020;

WHEREAS, on October 8, 2020, the Company and the Sponsors entered into that certain Registration Rights Agreement (the “Existing Registration Rights Agreement”), pursuant to which the Company granted the Sponsors certain registration rights with respect to certain securities of the Company;

WHEREAS, immediately after giving effect to the Transactions, in accordance with the Merger Agreement, the Hillman Holders shall receive shares of Common Stock (the “Closing Hillman Stock”);

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WHEREAS, pursuant to Section 5.5 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Existing Registration Rights Agreement) of at least a majority-in-interest of the Registrable Securities (as defined in the Existing Registration Rights Agreement) at the time in question; and

WHEREAS, the Company and the Sponsors desire to amend and restate the Existing Registration Rights Agreement pursuant to Section 5.5 thereof in order to provide the Holders with registration rights with respect to the Registrable Securities on the terms set forth herein.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

1.1.            Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) the Company has a bona fide business purpose for not making such information public.

“Affiliate” means, with respect to a specified Person, each other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified; provided that no Holder shall be deemed an Affiliate of any other Holder solely by reason of an investment in, or holding of Common Stock (or securities convertible or exchangeable for shares of Common Stock) of, the Company. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or by contract or other agreement); provided, however, that in no event shall the term “Affiliate” include any portfolio company of any Holder or their respective Affiliates (other than the Company).

“Agreement” shall have the meaning given in the Preamble.

“Aggregate Blocking Period” shall have the meaning given in Section 2.4.

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“Board” shall mean the Board of Directors of the Company.

“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) for reoffering to the public without a roadshow or substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

“CCMP Demanding Holders” shall have the meaning given in Section 2.2.1.

“CCMP Holders” shall have the meaning given in the Preamble.

“Claims” shall have the meaning given in subsection 4.1.1.

“Closing Date” shall mean the date of this Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Commission Guidance” means (i) any publicly-available written or oral guidance of the Commission staff, or any comments, requirements or requests of the Commission staff and (ii) the Securities Act.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Company Shelf Take Down Notice” shall have the meaning given in subsection 2.1.3.

“Demand Registration” shall have the meaning given in subsection 2.2.1.

“Demanding Holder” shall mean, as applicable, (a) the applicable Holder making a written demand for the Registration of Registrable Securities pursuant to subsection 2.2.1 or (b) the applicable Holder making a written demand for a Shelf Underwritten Offering of Registrable Securities pursuant to subsection 2.1.3.

“Effectiveness Deadline” shall have the meaning given in subsection 2.1.1.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“First Secondary Offering” means the first Underwritten Offering in which any CCMP Holder Transfers all or any portion of their Registrable Securities.

“Form S-1 Shelf” shall have the meaning given in subsection 2.1.2.

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“Form S-3 Shelf” shall have the meaning given in subsection 2.1.2.

“Founder Shares” shall have the meaning given in the Recitals hereto and shall be deemed to include the shares of Common Stock issued upon conversion thereof.

“Founder Shares Lock-up Period” shall mean, with respect to the Founder Shares, the period commencing on the date hereof and ending on the earlier of (A) one year after the Closing Date, (B) the first date the last sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date, or (C) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

“Hillman Holders” shall have the meaning given in the Preamble.

“Hillman Lock-Up Period” shall have the meaning given in Section 2.7.2.

“Holders” shall have the meaning given in the Preamble.

“Insider Letter” shall mean that certain letter agreement, dated October 8, 2020, by and among the Company, the Sponsors and the other parties thereto.

“Jefferies” shall have the meaning given in the Preamble.

“Maximum Number of Securities” shall have the meaning given in subsection 2.2.4.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus in the light of the circumstances under which they were made not misleading.

“Oak Hill Demanding Holders” shall have the meaning given in Section 2.2.1.

“Oak Hill Holders” shall have the meaning given in the Preamble.

“Other Shares” shall have the meaning given in Section 2.2.4.

“Permitted Transferees” or “Permitted Transfer” shall mean (x) any Affiliate of a Holder or (y) any transfers made: (i) pursuant to a bona fide gift or charitable contribution; (ii) by will or intestate succession upon the death of Holder; (iii) to any Permitted Transferee; (iv) to the members of the Sponsors, (v) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union; (vi) pro rata to the partners, members or shareholders of a Holder upon its liquidation or dissolution; or (vii) in the event of the Company’s completion of a liquidation, merger, share exchange or other similar transaction which results in all of its shareholders having the right to exchange their Common Stock for cash, securities or other property; provided that in the case of (i) through (vi), the recipient of such Transfer must enter into a written agreement agreeing to be bound by the terms of this Agreement, including the transfer restrictions set forth in Section 2.6.

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“Piggyback Registration” shall have the meaning given in subsection 2.3.1.

“Primary Shares” shall have the meaning given in Section 2.2.4.

“Private Placement Lock-up Period” shall mean, with respect to Private Placement Warrants that are held by the initial purchasers of such Private Placement Warrants or their Permitted Transferees, and any of the Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants and that are held by the initial purchasers of the Private Placement Warrants or their Permitted Transferees, the period ending 30 days after the Closing Date.

“Private Placement Warrants” shall have the meaning given in the Recitals hereto.

“Private Placement Warrants Purchase Agreement” shall have the meaning given in the Recitals hereto.

“Pro Rata” shall have the meaning given in subsection 2.2.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, whether preliminary or final, as supplemented by any and all prospectus supplements (including any “free writing prospectus”) and as amended by any and all post-effective amendments, and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding share of Common Stock or any other equity security (including the Private Placement Warrants and including shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the date of this Agreement or hereafter acquired by a Holder (including the shares of Common Stock issued upon the conversion of the Founder Shares and upon the exercise of any Private Placement Warrants), and (b) any other equity security of the Company issued or issuable with respect to any such share of Common Stock referred to in the foregoing clause (a) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; or (iv) such securities (A) are held, or become held, by any Holder (other than the Sponsors) who holds less than two percent (2%) of the then issued and outstanding equity securities of the Company; and (B) may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale).

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“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(a) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc., or fees payable to any stock exchange or over-the-counter trading market) and any securities exchange on which the Common Stock is then listed;

(b) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c) fees and disbursements of underwriters customarily paid by issuers or sellers of securities, but excluding underwriting discounts and commissions and transfer taxes, if any;

(d) printing, messenger, telephone, delivery and road show or other marketing expenses;

(e) reasonable fees and disbursements of counsel for the Company;

(f) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(g) reasonable fees and expenses of (A) one (1) legal counsel for the CCMP Holders (plus appropriate special and local counsel selected by the CCMP Holders), to the extent the CCMP Holders are participating in the Registration, (B) one (1) legal counsel for the Oak Hill Holders (plus appropriate special and local counsel selected by the Oak Hill Holders), to the extent the Oak Hill Holders are participating in the Registration, and (C) one (1) legal counsel for the Sponsors (plus appropriate special and local counsel selected by the Sponsors), to the extent the Sponsors are participating in the Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

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“Removed Shares” shall have the meaning given in Section 2.6.

“Requesting Holder” shall have the meaning given in subsection 2.2.1.

“Secondary Lock-Up Period” shall mean the period ending on the earlier of (i) 12 months from the date hereof, and (ii) the date on which the CCMP Holders or any of their Affiliates are no longer subject to any Underwriter’s lock-up or other contractual restriction in connection with the First Secondary Offering.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Requesting Holder” shall have the meaning given in subsection 2.1.3.

“Shelf Take Down Notice” shall have the meaning given in subsection 2.1.3.

“Shelf Underwritten Offering” shall have the meaning given in subsection 2.1.3.

“Sponsors” shall have the meaning given in the Preamble.

“Subscription Agreements” shall mean those certain subscription agreements dated January 24, 2021 by and between the Company and certain subscribers to shares of Common Stock.

“TFJ” shall have the meaning given in the Preamble.

“Transactions” shall have the meaning given in the Recitals hereto.

“Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration or offering and/or sale of Registrable Securities in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public, including a Block Trade.

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Article II
REGISTRATIONS

2.1.            Shelf Registration.

2.1.1.      Initial Filing. The Company shall, as soon as practicable, but in any event within thirty (30) days after the Closing Date, file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders and all shares of Common Stock received by then current or former employees of Hillman pursuant to the Transactions from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) on the terms and conditions specified in this subsection 2.1.1 and shall use its reasonable best efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but in no event later than sixty (60) days following the filing deadline (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to ninety (90) days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission. The Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall be on Form S-3 or, if Form S-3 is not then available to the Company, on Form S-1 or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the effective date of a Registration Statement filed pursuant to this subsection 2.1.1, but in any event within one (1) business day of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this subsection 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).

2.1.2.      Form S-1 Shelf. If the Company files a shelf registration statement on Form S-3 (a “Form S-3 Shelf”) and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall use its reasonable best efforts to file a shelf registration on Form S-1 (a “Form S-1 Shelf”) as promptly as practicable to replace the shelf registration statement that is a Form S-3 Shelf and have the Form S-1 Shelf declared effective as promptly as practicable and to cause such Form S-1 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. In the case of a Form S-1 filed pursuant to Section 2.1.1 or a Form S-1 Shelf filed pursuant to this Section 2.1.2, upon such date as the Company becomes eligible to use Form S-3 for secondary sales or, in the case of a Form S-1 Shelf filed to register the resale of Removed Shares pursuant to Section 2.6 hereof, upon such date as the Company becomes eligible to register all of the Removed Shares for resale on a Form S-3 Shelf pursuant to the Commission Guidance and, if applicable, without a requirement that any of the CCMP Holders be named as an “underwriter” therein, the Company shall use its reasonable best efforts to file a Form S-3 Shelf as promptly as practicable to replace the applicable Form S-1 Shelf and have the Form S-3 Shelf declared effective as promptly as practicable and to cause such Form S-3 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities thereunder held by the applicable Holders until all such Registrable Securities have ceased to be Registrable Securities.

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2.1.3.      Requests for Underwritten Shelf Takedowns. At any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.1.1 or 2.1.2 or any replacement thereof, by notice to the Company specifying the intended method or methods of disposition thereof any CCMP Holder or any Sponsor or Oak Hill Holder (as applicable, the “Shelf Requesting Holder”) may make a written request to the Company to effect a public offering (a “Shelf Take Down Notice”), (provided that any request for an underwritten offering that is registered pursuant to such shelf registration statement (including a Block Trade) (a “Shelf Underwritten Offering”) by any Sponsor or Oak Hill Holder is subject to and only to the extent provided by Section 2.4), of all or a portion of such Holder’s Registrable Securities that may be registered under such shelf registration statement, and as soon as practicable the Company shall amend or supplement such shelf registration statement as necessary for such purpose. Each Shelf Takedown Notice for a Shelf Underwritten Offering shall specify the approximate number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering and a reasonably estimated approximate price range (net of reasonably estimated underwriting discounts and commissions) of such Shelf Underwritten Offering. Promptly upon receipt of a Shelf Takedown Notice (but in no event more than two (2) business days thereafter (or more than twenty-four (24) hours thereafter in connection with a Block Trade)), the Company shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and, subject to the provisions of subsection 2.2.4, shall include in such Shelf Underwritten Offering such Registrable Securities requested to be included by each such Holder, up to such number of Registrable Securities equal to such Holder’s pro rata share determined based on the number of Registrable Securities that the Shelf Requesting Holder proposes to sell in such Shelf Underwritten Offering as compared to the number of outstanding Registrable Securities held by the Shelf Requesting Holder immediately prior to such Shelf Underwritten Offering, within five (5) days after sending the Company Shelf Takedown Notice, or, in the case of a Block Trade, within twenty-four (24) hours after sending the Company Shelf Takedown Notice and otherwise as provided in Section 2.1.4. The Company shall enter into an underwriting agreement in customary form with the managing Underwriter or Underwriters selected by the Shelf Requesting Holder, after reasonable consultation with the Company, and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Shelf Underwritten Offering contemplated by this subsection 2.1.3, subject to Section 3.3 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations as are customary in secondary underwritten offerings. Notwithstanding the delivery of any Shelf Take Down Notice, all determinations as to whether to complete any Shelf Underwritten Offering and as to the timing, manner, price and other terms of any Shelf Underwritten Offering contemplated by this Section 2.1.3, shall be determined by the Shelf Requesting Holder. At any time before the pricing of a Shelf Underwritten Offering, in accordance with Section 2.2.5, the Shelf Requesting Holder may withdraw its Shelf Take Down Notice and, upon receipt of written notice to such effect from the Shelf Requesting Holder, the Company shall cease all efforts to complete such Underwritten Offering.

2.1.4.      Notwithstanding any other provision of this Article II, but subject to Section 3.4 and not in limitation of any other provision in this Article II applicable to Shelf Underwritten Offerings, if any Holder desires to effect a Block Trade, then notwithstanding any other time periods in this Article II, such Holder shall provide written notice to the Company at least three (3) business days prior to the date such Block Trade will commence. As expeditiously as possible, the Company shall use its reasonable best efforts to facilitate such Block Trade. Such Holder shall use its reasonable best efforts to work with the Company and the Underwriters (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade and any related due diligence and comfort procedures. In the event of a Block Trade, and after consultation with the Company and subject to subsection 2.2.4, the Holder initiating the Block Trade shall determine the maximum number of Registrable Securities that can be sold pursuant to such offering, the underwriter or underwriters and share price of such offering.

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2.2.            Demand Registration.

2.2.1.      Request for Registration. Subject to the provisions of subsection 2.2.5 and Sections 2.4, 2.6 and 3.4 hereof, at any time and from time to time on or after the Closing Date, each of (a) the Sponsors, (b) the CCMP Holders (the “CCMP Demanding Holders”), and (c) the Oak Hill Holders (the “Oak Hill Demanding Holders”, and together with the Sponsors and the CCMP Demanding Holders, the “Demanding Holders”), may make a written demand for Registration of all or part of their Registrable Securities on (i) Form S-1 or (ii) if available, Form S-3, which in the case of either clause (i) or (ii), may be a shelf registration statement filed pursuant to Rule 415 under the Securities Act, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, promptly following the Company’s receipt of a Demand Registration (but in no event more than two (2) business days thereafter), notify, in writing all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include any of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes any portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within three (3) business days after the receipt by the Holder of the notice from the Company. Each Requesting Holder shall be permitted to include up to such number of Registrable Securities in a Registration pursuant to a Demand Registration equal to such Requesting Holder’s pro rata share determined based on the number of Registrable Securities that the Demanding Holder proposes to sell in such Demand Registration as compared to the number of outstanding Registrable Securities held by the Demanding Holder immediately prior to such Demand Registration. For the avoidance of doubt, to the extent a Requesting Holder also separately possesses Demand Registration rights pursuant to this Section 2.2, but is not the Holder who exercises such Demand Registration rights, the exercise by such Requesting Holder of its rights pursuant to the foregoing sentence shall not count as the exercise by it of one of its Demand Registration rights. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, subject to subsection 2.2.4 below, such Requesting Holder(s) shall be entitled to have their pro rata portion of Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and up to the pro rata portion of Registrable Securities requested by the Requesting Holders pursuant to such Demand Registration. The Company shall not be obligated to effect more than (A) an aggregate of six (6) Registrations pursuant to a Demand Registration initiated by the CCMP Holders, and (B) one (1) Registration pursuant to a Demand Registration initiated by the Oak Hill Holders and the Sponsors, in each case under this subsection 2.2.1 with respect to any or all Registrable Securities; provided, however, that (i) a Registration shall not be counted for such purposes unless a Registration Statement that may be available at such time has become effective and all of the Registrable Securities entitled to be included by the Demanding Holders and the Requesting Holders in such Registration have been sold, in accordance with Section 3.1 of this Agreement, and (ii) a Shelf Underwritten Offering effected by a Block Trade shall not be a Demand Registration. Notwithstanding the foregoing, Jefferies may not exercise its Demand Registration rights after October 8, 2025, and may not exercise its demand rights on more than one occasion.

2.2.2.      Effective Registration. Notwithstanding the provisions of subsection 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (a) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (b) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days after the removal, rescission or other termination of such stop order or injunction, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration by the same Demanding Holder becomes effective or is subsequently terminated.

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2.2.3.      Underwritten Offering. Subject to the provisions of subsection 2.2.4 and Sections 2.4, 2.6 and 3.4 hereof, if the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.3, subject to Section 3.3 and Article IV, shall enter into an underwriting agreement in customary form with the Company and the Underwriter(s) selected for such Underwritten Offering by the Demanding Holders initiating the Demand Registration(which Underwriter(s) shall be reasonably satisfactory to the Company) which underwriting agreement shall contain such representations, covenants, indemnities and other rights and obligations customary in secondary Underwritten Offerings.

2.2.4.      Reduction of Underwritten Offering. If a Demand Registration is to be an Underwritten Offering (including any Shelf Underwritten Offering) and the managing Underwriter or Underwriters (or, in the case of a Block Trade, the Holder(s) requesting a Shelf Underwritten Offering or the Demanding Holder(s), as applicable), in good faith, advises the Company in writing that, in its opinion, the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell for its own account (the “Primary Shares”) and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders of the Company who desire to sell (the “Other Shares”), exceeds the maximum dollar amount or maximum number of equity securities that can be sold in such Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (a) first, the Registrable Securities of the Demanding Holders, Shelf Requesting Holders and the Requesting Holders (if any), as applicable, pro rata based on the total amount of Registrable Securities held by each such Demanding Holder, Shelf Requesting Holder, or Requesting Holder (if any), as applicable, at such time of determination (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the Primary Shares which can be sold without exceeding the Maximum Number of Securities; (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the Registrable Securities of the Sponsors; and (d) fourth, to the extent the Maximum Number of Securities has not been reached under the foregoing clauses (a), (b) and (c), the Other Shares that can be sold without exceeding the Maximum Number of Securities.

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2.2.5.      Demand Registration Withdrawal. A Demanding Holder, Shelf Requesting Holder, or Requesting Holder shall have the right to withdraw all or a portion of its Registrable Securities included in a Demand Registration pursuant to subsection 2.2.1 or a Shelf Underwritten Offering pursuant to subsection 2.1.3 (including a Block Trade pursuant to subsection 2.1.4) for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of its intention to so irrevocably withdraw at any time prior to (a) in the case of a Demand Registration, the effectiveness of the applicable Registration Statement or (b) in the case of any Shelf Underwritten Offering (including a Block Trade), prior to the pricing of such Shelf Underwritten Offering; provided, however, that upon withdrawal by the Demanding Holders initiating a Demand Registration (or in the case of a Shelf Underwritten Offering, withdrawal of the Shelf Requesting Holder), the Company shall cease all efforts to secure effectiveness of the applicable Registration Statement or complete the Underwritten Offering, as applicable. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration or a Shelf Underwritten Offering prior to and including its withdrawal under this subsection 2.2.5.

2.3.            Piggyback Registration.

2.3.1.      Piggyback Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company, other than a Registration Statement (a) filed in connection with any employee stock option or other benefit plan, (b) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (c) for an offering of debt that is convertible into equity securities of the Company, (d) for a dividend reinvestment plan, or (e) filed pursuant to subsection 2.1.1, then the Company shall give written notice of such proposed filing to all Holders then holding Registrable Securities as soon as practicable but not less than five (5) business days before the anticipated filing date of such Registration Statement, which notice shall (i) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution (including whether such registration will be pursuant to a shelf registration statement), and the proposed price and name of the proposed managing Underwriter or Underwriters, if any, in such offering, (ii) such Holders’ rights under this Section 2.3 and (iii) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within three (3) business days after receipt of such written notice (or in the case of a Block Trade, within twenty-four (24) hours thereafter) (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities identified in a Holder’s response notice described in the foregoing sentence to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering, if any, to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.3.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company or Company stockholder(s) for whose account the Registration Statement is to be filed included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.3.1, subject to Section 3.3 and Article IV, shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company or Company stockholder(s) for whose account the Registration Statement is to be filed. For purposes of this Section 2.3, the filing by the Company of an automatic shelf registration statement for offerings pursuant to Rule 415(a) that omits information with respect to any specific offering pursuant to Rule 430B shall not trigger any notification or participation rights hereunder until such time as the Company amends or supplements such Registration Statement to include information with respect to a specific offering of Securities (and such amendment or supplement shall trigger the notice and participation rights provided for in this Section 2.3).

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2.3.2.      Reduction of Piggyback Registration. If a Piggyback Registration is to be an Underwritten Offering and the managing Underwriter or Underwriters, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that, in its opinion, the dollar amount or number of Primary Shares that the Company desires to sell, taken together with (a) the Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (b) the Registrable Securities as to which registration has been requested pursuant Section 2.3 hereof, and (c) the Other Shares, exceeds the Maximum Number of Securities, then:

2.3.2.1.if the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (a) first, the Primary Shares, which can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the Other Shares which can be sold without exceeding the Maximum Number of Securities; and

2.3.2.2.if the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (a) first, the Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the Primary Shares which can be sold without exceeding the Maximum Number of Securities; and (d) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a), (b) and (c), the Other Shares which can be sold without exceeding the Maximum Number of Securities.

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2.3.3.      Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw all or any portion of its Registrable Securities in a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw such Registrable Securities from such Piggyback Registration prior to in the case of a Piggyback Registration not involving an Underwritten Offering or Shelf Underwritten Offering, the effectiveness of the applicable Registration Statement. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to and including its withdrawal under this subsection 2.3.3.

2.3.4.      Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof and shall not relieve the Company of its obligations under Section 2.1 or Section 2.2.

2.4.            Restrictions on Registration Rights. If (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.2.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (b) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (c) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any twelve (12)-month period (the “Aggregate Blocking Period”). Notwithstanding anything to the contrary herein, the Oak Hill Holders and each Sponsor shall be able to either (and not both) (i) make one (1) demand request under, and subject to the terms and procedures set forth in Section 2.2, or (ii) initiate one (1) Shelf Underwritten Offering under, and subject to the terms and conditions set forth in Section 2.1 (in each case in accordance with the terms of Section 3.3).

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2.5.           Rule 415; Removal. If at any time the Commission takes the position that the offering of some or all of the Registrable Securities in a Registration Statement on Form S-3 filed pursuant to this Section 2 is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act (provided, however, the Company shall be obligated to use diligent efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the Commission Guidance, including without limitation, Compliance and Disclosure Interpretation 612.09) or requires a CCMP Holder to be named as an “underwriter,” the Company shall (i) promptly notify each holder of Registrable Securities thereof (or in the case of the Commission requiring a CCMP Holder to be named as an “underwriter,” the CCMP Holders) and (ii) use reasonable best efforts to persuade the SEC that the offering contemplated by such Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that none of the CCMP Holders is an “underwriter.” The Holders shall have the right to select one (1) legal counsel designated by the holders of a majority of the Registrable Securities subject to such Registration Statement to review and oversee any registration or matters pursuant to this Section 2.5, including participation in any meetings or discussions with the Commission regarding the Commission’s position and to comment on any written submission made to the Commission with respect thereto. No such written submission with respect to this matter shall be made to the Commission to which the applicable Holders’ counsel reasonably objects. In the event that, despite the Company’s reasonable best efforts and compliance with the terms of this Section 2.5, the Commission refuses to alter its position, the Company shall (i) remove from such Registration Statement such portion of the Registrable Securities (the “Removed Shares”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the Commission may require to assure the Company’s compliance with the requirements of Rule 415; provided, however, that the Company shall not agree to name any CCMP Holder as an “underwriter” in such Registration Statement without the prior written consent of such CCMP Holder. In the event of a share removal pursuant to this Section 2.5, the Company shall give the applicable Holders at least three (3) business days prior written notice along with the calculations as to such Holder’s allotment. Any removal of shares of the Holders pursuant to this Section 2.5 shall first be applied to Holders other than the CCMP Holders with securities registered for resale under the applicable Registration Statement and thereafter allocated between the CCMP Holders on a pro rata basis based on the aggregate amount of Registrable Securities held by the CCMP Holders. In the event of a share removal of the Holders pursuant to this Section 2.5, the Company shall promptly register the resale of any Removed Shares pursuant to subsection 2.1.2 hereof and in no event shall the filing of such Registration Statement on Form S-1 or subsequent Registration Statement on Form S-3 filed pursuant to the terms of subsection 2.1.2 be counted as a Demand Registration hereunder. Until such time as the Company has registered all of the Removed Shares for resale pursuant to Rule 415 on an effective Registration Statement, the Company shall not be able to defer the filing of a Registration Statement pursuant to Section 2.4 hereof.

2.6.            Lock-Up Agreements.

2.6.1.      Each Sponsor agrees that it shall not Transfer any Founder Shares (or any shares of Common Stock issuable upon conversion thereof) until the expiration of the Founder Shares Lock-Up Period and will not transfer any Private Placement Warrants (or any shares of Common Stock issued or issuable upon the exercise of the Private Placement Warrants), until the expiration of the Private Placement Warrants Lock-Up Period. The foregoing restrictions shall not apply to Permitted Transfers or Transfers made by a Permitted Transferee.

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2.6.2.      Each Hillman Holder agrees that it, he or she shall not Transfer any shares of Closing Hillman Stock for six (6) months following the Closing Date (the “Hillman Lock-Up Period”); provided, (x) that 33% of the Closing Hillman Stock shall be transferable as part of an Underwritten Offering following 90 days after the Closing Date if the last closing price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period after the Closing, and (y) each executive officer and director of the Company shall be permitted to establish a plan to acquire and sell shares of Common Stock pursuant to Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for the Transfer of shares of Closing Hillman Stock during the Hillman Lock-up Period. The foregoing restrictions shall not apply to Permitted Transfers or Transfers made by a Permitted Transferee.

2.6.3.      Each Holder agrees, and the Company agrees and shall cause each director and officer of the Company to agree, that, in connection with each Registration or sale of Registrable Securities pursuant to Section 2.1, Section 2.2 or Section 2.3 conducted as an Underwritten Offering, if requested, to become bound by and to execute and deliver a customary lock-up agreement with the Underwriter(s) of such Underwritten Offering restricting such applicable person or entity’s right to (a) Transfer, directly or indirectly, any equity securities of the Company held by such person or entity or (b) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of such securities during the period commencing on the date of the final Prospectus relating to the Underwritten Offering and ending on the date specified by the Underwriters (such period not to exceed ninety (90) days). The terms of such lock-up agreements shall be negotiated among the applicable Holder requested to enter into lock-up agreements in accordance with the immediately preceding sentence, the Company and the Underwriters and shall include customary exclusions from the restrictions on Transfer set forth therein, including that such restrictions on the applicable Holder shall be conditioned upon all officers and directors of the Company, as well as all Holders, being subject to the same restrictions; provided, that, to the extent any Holder is granted a release or waiver from the restrictions contained in this Section 2.6.3 and in such Holder’s lock-up agreement prior to the expiration of the period set forth in such Holder’s lock-up agreement, then all Holders shall be automatically granted a release or waiver from the restrictions contained in this Section 2.6.3 and the applicable lock-up agreements to which they are party to the same extent, on substantially the same terms as and on a pro rata basis with, the Holder to which such release or waiver is granted. The provisions of this Section 2.6.3 shall not apply to any Holder that holds less than one percent (1%) of then total issued and outstanding Common Stock.

Article III
COMPANY PROCEDURES

3.1.            General Procedures. If the Company is required to effect the Registration of Registrable Securities, or facilitate an offering to sell Registrable Securities, pursuant to its obligations under Article 2, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof as expeditiously as possible, and, not in limitation of any of the Company’s obligations under Article 2, in connection therewith the Company shall:

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3.1.1.      prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2.      prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by any Holder with Registrable Securities covered by such Prospectus or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3.      prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, (a) furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders, and (b) make such changes in such documents concerning the Holders prior to the filing thereof as such Holders, or their counsel, may reasonably request;

3.1.4.      prior to any public offering of Registrable Securities, but in any case no later than the effective date of the applicable Registration Statement, use its reasonable best efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and to keep such registration or qualification in effect for so long as such Registration Statement remains in effect and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company or otherwise and do any and all other acts and things that may be necessary or advisable, in each case, to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

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3.1.5.      cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed no later than the effective date of such Registration Statement;

3.1.6.      provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7.       promptly furnish to each seller of Registrable Securities covered by such Registration Statement such number of conformed copies of such Registration Statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the Prospectus contained in such Registration Statement (including each preliminary Prospectus and any summary Prospectus) and any other Prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents as such seller may reasonably request;

3.1.8.      advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of any written comments by the Commission or any request by the Commission that the Company amend or supplement such Registration Statement or Prospectus or the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or Prospectus the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to amend or supplement such Registration Statement or Prospectus or prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued, as applicable;

3.1.9.      advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any Prospectus forming a part of such registration statement has been filed;

3.1.10.    at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities and its counsel (including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus), and not to file any such Registration Statement or Prospectus, or amendment or supplement thereto, to which any such Holder or Registrable Securities shall have reasonably objected;

3.1.11.    notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event or the existence of any condition as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, or in the opinion of counsel for the Company it is necessary to supplement or amend such Prospectus to comply with law, and then to correct such Misstatement or include such information as is necessary to comply with law, in each case as set forth in Section 3.4 hereof, at the request of any such Holder promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such Prospectus shall not include a Misstatement or such Prospectus, as supplemented or amended, shall comply with law;

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3.1.12.  permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate in the preparation of any Registration Statement, each such Prospectus included therein or filed with the Commission, and each amendment or supplement thereto, and will give each of them such access to its books and records and such opportunities to discuss the business, finances and accounts of the Company and its subsidiaries with its officers, directors and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of such Holders’ and such Underwriters’ respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act, and will cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that if requested by the Company, such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; and provided, further, the Company may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;

3.1.13.  obtain a “cold comfort” letter (including a bring-down letter dated as of the date the Registrable Securities are delivered for sale pursuant to such Registration) from the Company’s independent registered public accountants in the event of an Underwritten Offering which the participating Holders may rely on (if requested by a participating Holder), in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to the participating Holders and any Underwriter;

3.1.14.  on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to the participating Holders and any Underwriter;

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3.1.15.  in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement and a “lock up” agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.16.  otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission, and to make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and the rules and regulations thereunder, including Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.17.  make available senior executives of the Company to participate in customary “road show” presentations or meetings with potential investors that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.18.  otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, including causing the officers and directors of the Company to enter into customary “lock-up agreements,” in connection with such Registration.

3.2.            Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3.            Participation in Underwritten Offerings.

3.3.1.      No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (a) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (b) completes and executes all customary questionnaires, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.3.2.      Holders participating in an Underwritten Offering may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of the Underwriters shall also be made to and for the benefit of such Holders and that any or all of the conditions precedent to the obligations of such Underwriters shall also be made to and for the benefit of such Holders; provided, however, that the Company shall not be required to make any representations or warranties with respect to written information specifically provided by a Holder in writing for inclusion in the Registration Statement.

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3.3.3.      The Company will use its commercially reasonable efforts to ensure that no Underwriter shall require any Holder to make any representations or warranties to or agreements with the Company or the Underwriters other than representations, warranties or agreements regarding such Holder and such Holder’s intended method of distribution and any other representation required by law, and if, despite the Company’s commercially reasonable efforts, an Underwriter requires any Holder to make additional representation or warranties to or agreements with such Underwriter, such Holder may elect not to participate in such Underwritten Offering (but shall not have any claims against the Company as a result of such election). Any liability of such Holder to any Underwriter or other person under such underwriting agreement shall be limited to an amount equal to the proceeds (net of expenses and underwriting discounts and commissions) that it derives from such registration.

3.4.            Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, or in the opinion of counsel for the Company it is necessary to supplement or amend such Prospectus to comply with law, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement or including the information counsel for the Company believes to be necessary to comply with law (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice such that the Registration Statement or Prospectus, as so amended or supplemented, as applicable, will not include a Misstatement and complies with law), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Board to be necessary for such purpose; provided, that each day of any such suspension pursuant to this Section 3.4 shall correspondingly decrease the Aggregate Blocking Period available to the Company during any twelve (12)-month period pursuant to Section 2.4 hereof. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5.            Covenants of the Company. As long as any Holder shall own Registrable Securities, the Company hereby covenants and agrees:

3.5.1.      the Company will not file any Registration Statement or Prospectus included therein or any other filing or document (other than this Agreement) with the Commission which refers to any Holder of Registrable Securities by name or otherwise without the prior written approval of such Holder;

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3.5.2.      the Company will not effect or permit to occur any combination or subdivision of securities which would adversely affect the ability of the Holders to effect registration of Registrable Securities in the manner contemplated by this Agreement;

3.5.3.      at all times while it shall be a reporting company under the Exchange Act, to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements; and

3.5.4.      promptly following the effectiveness of the shelf registration statement required by subsection 2.1.1 (and in any event within three (3) business days from such effectiveness), the Company shall cause the transfer agent to remove any restrictive legends (including any electronic transfer restrictions) from any Common Stock or Private Placement Warrants held by such Holder and provide or cause any customary opinions of counsel to be delivered to the transfer agent in connection with such removal.

Article IV
INDEMNIFICATION AND CONTRIBUTION

4.1.            Indemnification.

4.1.1.      In connection with any registration of and/or any offering and sale of Registrable Securities pursuant to this Agreement, the Company agrees to indemnify, to the full extent permitted by law, each Holder of Registrable Securities, its officers, directors, partners, stockholders or members, employees, agents, investment advisors and each person who controls such Holder (within the meaning of the Securities Act and Exchange Act) from and against all losses, claims, damages, liabilities and expenses (including attorneys’ fees), joint or several (or actions or proceedings, whether commenced or threatened, in respect thereof) (collectively, “Claims”), to which any such Holder or other persons may become subject, insofar as such Claims arise out of or are based on any untrue or alleged untrue statement of any material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will reimburse such Holder or other person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such Claim; except insofar as the Claim or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such filing in reliance upon and in conformity with information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act and Exchange Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

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4.1.2.      In connection with any Registration Statement in which a Holder of Registrable Securities is participating, the Company may require that, as a condition to including any Registrable Securities in any Registration Statement, the Company shall have received an undertaking reasonably satisfactory to it from such Holder, to indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act and Exchange Act) from and against any Claims, to which any the Company or such other persons may become subject, insofar as such Claims arise out of or are based on any untrue statement of any material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act and Exchange Act) to the same extent as provided in the foregoing with respect to indemnification of the Company and the Company shall use its commercially reasonable efforts to ensure that no Underwriter shall require any Holder of Registrable Securities to provide any indemnification other than that provided hereinabove in this subsection 4.1.2, and, if, despite the Company’s commercially reasonable efforts, an Underwriter requires any Holder of Registrable Securities to provide additional indemnification, such Holder may elect not to participate in such Underwritten Offering (but shall not have any claim against the Company as a result of such election).

4.1.3.      Any person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any Claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such Claim, permit such indemnifying party to assume the defense of such Claim with counsel reasonably satisfactory to the indemnified party. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one (1) counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) and which settlement includes a statement or admission of fault or culpability on the part of such indemnified party or does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

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4.1.4.      The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, partners, stockholders or members, employees, agents, investment advisors or controlling person of such indemnified party and shall survive the transfer of Registrable Securities.

4.1.5.      If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Claims, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Claims (a) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party or parties on the other hand from the offering of the Registrable Securities or (b) if the allocation provided by clause (a) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (a) above but also to reflect the relative fault of the indemnifying party or parties on the other hand in connection with the statements or omissions that resulted in such Claims, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder or any director, officer, employee, agent, investment advisor or controlling person thereof under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

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4.1.6.      The indemnification required by this Section 4.1 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred.

Article V
MISCELLANEOUS

5.1.           Notices. Any notice or communication under this Agreement must be in writing and given by (a) delivery in person or by courier service providing evidence of delivery, or (b) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Hillman Solutions Corp., 10590 Hamilton Avenue, Cincinnati, OH 45231, Attention: Chief Executive Officer and General Counsel, and, if to any Holder, at such Holder’s address or contact information (including e-mail address) as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2.            Assignment; No Third Party Beneficiaries.

5.2.1.      This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2.      The rights of a Holder hereunder may be assigned (but only with all related obligations as set forth below) in connection with a Transfer of Registrable Securities to a Permitted Transferee of that Holder. No assignment by any Holder of such Holder’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (a) written notice of such assignment as provided in Section 5.1 hereof and (b) the written agreement of the Permitted Transferee to which the assignment is being made, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.2.3.      This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the applicable Holders.

5.2.4.      This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

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5.3.            Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4.            Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

5.5.            Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, (a) any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is adverse and different from the other Holders (in such capacity) shall require the consent of the Holder so affected, and (b) the consent of any Sponsor, CCMP Holder and Oak Hill Holder, as applicable, shall be required for any amendment, modification or waiver which has an adverse effect on the specific and personal rights, limitations or obligations of such Holder. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.6.            Other Registration Rights. Other than pursuant to the terms of the Subscription Agreements, the Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions among the parties thereto and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.7.            Term. This Agreement shall terminate upon the earlier of the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (B) no Holder holds Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

Hillman Solutions Corp.,
a Delaware corporation

By:
Name:
Title:

SPONSORS:

JEFFERIES FINANCIAL GROUP INC.,
a New York corporation

By:
Name:
Title:

TJF, LLC,
a Delaware limited liability company

By:
Name:
Title:

[Signature Page to A&R Registration Rights Agreement]

CCMP HOLDERS:

CCMP CAPITAL INVESTORS III, L.P.,
a Delaware limited liability company

By: CCMP Capital Associates III, L.P., its general partner

By: CCMP Capital Associates GP, LLC, its general partner

By:
Name:
Title:

CCMP CAPITAL INVESTORS (EMPLOYEE) III, L.P.,
a Delaware limited liability company

By: CCMP Capital Associates III, L.P., its general partner

By: CCMP Capital Associates GP, LLC, its general partner

By:
Name:
Title:

CCMP CO-INVEST III A, L.P.,
a Delaware limited liability company

By: CCMP Co-Invest III A GP, LLC, its general partner

By:
Name:
Title:

[Signature Page to A&R Registration Rights Agreement]

OAK HILL HOLDERS: OAK HILL CAPITAL PARTNERS III, L.P.,
a Delaware limited partnership

By:	OHCP GenPar III, L.P., its General Partner

By:	OHCP MGP Partners III, L.P., its General Partner

By:	OHCP MGP III, Ltd., its General Partner

By:
Name:
Title:

OAK HILL CAPITAL MANAGEMENT PARTNERS III, L.P.,
a Delaware limited partnership

By:	OHCP GenPar III, L.P., its General Partner

By:	OHCP MGP Partners III, L.P., its General Partner

By:	OHCP MGP III, Ltd., its General Partner

By:
Name:
Title:

OHCP III HC RO, L.P.,
a Delaware limited partnership

By:	OHCP GenPar III, L.P., its General Partner

By:	OHCP MGP Partners III, L.P., its General Partner

By:	OHCP MGP III, Ltd., its General Partner

By:
Name:
Title:

[Signature Page to A&R Registration Rights Agreement]

EXHIBIT F

Letter of Transmittal

INSTRUCTIONS TO LETTER OF TRANSMITTAL AND RELATED DOCUMENTS

Reference is made to the Agreement and Plan of Merger by and among Landcadia Holdings III, Inc., a Delaware corporation (“Parent”), Helios Sun Merger Sub, Inc., a Delaware corporation (“Merger Sub”), HMAN Group Holdings Inc., a Delaware corporation (the “Company”), and CCMP Sellers’ Representative, LLC, a Delaware limited liability company, solely in its capacity as the Stockholder Representative thereunder (the “Stockholder Representative”), dated as of January 24, 2021 (as amended or otherwise modified from time to time, the “Merger Agreement”). Terms not otherwise defined in these instructions shall have the meanings given to such terms in the Merger Agreement.

Pursuant to the Merger Agreement, Merger Sub is to be merged with and into the Company (the “Merger”) and each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than Dissenting Shares and Excluded Shares, issued and outstanding immediately prior to the Effective Time will be cancelled and automatically deemed for all purposes to represent the right to receive (in accordance with the Merger Agreement) a portion of the Aggregate Stock Consideration, with each Company Stockholder being entitled to receive with respect to each such share of Company Common Stock, the Closing Stock Per Share Amount, without interest, upon surrender of stock certificates representing all of such Company Stockholder’s Company Common Stock (each, a “Certificate”) and on the terms and subject to the conditions in the Merger Agreement.

The Merger Agreement and the Merger have been approved by stockholders of the Company pursuant to the Company Stockholder Approval. Accordingly, no additional vote is required to consummate the Merger.

In order to receive the applicable consideration following the Merger, you must complete and return the enclosed Letter of Transmittal and related transmittal documents in accordance with these instructions. If you have any questions regarding these instructions or the Letter of Transmittal, or other related transmittal documents, please contact [Erika Young by telephone at (212) 845-3218 or by email at eyoung@continentalstock.com].

1.	Letter of Transmittal

The Letter of Transmittal should be properly completed, dated, signed and returned, together with all of your Certificates and a completed Form W-9 or applicable Form W-8, to Continental Stock Transfer & Trust Company at 1 State Street – 30th Floor, New York, New York 10004 attention: [Erika Young]. The Letter of Transmittal, Certificates and other transmittal documents may either be mailed or delivered by hand. The method of delivery of all documents is at the option and risk of the surrendering stockholder, however, and it is recommended that you deliver such documents by a nationally recognized overnight courier service or by registered mail with return receipt requested. Your execution and delivery of the Letter of Transmittal and other transmittal documents will evidence your surrender of your Company Common Stock to the Company.

IT IS RECOMMENDED THAT YOU COMPLETE, EXECUTE AND RETURN THIS LETTER OF TRANSMITTAL, YOUR CERTIFICATES AND THE OTHER TRANSMITTAL DOCUMENTS IN ACCORDANCE WITH THESE INSTRUCTIONS AS SOON AS POSSIBLE AND BY NO LATER THAN [●], 2021. NO PAYMENT OF ANY CONSIDERATION PURSUANT TO THE MERGER AGREEMENT WILL BE PAID IN CONNECTION WITH YOUR COMPANY COMMON STOCK UNLESS AND UNTIL ALL REQUIRED DOCUMENTS HAVE BEEN VALIDLY COMPLETED, EXECUTED AND DELIVERED IN ACCORDANCE WITH THESE INSTRUCTIONS.

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2.	Signatures

The Letter of Transmittal and related documents referred to herein must be signed by the registered holder(s) of the Certificates. The signature(s) must correspond with the name(s) as set forth on the face of the Certificates, without alteration, enlargement or any change whatsoever. If the Certificates are held of record by two or more joint owners, all such holders must sign the Letter of Transmittal and related documents. If any holder of record of the Certificates submitted herewith is married and has a primary residence in a state that is a community property state, both such holder and his or her spouse must sign the Letter of Transmittal and related documents. If signatures are of trustees, executors, administrators, guardians, officers of corporations, attorneys-in-fact or others acting in a fiduciary capacity, then such persons should so indicate when signing.

3.	Lost, stolen, mutilated or destroyed Certificates.

If your Certificates have been lost, stolen, mutilated or destroyed, and are no longer in your possession, please complete and return the enclosed Affidavit of Loss and Indemnity together with your Letter of Transmittal.

4.	Taxation

A United States Holder (as defined below) of Company Common Stock who is receiving any consideration in connection with the Merger is generally required under United States federal income tax law to provide his, her or its current taxpayer identification number (“TIN”). If such holder is an individual, the TIN is his or her Social Security Number. If the holder does not provide the correct TIN or an adequate basis for an exemption, the holder may be subject to a penalty imposed by the Internal Revenue Service (the “IRS”), and any consideration such holder receives in the Merger may be subject to backup withholding at the applicable rate (currently 24%). Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund from the IRS may be obtained. To prevent backup withholding on any payment made to a holder of Company Common Stock in connection with the Merger Agreement, a United States Holder is required to notify Company of his, her or its correct TIN by completing the enclosed Form W-9 and certifying under penalties of perjury that the TIN provided on Form W-9 is correct. In addition, the holder must date and sign as indicated. If the holder does not provide a certified TIN within by the time of payment, backup withholding may apply. If the United States Holder does not have a TIN, such person should consult the instructions to Form W-9 for information on applying for a TIN and completing the Form W-9 while the TIN application is in process.

To prevent backup withholding, holders that are not United States Holders should (i) submit a properly completed Form W-8BEN or W-8BEN-E, or other applicable Form W-8 (and all required attachments), as applicable, certifying under penalties of perjury to the holder’s foreign status or (ii) otherwise establish an exemption.

Certain holders (including, among others, corporations) are exempt recipients not subject to these backup withholding requirements. See the enclosed copy of the Form W-9 and the General Instructions to Form W-9. To avoid possible erroneous backup withholding, exempt United States Holders should complete and return the Form W-9.

For purposes of these instructions, a “United States Holder” is (i) an individual who is a citizen or resident alien of the United States, (ii) a corporation (including an entity taxable as a corporation) or partnership created under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income tax regardless of its source or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

See the enclosed “General Instructions” on Form W-9 for additional information and instructions.

IN ALL CASES, TAX FORMS PREPARED AND ATTACHED TO THIS LETTER OF TRANSMITTAL SHOULD BE COMPLETED IN ACCORDANCE WITH INSTRUCTIONS FROM THE IRS ATTACHED TO EACH FORM OR AVAILABLE AT WWW.IRS.GOV. PLEASE CONSULT YOUR INDEPENDENT LEGAL, ACCOUNTING OR FINANCIAL ADVISOR FOR FURTHER QUESTIONS.

FAILURE TO PROPERLY COMPLETE THE INFORMATION REQUESTED ON FORM W-9 OR APPLICABLE FORM W-8 MAY RESULT IN WITHHOLDING ON ANY PAYMENTS MADE TO YOU.

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LETTER OF TRANSMITTAL

TO SURRENDER SHARES

of

HMAN GROUP HOLDINGS INC.

To:	HMAN Group Holdings Inc.

In accordance with the Agreement and Plan of Merger by and among Landcadia Holdings III, Inc., a Delaware corporation (“Parent”), Helios Sun Merger Sub, Inc., a Delaware corporation (“Merger Sub”), HMAN Group Holdings Inc., a Delaware corporation (the “Company”), and CCMP Sellers’ Representative, LLC, a Delaware limited liability company, solely in its capacity as the Stockholder Representative thereunder (the “Stockholder Representative”), dated as of January 24, 2021 (as amended or otherwise modified from time to time, the “Merger Agreement”), and in compliance with the accompanying instructions, the undersigned hereby delivers this executed and completed Letter of Transmittal (this “Letter of Transmittal”) to the Company in exchange for the right to receive for each share of Company Common Stock, in accordance with the terms and conditions of the Merger Agreement, the consideration set forth in Section 2.6 of the Merger Agreement. Terms not otherwise defined in this Letter of Transmittal shall have the meanings given to such terms in the Merger Agreement.

The certificates evidencing the undersigned’s Company Common Stock (the “Certificates”) are (please check all of the following that apply):

☐	enclosed with this Letter of Transmittal, in which case the undersigned hereby surrenders such Certificates to the Exchange Agent in accordance with the instructions to this Letter of Transmittal; or

☐	declared by the undersigned to be lost, stolen, mutilated or destroyed, in which case the undersigned has (A) executed and enclosed the Affidavit of Loss and Indemnity in the form attached to this Letter of Transmittal and (B) hereby surrenders to the Exchange Agent such Company Common Stock identified in the form below titled “Description of Company Common Stock Surrendered” or identified on any supplemental schedule attached hereto.

As and when such consideration is to be delivered, the undersigned acknowledges and agrees that such consideration will be delivered by the Exchange Agent in accordance with the terms and subject to the conditions set forth in the Merger Agreement. Upon determination of the final consideration to be delivered, please deliver any stock consideration which the undersigned is entitled to receive in respect of its, his or her Company Common Stock via book-entry issuance to the holder identified on the signature page to this Letter of Transmittal, in each case, in accordance with the terms and conditions of the Merger Agreement.

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DESCRIPTION OF COMPANY COMMON STOCK SURRENDERED (attach additional pages if necessary)
Name of owner (exact name on Certificates); address, including zip code; telephone number, including area code	Certificate Number(s)	Number of Shares

Total:

Completion and delivery of this Letter of Transmittal constitute irrevocable assent to and adoption of the Merger Agreement and its terms, conditions and provisions and irrevocable approval of the Merger, and constitutes an irrevocable waiver by the undersigned of any appraisal rights, dissenters’ rights and any similar rights with respect to any Company Common Stock under the General Corporation Law of the State of Delaware (the “DGCL”), whether or not the undersigned has previously made a written demand upon the Company or any other person.

Delivery of this Letter of Transmittal to an address other than that as set forth above will not constitute a valid delivery. The undersigned acknowledges that valid delivery of this Letter of Transmittal and any related Certificates will not, in and of itself, entitle the undersigned to any rights unless and until the Merger is consummated pursuant to the Merger Agreement.

In order to induce Parent to deliver consideration in respect of the undersigned’s Company Common Stock, as called for by the Merger Agreement, and for other good and valuable consideration, the undersigned hereby expressly represents and warrants to and agrees with Parent, the Company and the Stockholder Representative as follows:

1.	Representations and Warranties; Certain Covenants.

a.       The undersigned acknowledges receipt of a copy of the Merger Agreement and all schedules and exhibits thereto. The undersigned has reviewed and understands the terms and provisions of the Merger Agreement. The undersigned acknowledges and understands that the definitive terms and conditions pursuant to which the Merger is to be effected, including the amount and type of consideration that the holders of Company Common Stock are entitled to receive thereunder, and the effect of this Letter of Transmittal, are set forth in full in the Merger Agreement and subject to the provisions thereof.

b.       The undersigned hereby (i) acknowledges that the Merger Agreement and all of the transactions contemplated thereby, including, without limitation, the Merger, have been duly approved, for all purposes under the DGCL and the Company’s certificate of incorporation, by the requisite vote of the stockholders of the Company pursuant to the Company Stockholder Approval; (ii) irrevocably consents to the treatment of the undersigned’s Company Common Stock as provided in the Merger Agreement and acknowledges and agrees that, from and after the Effective Time, the undersigned shall have no further rights against Parent, the Company or any other Person in respect of the Company Common Stock of the undersigned other than the undersigned’s rights to receive the consideration due with respect to such surrendered Company Common Stock in accordance with, and subject to, the terms and conditions of the Merger Agreement; (iii) irrevocably consents to and agrees to be bound by the provisions of Article 10 of the Merger Agreement, including Section 10.1 of the Merger Agreement regarding the Stockholder Representative; and (iv) irrevocably waives any and all appraisal, dissenters’ or similar rights with respect to the undersigned’s Company Common Stock and the transactions contemplated by the Merger Agreement, whether or not the undersigned has previously made a written demand upon the Company and otherwise complied with the appraisal rights provisions of Section 262 of the DGCL.

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c.       The undersigned hereby irrevocably waives any and all rights to any notice that may be required in connection with the Merger, whether pursuant to the Company’s organizational documents, any Contract, law or otherwise.

d.       The “Description of Company Common Stock Surrendered” set forth above accurately reflects all of the Company Common Stock owned beneficially or of record by the undersigned. The undersigned hereby surrenders all such Company Common Stock for cancellation and extinguishment, and the undersigned acknowledges that all such Company Common Stock shall, at the Effective Time, be cancelled, extinguished and automatically converted into the right to receive, in accordance with the instructions provided by the undersigned in this Letter of Transmittal, the consideration described in the Merger Agreement, on the terms and subject to the conditions of the Merger Agreement.

e.       The undersigned will be as of the Effective Time, and as of the date of this Letter of Transmittal, the record and beneficial owner of and has valid title to the Company Common Stock listed in this Letter of Transmittal, free and clear of all Liens, and will have as of the Effective Time, and has as of the date of this Letter of Transmittal, the right and power to submit such Company Common Stock, free and clear of all Liens, other than any such restrictions on transfer arising pursuant to applicable securities laws or Liens contained in the organizational documents of the Company that will terminate at Closing, for payment with this Letter of Transmittal. The undersigned has full power and authority to execute and deliver this Letter of Transmittal and to perform his, her or its obligations hereunder. The undersigned, if it is not a natural person, is duly organized and validly existing under the laws of its jurisdiction of formation, or if he or she is a natural person, he or she has the legal capacity to execute and deliver this Letter of Transmittal. The execution, delivery and performance of this Letter of Transmittal has been duly authorized by all necessary action (including, but not limited to, if the undersigned is an entity, approval of its board of directors or other managing body and, if necessary, stockholders or other owners) of the undersigned, if any, and this Letter of Transmittal constitutes a valid and binding obligation of the undersigned, enforceable against the undersigned in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

f.        The execution, delivery and performance of this Letter of Transmittal by the undersigned (i) will not violate the certificate of incorporation, bylaws, or other organizational documents of the undersigned (if the undersigned is an entity), (ii) will not violate any applicable laws with regard to the undersigned and (iii) will not conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any obligation of any Contract to which the undersigned is a party or by which the undersigned is bound or to which any of the undersigned’s assets is subject.

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2.	Appointment of Stockholder Representative.

a.       The undersigned hereby appoints the Stockholder Representative, which will initially be CCMP Sellers’ Representative, LLC (in its capacity as the Stockholder Representative), and any successor representative, as his, her or its (and his, her or its successors’ and assigns’) attorney-in-fact, with full power and authority, including power of substitution and re-substitution, acting in the name of and for and on behalf of the undersigned, and as exclusive agent for and on behalf of the undersigned for purposes of this Letter of Transmittal, the Merger Agreement and the other Transaction Documents. The undersigned agrees that the Stockholder Representative is the Representative of the Company Stockholders in respect of all matters arising under the Merger Agreement or the Transaction Documents, and is authorized to act, or refrain from acting, with respect to any actions to be taken by or on behalf of any Company Stockholder or the Stockholder Representative, including to enforce any rights granted to any Company Stockholder thereunder, in each case as the Stockholder Representative believes is necessary or appropriate under the Merger Agreement and the Transaction Documents, for and on behalf of the Company Stockholders. Without limiting the generality of the foregoing, the undersigned agrees that the Stockholder Representative shall have the full power and authority to interpret all the terms and provisions of the Merger Agreement and the Transaction Documents, and to consent to any amendment thereof on behalf of the undersigned and the other Company Stockholders and their respective successors.

b.       The undersigned hereby acknowledges and agrees that he, she, or it, together with the other Company Stockholders will indemnify and hold harmless the Stockholder Representative from and against any and all Losses arising out of or in connection with the Stockholder Representative’s execution and performance of the Merger Agreement and the Transaction Documents, in each case as such Loss is suffered or incurred; provided, that in the event that any such Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Stockholder Representative, the Stockholder Representative will reimburse the undersigned and the other Company Stockholders the amount of such indemnified Loss to the extent attributable to such gross negligence or willful misconduct. The Stockholder Representative shall be entitled to reimbursement by the undersigned and the other Company Stockholders for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Stockholder Representative in such capacity. In the event that the Stockholder Representative determines, in its sole and absolute discretion, that the funds paid to the Stockholder Representative pursuant to Section 2.12 of the Merger Agreement or otherwise exceed the Stockholder Representative Expenses, the Stockholder Representative shall pay such excess amount to the undersigned and the other Company Stockholders pro rata, as an addition to such portions of the Purchase Price received by the undersigned and the other Company Stockholders. The undersigned acknowledges and agrees that in no event will the Stockholder Representative be required to advance its own funds on behalf of the Company Stockholders or otherwise. The undersigned acknowledges and agrees that the foregoing indemnities will survive the resignation or removal of the Stockholder Representative or the termination of the Merger Agreement.

c.       The undersigned hereby acknowledges that the Stockholder Representative may resign at any time by giving 30 days’ notice to Parent and the Company Stockholders; provided, however, in the event of the resignation or removal of the Stockholder Representative, a new Stockholder Representative (who shall be reasonably acceptable to Parent) shall be appointed by the vote or written consent of the Company Stockholders who held of a majority of the Company Common Stock immediately prior to the Effective Time.

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d.       The undersigned hereby acknowledges and agrees that the appointment of the Stockholder Representative and power of attorney shall be deemed as coupled with an interest and all authority conferred hereby shall be irrevocable and shall not be subject to termination by operation of law, whether by the death or incapacity or liquidation or dissolution of the undersigned or the occurrence of any other event or events, and Parent, Merger Sub and the Surviving Corporation may conclusively and absolutely rely, without inquiry, upon any action of the Stockholder Representative as the act of the undersigned in all matters referred to herein. The undersigned further agrees to be bound by and subject to the provisions of Section 10.1 of the Merger Agreement, and acknowledges and accepts that the undersigned does not and will not have the right to object, dissent, protest or otherwise contest any of the Stockholder Representative’s decisions or actions.

3.	Release.

a.       Effective upon and following the Closing, the undersigned, on its own behalf and on behalf of each of its Affiliates and Representatives, generally, irrevocably, unconditionally and completely releases and forever discharges each of Parent, Merger Sub and each Group Company, their respective Affiliates, and their respective Related Parties (collectively, the “Released Parties”) from all disputes, claims, obligations, judgments, suits, covenants, contracts, arrangements, promises, dues, debts, accounts, losses, controversies, demands, rights, liabilities of any kind, actions and causes of action of every kind and nature, whether known or unknown, suspected or unsuspected, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, and that now exist or may hereafter exist, (collectively, “Claims”) solely to the extent such Claims arise or relate to the undersigned’s capacity as a securityholder of the Company prior to the Closing (collectively, the “Released Claims”). The undersigned will refrain from directly or indirectly asserting any claim or commencing (or causing to be commenced) any action or proceeding of any kind before any court, arbitrator or Governmental Entity against any Released Party based upon any Released Claim; Notwithstanding the foregoing, nothing in this Section 3 shall release the Parent Released Parties from their obligations (a) under the Merger Agreement or the other Transaction Documents, including this Letter of Transmittal, b. or (b) with respect to any salary, bonuses, vacation pay or employee benefits accrued pursuant to a Company Benefit Plan in effect as of the date of the Merger Agreement or any expense reimbursement pursuant to a policy of the Group Companies in effect as of the date of the Merger Agreement accrued in the Ordinary Course.

b.       The undersigned acknowledges that he, she or it may execute, and may have executed, additional releases in connection with the Transactions, and for the avoidance of doubt, the undersigned will be bound by each release to which the undersigned is a party and such releases will be cumulative and not exclusive to one another.

4.	Signatures. If this Letter of Transmittal or any related transmittal document is signed by the registered holder(s) of the Company Common Stock surrendered hereby, the signature(s) must correspond with the name(s) as written on the face of the Certificate(s) formerly representing such Company Common Stock without alteration, enlargement or any change whatsoever. If any Company Common Stock surrendered hereby are owned of record by two or more joint owners, all such owners have signed this Letter of Transmittal and the related transmittal documents. If the undersigned is an individual, unless the signature of the undersigned’s spouse appears below, the undersigned represents and warrants to the Company that the undersigned is not married or that the undersigned’s primary residence is in a state that is not a community property state. If this Letter of Transmittal or any other transmittal document is signed by a trustee, executor, administrator, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person has so indicated when signing, and represents and warrants to the Company that it has the full authority to so act.

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5.	General Provisions.

a.       This Letter of Transmittal shall remain in full force and effect notwithstanding the death or incapacity of one or more of the undersigned, and shall be binding upon the heirs, personal representatives, successors and assignees of the undersigned. The representations, warranties, covenants and agreements of the undersigned contained in this Letter of Transmittal shall survive the delivery to the undersigned of any portion of the consideration.

b.       This Letter of Transmittal will be binding upon the undersigned and inure to the benefit of Parent, Merger Sub, the Company, the Surviving Corporation, the Stockholder Representative and their respective, heirs, legal representatives, successors and permitted assigns. The undersigned hereby acknowledges and agrees that the Company, the Surviving Corporation, the Stockholder Representative and Parent are the intended beneficiaries of the agreements, representations and warranties made by the undersigned in this Letter of Transmittal.

c.       If any provision of this Letter of Transmittal, or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Letter of Transmittal, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Letter of Transmittal are agreed to be severable.

d.       No amendment, modification or waiver in respect to this Letter of Transmittal shall be effective against the undersigned unless it shall be in writing and signed by the undersigned, the Company, the Stockholder Representative and Parent.

e.       The undersigned represents and acknowledges that he, she or it has read this Letter of Transmittal and understands its terms and has been given an opportunity to ask questions of the Company’s Representatives. The undersigned further represents that in signing this Letter of Transmittal he, she or it does not rely, and has not relied, on any representation or statement not set forth in this Letter of Transmittal made by any representative of the Company or anyone else with regard to the subject matter, basis or effect of this Letter of Transmittal or otherwise.

f.        This Letter of Transmittal and all Claims or causes of action based upon, arising out of, or related to this Letter of Transmittal or the Transactions contemplated by this Letter of Transmittal or the Merger Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

g.       The State and Federal courts located within the State of Delaware shall have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this Letter of Transmittal and the agreements, instruments and documents contemplated hereby and the parties hereto consent to and agree to submit to the exclusive jurisdiction of such courts. Each of the parties hereto hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party’s property is immune from any legal process issued by such courts or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum.

h.      The stockholder hereby irrevocably waives all rights to a trial by jury in any action, proceeding or counterclaim arising out of or relating to this Letter of Transmittal or the transactions contemplated by this Letter of Transmittal or the Merger Agreement.

i.        Please note that if the Merger is not consummated, this Letter of Transmittal will be returned to you, and this Letter of Transmittal Letter will be void and of no force and effect.

[Remainder of page intentionally left blank.]

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SIGN BELOW:

Signature(s) of Holder(s)

(Must be signed by registered holder(s) exactly as name(s) appear(s) on share certificates, if any. See Instruction 2.)

Dated:

Taxpayer identification number

HMAN GROUP HOLDINGS INC.

AFFIDAVIT OF LOSS AND INDEMNITY

The undersigned does hereby certify that they are the owner and holder of Certificate Number __________ representing ___________________________________ (___________) shares of common stock, $0.01 par value per share, of HMAN Group Holdings Inc., a Delaware corporation (the “Company”), and does further certify as follows:

1.	The undersigned is the true, lawful and sole owner of the certificate referred to above, has made a diligent search for said stock certificate, has been unable to locate said stock certificate notwithstanding such search, and has reason to believe that said stock certificate has been lost, stolen or destroyed;

2.	The undersigned has not sold, assigned, transferred, endorsed, pledged, hypothecated or otherwise transferred or disposed of said stock certificate (or any of the shares of stock evidenced thereby), and has not enforced said stock certificate or executed any bill of sale, stock power, pledge, security agreement or any other document of conveyance which transfers or purports to transfer said stock certificate or any interest in said stock certificate, except in each case pursuant to the foregoing Letter of Transmittal;

3.	The undersigned is entitled to full and exclusive possession of said stock certificate, except in each case as set forth in this Affidavit of Loss and Indemnity or the foregoing Letter of Transmittal;

4.	The undersigned understand, covenants and agrees that he, she or it is issuing this Affidavit of Loss and Indemnity in lieu of returning said stock certificate in exchange for receiving payment for the shares of the Company represented by said stock certificate in accordance with the Agreement and Plan of Merger, dated as of January 24, 2020, by and among the Company, Landcadia Holdings III, Inc., a Delaware corporation (“Parent”), Helios Sun Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and CCMP Sellers’ Representative, LLC, a Delaware limited liability company, solely in its capacity as the Stockholder Representative thereunder (the “Stockholder Representative”);

5.	The undersigned will, in the event said stock certificate is recovered, cause the same to be returned to the Company for cancellation; and

6.	The undersigned agrees for itself and its successors, estates, executor and heirs to indemnify, defend and hold harmless the Parent, Company, Merger Sub, the Stockholder Representative, and all of their respective directors, officers, employees, representatives, agents, affiliates, successors and assigns, and any and all individuals, firms or corporations as may now or hereafter be acting on their behalf as transfer agent, depository, trustee, fiscal or paying agent, redemption agent or as agent in any other capacity (the “Indemnitees”) from any and all actions and suits, whether groundless or otherwise, and from all losses, liabilities, damages, penalties, fines, costs, charges, payments, taxes and expenses (including all reasonable attorneys’ fees and court costs) whatsoever sustained or incurred by any of the Indemnitees resulting from, arising out of, relating to any claim by anyone asserting an ownership interest in the Company, or other claim, caused by the loss, misplacement or destruction of said stock certificate.

IN WITNESS WHEREOF, the undersigned has executed this Affidavit of Loss and Indemnity as of the ___ day of _________________________.

Printed Name:

THE STATE OF	)

)

COUNTY OF	)

On this                   day of                                           , before me personally appeared ________________________, known to me to be the individual described in and who executed the foregoing Affidavit of Loss and Indemnity Agreement and acknowledged that he executed the foregoing instrument for the purposes therein contained.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

Printed Name:

Form W-9

See attached.

Exhibit G

Equity Incentive Plan

HILLMAN SOLUTIONS CORP.
2021 Equity INCENTIVE PLAN

1.                  DEFINED TERMS

Exhibit A, which is incorporated by reference, defines certain terms used in the Plan and includes certain operational rules related to those terms.

2.                  PURPOSE; EFFECTIVE DATE

The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock and Stock-based Awards. The Plan was adopted by the Board of Directors of the Company on [____________], 2021. The Plan shall become and is effective as of the Effective Date.

3.                  ADMINISTRATION

The Plan will be administered by the Administrator. The Administrator has discretionary authority, subject only to the express provisions of the Plan, to administer and interpret the Plan and any Awards; to determine eligibility for and grant Awards; to determine the exercise price, base value from which appreciation is measured, or purchase price, if any, applicable to any Award, to determine, modify, accelerate or waive the terms and conditions of any Award; to determine the form of settlement of Awards (whether in cash, shares of Stock, other Awards or other property); to prescribe forms, rules and procedures relating to the Plan and Awards; and to otherwise do all things necessary or desirable to carry out the purposes of the Plan or any Award. Determinations of the Administrator made with respect to the Plan or any Award are conclusive and bind all persons.

4.                  LIMITS ON AWARDS UNDER THE PLAN

(a)               Number of Shares. Subject to adjustment as provided in Section 7(b), the maximum number of shares of Stock that may be delivered in satisfaction of Awards under the Plan as of the Effective Date is (i)] [●]1 shares, plus (ii) the number of shares of Stock underlying awards under the Prior Plan that on or after the Effective Date expire or become unexercisable, or are forfeited, cancelled or otherwise terminated, in each case, without delivery of shares or cash therefor, and would have become available again for grant under the Prior Plan in accordance with its terms (in the case of this subclause (ii), not to exceed [●] shares of Stock in the aggregate) (the “Share Pool”). Up to [●] shares of Stock from the Share Pool may be delivered in satisfaction of ISOs, but nothing in this Section 4(a) will be construed as requiring that any, or any fixed number of, ISOs be awarded under the Plan. For purposes of this Section 4(a), the number of shares of Stock delivered in satisfaction of Awards will be determined (i) by reducing the Share Pool by the number of shares of Stock withheld by the Company in payment of the exercise price or purchase price of an Award or in satisfaction of tax withholding requirements with respect to an Award, (ii) by reducing the Share Pool by the full number of shares covered by a SAR any portion of which is settled in Stock (and not only the number of shares of Stock delivered in settlement of a SAR), and (iii) by increasing the Share Pool by any shares of Stock underlying any portion of an Award that is settled in cash or that expires, becomes unexercisable, terminates or is forfeited to or repurchased by the Company without the issuance of Stock (or retention, in the case of Restricted Stock or Unrestricted Stock). For the avoidance of doubt, the Share Pool will not be increased by any shares of Stock delivered under the Plan that are subsequently repurchased using proceeds directly attributable to Stock Option exercises. The limits set forth in this Section 4(a) will be construed to comply with any applicable requirements of Section 422.

1 Note to Draft: Number of new shares for the pool expected to equal approximately [5]% of outstanding equity at the time of the merger. New share pool plus aggregate outstanding awards at the time of merger will not exceed 12% dilution.

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(b)              Substitute Awards. The Administrator may grant Substitute Awards under the Plan. To the extent consistent with the requirements of Section 422 and the regulations thereunder and other applicable legal requirements (including applicable stock exchange requirements), shares of Stock delivered in respect of Substitute Awards will be in addition to and will not reduce the Share Pool. Notwithstanding the foregoing or anything in Section 4(a) to the contrary, if any Substitute Award is settled in cash or expires, becomes unexercisable, terminates or is forfeited to or repurchased by the Company without the delivery (or retention, in the case of Restricted Stock or Unrestricted Stock) of Stock, the shares of Stock previously subject to such Award will not increase the Share Pool or otherwise be available for future issuance under the Plan. The Administrator will determine the extent to which the terms and conditions of the Plan apply to Substitute Awards, if at all, provided, however, that Substitute Awards will not be subject to the limit described in Section 4(d) below.

(c)               Type of Shares. Stock delivered by the Company under the Plan may be authorized but unissued Stock, treasury Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be delivered under the Plan.

(d)              Director Limits. The maximum aggregate value of all compensation granted or paid to any Director with respect to any calendar year, including Awards granted under the Plan and cash fees or other compensation paid by the Company to such Director outside of the Plan, in each case, for services as a Director during such calendar year, may not exceed $750,000 in the aggregate, calculating the value of any Awards based on the grant date fair value in accordance with the Accounting Rules and assuming maximum payout levels.

5.                  ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among Employees and Directors of, and consultants and advisors to, the Company and its subsidiaries. Eligibility for ISOs is limited to individuals described in the first sentence of this Section 5 who are employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code. Eligibility for Stock Options, other than ISOs, and SARs is limited to individuals described in the first sentence of this Section 5 who are providing direct services on the date of grant of the Award to the Company or to a subsidiary of the Company that would be described in the first sentence of Section 1.409A-1(b)(5)(iii)(E) of the Treasury Regulations.

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6.                  RULES APPLICABLE TO AWARDS

(a)               All Awards.

(1)               Award Provisions. The Administrator will determine the terms and conditions of all Awards, subject to the limitations provided herein. No term of an Award shall provide for automatic “reload” grants of additional Awards upon the exercise of an Option or SAR. By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant will be deemed to have agreed to the terms and conditions of the Award and the Plan. Notwithstanding any provision of the Plan to the contrary, Substitute Awards may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(2)               Term of Plan. The Plan shall remain in effect, subject to the right of the Board or the Compensation Committee to amend or terminate the Plan at any time, until the earlier of (a) the earliest date as of which all Awards granted under the Plan have been satisfied in full or terminated and no shares of Stock approved for issuance under the Plan remain available to be granted under new Awards or (b) [      ]2. No Awards may be made after such termination date, but previously granted Awards may remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

(3)               Transferability. Neither ISOs nor, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), other Awards may be transferred other than by will or by the laws of descent and distribution. During a Participant’s lifetime, ISOs and, except as the Administrator otherwise expressly provides in accordance with the third sentence of this Section 6(a)(3), SARs and NSOs may be exercised only by the Participant. The Administrator may permit the gratuitous transfer (i.e., transfer not for value) of Awards other than ISOs, subject to applicable securities and other laws and such terms and conditions as the Administrator may determine.

(4)               Vesting; Exercisability. The Administrator will determine the time or times at which an Award vests or becomes exercisable and the terms and conditions on which a Stock Option or SAR remains exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting and/or exercisability of an Award (or any portion thereof), regardless of any adverse or potentially adverse tax or other consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, however, the following rules will apply if a Participant’s Employment ceases:

(A)             Except as provided in (B) and (C) below, immediately upon the cessation of the Participant’s Employment each Stock Option and SAR (or portion thereof) that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate and each other Award that is then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not then vested will be forfeited.

2 Note: Date to be inserted – to reflect 10-year anniversary of adoption date by the Board.

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(B)              Subject to (C) and (D) below, each Stock Option and SAR (or portion thereof) held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then vested and exercisable, will remain exercisable for the lesser of (i) a period of three months following such cessation of Employment or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(C)             Subject to (D) below, each Stock Option and SAR (or portion thereof) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment due to death or by the Company due to Disability, to the extent then vested and exercisable, will remain exercisable for the lesser of (i) the one-year period ending on the first anniversary of such cessation of Employment or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon immediately terminate.

(D)             All Awards (whether or not vested or exercisable) held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation of Employment if the termination is for Cause or occurs in circumstances that in the determination of the Administrator would have constituted grounds for the Participant’s Employment to be terminated for Cause (in each case, without regard to the lapsing of any required notice or cure periods in connection therewith).

(5)               Recovery of Compensation. The Administrator may provide in any case that any outstanding Award (whether or not vested or exercisable), the proceeds from the exercise or disposition of any Award or Stock acquired under any Award, and any other amounts received in respect of any Award or Stock acquired under any Award will be subject to forfeiture and disgorgement to the Company, with interest and other related earnings, if the Participant to whom the Award was granted is not in compliance with any provision of the Plan or any applicable Award, or any non-competition, non-solicitation, no-hire, non-disparagement, confidentiality, invention assignment, or other restrictive covenant by which the Participant is bound. Each Award will be subject to any policy of the Company or any of its subsidiaries that relates to trading on non-public information and permitted transactions with respect to shares of Stock, including limitations on hedging and pledging. In addition, each Award will be subject to any policy of the Company or any of its Affiliates that provides for forfeiture, disgorgement, or clawback with respect to incentive compensation that includes Awards under the Plan and will be further subject to forfeiture and disgorgement to the extent required by law or applicable stock exchange listing standards, including, without limitation, Section 10D of the Exchange Act. Each Participant, by accepting or being deemed to have accepted an Award under the Plan, agrees (or will be deemed to have agreed) to the terms of this Section 6(a)(5) and any clawback, recoupment or similar policy of the Company or any of its subsidiaries and further agrees (or will be deemed to have further agreed) to cooperate fully with the Administrator, and to cause any and all permitted transferees of the Participant to cooperate fully with the Administrator, to effectuate any forfeiture or disgorgement described in this Section 6(a)(5). Neither the Administrator nor the Company nor any other person, other than the Participant and the Participant’s permitted transferees, if any, will be responsible for any adverse tax or other consequences to a Participant or the Participant’s permitted transferees, if any, that may arise in connection with this Section 6(a)(5).

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(6)               Taxes. The grant of an Award and the issuance, delivery, vesting and retention of Stock, cash or other property under an Award are conditioned upon the full satisfaction by the Participant of all tax and other withholding requirements with respect to the Award. The Administrator will prescribe rules for the withholding of taxes and other amounts with respect to any Award as it deems necessary. Without limitation to the foregoing, the Company or any parent or subsidiary of the Company will have the authority and the right to deduct or withhold (by any means set forth herein or in an Award agreement), or require a Participant to remit to the Company or a parent or subsidiary of the Company, an amount sufficient to satisfy all U.S. and non-U.S. federal, state and local income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to participation in the Plan and any Award hereunder and legally applicable to the Participant and required by law to be withheld (including, any amount deemed by the Company, in its discretion, to be an appropriate charge to the Participant even if legally applicable to the Company or any parent or subsidiary of the Company). The Administrator, in its sole discretion, may hold back shares of Stock from an Award or permit a Participant to tender previously-owned shares of Stock in satisfaction of tax or other withholding requirements (but not in excess of the maximum withholding amount consistent with the Award being subject to equity accounting treatment under the Accounting Rules). Any amounts withheld pursuant to this Section 6(a)(6) will be treated as though such amounts had been made directly to the Participant. In addition, the Company may, to the extent permitted by law, deduct any such tax and other withholding amounts from any payment of any kind otherwise due to a Participant from the Company or any parent or subsidiary of the Company.

(7)               Dividend Equivalents. The Administrator may provide for the payment of amounts (on terms and subject to such restrictions and conditions established by the Administrator) in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award whether or not the holder of such Award is otherwise entitled to share in the actual dividend or distribution in respect of such Award; provided, however, that (a) dividends or dividend equivalents relating to an Award that, at the dividend payment date, remains subject to a risk of forfeiture (whether service-based or performance-based) shall be subject to the same risk of forfeiture as applies to the underlying Award and (b) no dividends or dividend equivalents shall be payable with respect to Stock Options or SARs. Any entitlement to dividend equivalents or similar entitlements will be established and administered either consistent with an exemption from, or in compliance with, the applicable requirements of Section 409A.

(8)               Rights Limited. Nothing in the Plan or any Award will be construed as giving any person the right to be granted an Award or to continued employment or service with the Company or any of its subsidiaries, or any rights as a stockholder except as to shares of Stock actually delivered under the Plan. The loss of existing or potential profit in any Award will not constitute an element of damages in the event of a termination of a Participant’s Employment for any reason, even if the termination is in violation of an obligation of the Company or any of its subsidiaries to the Participant.

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(9)               Coordination with Other Plans. Shares of Stock and/or Awards under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other Awards under the Plan or awards made under other compensatory plans or programs of the Company or any of its subsidiaries. For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or any of its subsidiaries may be settled in Stock (including, without limitation, Unrestricted Stock) under the Plan if the Administrator so determines, in which case the shares delivered will be treated as awarded under the Plan (and will reduce the Share Pool).

(10)           Section 409A.

(A)             Without limiting the generality of Section 11(b) hereof, each Award will contain such terms as the Administrator determines and will be construed and administered such that the Award either qualifies for an exemption from the requirements of Section 409A or satisfies such requirements.

(B)             Notwithstanding anything to the contrary in the Plan or any Award agreement, the Administrator may unilaterally amend, modify or terminate the Plan or any outstanding Award, including but not limited to changing the form of the Award, if the Administrator determines that such amendment, modification or termination is necessary or desirable to avoid the imposition of an additional tax, interest or penalty under Section 409A.

(C)             If a Participant is determined on the date of the Participant’s termination of Employment to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then, with regard to any payment that is considered nonqualified deferred compensation under Section 409A, to the extent applicable, payable on account of a “separation from service”, such payment will be made or provided on the date that is the earlier of (i) the first business day following the expiration of the six-month period measured from the date of such “separation from service” and (ii) the date of the Participant’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 6(a)(10)(C) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) will be paid, without interest, on the first business day following the expiration of the Delay Period in a lump sum and any remaining payments due under the Award will be paid in accordance with the normal payment dates specified for them in the applicable Award agreement.

(D)             For purposes of Section 409A, each payment made under the Plan or any Award will be treated as a separate payment.

(E)              With regard to any payment considered to be nonqualified deferred compensation under Section 409A, to the extent applicable, that is payable upon a change in control of the Company or other similar event, to the extent required to avoid the imposition of an additional tax, interest or penalty under Section 409A, no amount will be payable unless such change in control constitutes a “change in control event” within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations.

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(b)              Stock Options and SARs.

(1)               Time and Manner of Exercise. Unless the Administrator expressly provides otherwise, no Stock Option or SAR will be deemed to have been exercised until the Administrator receives a notice of exercise in a form acceptable to the Administrator that is signed by the appropriate person and accompanied by any payment required under the Award. The Administrator may limit or restrict the exercisability of any Stock Option or SAR in its discretion, including in connection with any Covered Transaction. Any attempt to exercise a Stock Option or SAR by any person other than the Participant will not be given effect unless the Administrator has received such evidence as it may require that the person exercising the Award has the right to do so.

(2)               Exercise Price. The exercise price (or the base value from which appreciation is to be measured) per share of each Award requiring exercise must be no less than 100% (in the case of an ISO granted to a 10-percent stockholder within the meaning of Section 422(b)(6) of the Code, 110%) of the Fair Market Value of a share of Stock, determined as of the date of grant of the Award, or such higher amount as the Administrator may determine in connection with the grant.

(3)               Payment of Exercise Price. Where the exercise of an Award (or portion thereof) is to be accompanied by a payment, payment of the exercise price must be made by cash or check acceptable to the Administrator or, if so permitted by the Administrator and if legally permissible, (i) through the delivery of previously acquired unrestricted shares of Stock, or the withholding of unrestricted shares of Stock otherwise deliverable upon exercise, in either case that have a Fair Market Value equal to the exercise price; (ii) through a broker-assisted cashless exercise program acceptable to the Administrator; (iii) by other means acceptable to the Administrator; or (iv) by any combination of the foregoing permissible forms of payment. The delivery of previously acquired shares in payment of the exercise price under clause (i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

(4)               Maximum Term. The maximum term of Stock Options and SARs must not exceed 10 years from the date of grant (or five years from the date of grant in the case of an ISO granted to a 10-percent stockholder described in Section 6(b)(2) above).

(5)               No Repricing. Except in connection with a corporate transaction involving the Company (which term includes, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares) or as otherwise contemplated by Section 7 below, the Company may not, without obtaining stockholder approval, (A) amend the terms of outstanding Stock Options or SARs to reduce the exercise price or base value of such Stock Options or SARs, (B) cancel outstanding Stock Options or SARs in exchange for Stock Options or SARs that have an exercise price or base value that is less than the exercise price or base value of the original Stock Options or SARs, or (C) cancel outstanding Stock Options or SARs that have an exercise price or base value greater than the Fair Market Value of a share of Stock on the date of such cancellation in exchange for cash or other consideration.

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7.                  EFFECT OF CERTAIN TRANSACTIONS

(a)               Mergers, etc. Except as otherwise expressly provided in an Award agreement or other agreement or by the Administrator, the following provisions will apply in the event of a Covered Transaction:

(1)               Assumption or Substitution. If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may provide for (A) the assumption or continuation of some or all outstanding Awards or any portion thereof or (B) the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

(2)               Cash-Out of Awards. Subject to Section 7(a)(5) below, the Administrator may provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof (including only the vested portion thereof, with the unvested portion terminating as provided in subsection 7(a)(4) below), equal in the case of each applicable Award or portion thereof to the excess, if any, of (A) the Fair Market Value of one share of Stock multiplied by the number of shares of Stock subject to the Award or such portion, minus (B) the aggregate exercise or purchase price, if any, of such Award or such portion thereof (or, in the case of a SAR, the aggregate base value above which appreciation is measured), in each case on such payment and other terms and subject to such conditions (which need not be the same as the terms and conditions applicable to holders of Stock generally), as the Administrator determines, including that any amounts paid in respect of such Award in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate. For the avoidance of doubt, if the per share exercise or purchase price (or base value) of an Award or portion thereof is equal to or greater than the Fair Market Value of one share of Stock, such Award or portion may be cancelled with no payment due hereunder or otherwise in respect thereof.

(3)               Acceleration of Certain Awards. Subject to Section 7(a)(5) below, the Administrator may provide that any Award requiring exercise will become exercisable, in full or in part, and/or that the delivery of any shares of Stock remaining deliverable under any outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated, in full or in part, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following the exercise of the Award or the delivery of the shares, as the case may be, to participate as a stockholder in the Covered Transaction.

(4)               Termination of Awards upon Consummation of Covered Transaction. Except as the Administrator may otherwise determine, each Award will automatically terminate (and in the case of outstanding shares of Restricted Stock, will automatically be forfeited) immediately upon the consummation of the Covered Transaction, other than (A) any Award that is assumed, continued or substituted for pursuant to Section 7(a)(1) above, and (B) any Award that by its terms, or as a result of action taken by the Administrator, continues following the Covered Transaction.

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(5)               Additional Limitations. Any share of Stock and any cash or other property or other award delivered pursuant to Section 7(a)(1), Section 7(a)(2) or Section 7(a)(3) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate, including to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. For purposes of the immediately preceding sentence, a cash-out under Section 7(a)(2) above or an acceleration under Section 7(a)(3) above will not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition. In the case of Restricted Stock that does not vest and is not forfeited in connection with the Covered Transaction, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(6)               Uniform Treatment. For the avoidance of doubt, the Administrator need not treat Participants or Awards (or portions thereof) in a uniform manner, and may treat different Participants and/or Awards differently, in connection with a Covered Transaction.

(b)              Changes in and Distributions with Respect to Stock.

(1)               Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure that constitutes an equity restructuring within the meaning of the Accounting Rules, the Administrator shall make appropriate adjustments to the Share Pool and to the limit described in Section 4(d), and shall make appropriate adjustments to the number and kind of shares of stock or securities underlying Awards then outstanding or subsequently granted, any exercise or purchase prices (or base values) relating to Awards and any other provision of Awards affected by such change.

(2)               Certain Other Adjustments. The Administrator may also make adjustments of the type described in Section 7(b)(1) above to take into account distributions to stockholders other than those provided for in Sections 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan or any Award.

(3)               Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8.                  LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. The Company may require, as a condition to the exercise of an Award or the delivery of shares of Stock under an Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of the Securities Act of 1933, as amended, or any applicable state or non-U.S. securities law. Any Stock delivered under the Plan will be evidenced in such manner as the Administrator determines appropriate, including book-entry registration or delivery of stock certificates. In the event that the Administrator determines that stock certificates will be issued in connection with Stock issued under the Plan, the Administrator may require that such certificates bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending the lapse of the applicable restrictions.

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9.                  AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by applicable law, and may at any time terminate the Plan as to any future grants of Awards; provided, however, that except as otherwise expressly provided in the Plan or the applicable Award, the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so in the Plan or at the time the applicable Award was granted. Any amendments to the Plan will be conditioned upon stockholder approval only to the extent, if any, such approval is required by applicable law (including the Code) or stock exchange requirements, as determined by the Administrator. For the avoidance of doubt, without limiting the Administrator’s rights hereunder, no adjustment to any Award pursuant to the terms of Section 7 or Section 12 will be treated as an amendment requiring a Participant’s consent.

10.              OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not affect the right of the Company or any of its subsidiaries to grant any person bonuses or other compensation in addition to Awards under the Plan.

11.              MISCELLANEOUS

(a)               Waiver of Jury Trial. By accepting or being deemed to have accepted an Award under the Plan, each Participant waives (or will be deemed to have waived), to the maximum extent permitted under applicable law, any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan or any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees (or will be deemed to have agreed) that any such action, proceedings or counterclaim will be tried before a court and not before a jury. By accepting or being deemed to have accepted an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers. Notwithstanding anything to the contrary in the Plan, nothing herein is to be construed as limiting the ability of the Company and a Participant to agree to submit any dispute arising under the terms of the Plan or any Award to binding arbitration or as limiting the ability of the Company to require any individual to agree to submit such disputes to binding arbitration as a condition of receiving an Award hereunder.

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(b)              Limitation of Liability. Notwithstanding anything to the contrary in the Plan or any Award, neither the Company, nor any of its subsidiaries, nor the Administrator, nor any person acting on behalf of the Company, any of its subsidiaries, or the Administrator, will be liable to any Participant, to any permitted transferee, to the estate or beneficiary of any Participant or any permitted transferee, or to any other person by reason of any acceleration of income, any additional tax, or any penalty, interest or other liability asserted by reason of the failure of an Award to satisfy the requirements of Section 422 or Section 409A or by reason of Section 4999 of the Code, or otherwise asserted with respect to any Award.

(c)               Unfunded Plan. The Company’s obligations under the Plan are unfunded, and no Participant will have any right to specific assets of the Company in respect of any Award. Participants will be general unsecured creditors of the Company with respect to any amounts due or payable under the Plan.

12.              ESTABLISHMENT OF SUB-PLANS

The Administrator may at any time and from time to time (including before or after an Award is granted) establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan for Participants based outside of the U.S. and/or subject to the laws of countries other than the U.S., including by establishing one or more sub-plans, supplements or appendices under the Plan or any Award agreement for the purpose of complying or facilitating compliance with non-U.S. laws or taking advantage of tax favorable treatment or for any other legal or administrative reason determined by the Administrator. Any such sub-plan, supplement or appendix may contain, in each case, (i) such limitations on the Administrator’s discretion under the Plan and (ii) such additional or different terms and conditions, as the Administrator deems necessary or desirable and will be deemed to be part of the Plan but will apply only to Participants within the group to which the sub-plan, supplement or appendix applies (as determined by the Administrator); provided, however, that no sub-plan, supplement or appendix, rule or regulation established pursuant to this provision shall increase Share Pool.

13.              GOVERNING LAW

(a)               Certain Requirements of Corporate Law. Awards and shares of Stock will be granted, issued and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case as determined by the Administrator.

(b)              Other Matters. Except as otherwise provided by the express terms of an Award agreement, under a sub-plan described in Section 12 or as provided in Section 13(a) above, the domestic substantive laws of the State of Delaware govern the provisions of the Plan and of Awards under the Plan and all claims or disputes arising out of or based upon the Plan or any Award under the Plan or relating to the subject matter hereof or thereof without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

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(c)               Jurisdiction. Subject to Section 11(a) and except as may be expressly set forth in an Award agreement, by accepting (or being deemed to have accepted) an Award, each Participant agrees or will be deemed to have agreed to (i) submit irrevocably and unconditionally to the jurisdiction of the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon the Plan or any Award; (ii) not commence any suit, action or other proceeding arising out of or based upon the Plan or any Award, except in the federal and state courts located within the geographic boundaries of the United States District Court for the District of Delaware; and (iii) waive, and not assert, by way of motion as a defense or otherwise, in any such suit, action or proceeding, any claim that the Participant is not subject personally to the jurisdiction of the above-named courts that the Participant’s property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the Plan or any Award or the subject matter thereof may not be enforced in or by such court.

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EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, have the meanings and are subject to the provisions set forth below:

“Accounting Rules”: Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor provision.

“Administrator”: The Compensation Committee, except with respect to such matters that are not delegated to the Compensation Committee by the Board (whether pursuant to committee charter or otherwise). The Compensation Committee (or the Board, with respect to such matters over which it retains authority under the Plan or otherwise) may delegate (i) to one or more of its members (or one or more other members of the Board) such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant Awards to the extent permitted by Section 152 or 157(c) of the Delaware General Corporation Law; and (iii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. For purposes of the Plan, the term “Administrator” will include the Board, the Compensation Committee, and the person or persons delegated authority under the Plan to the extent of such delegation, as applicable. With respect to any Award to which Section 16 of the Exchange Act applies, the Administrator shall consist of either the Board or a committee of the Board, which committee shall consist of two or more directors, each of whom is intended to be, to the extent required by Rule 16b-3 of the Exchange Act, a “non-employee director” as defined in Rule 16b-3 of the Exchange Act and an “independent director” to the extent required by the rules of the national securities exchange that is the principal trading market for the Stock; provided, that with respect to Awards made to a member of the Board who is not an employee of the Company, “Administrator” means the Board. Any member of the Administrator who does not meet the foregoing requirements shall abstain from any decision regarding an Award and shall not be considered a member of the Administrator to the extent required to comply with Rule 16b-3 of the Exchange Act

“Award”: Any or a combination of the following:

(i) Stock Options.

(ii) SARs.

(iii) Restricted Stock.

(iv) Unrestricted Stock.

(v) Stock Units, including Restricted Stock Units.

(vi) Performance Awards.

(vii) Awards (other than Awards described in (i) through (vii) above) that are convertible into or otherwise based on Stock.

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“Board”: The board of directors of the Company.

“Cause”: In the case of any Participant who is party to an employment agreement that contains a definition of “Cause,” the definition set forth in such agreement applies with respect to such Participant for purposes of the Plan for so long as such agreement is in effect. In every other case, “Cause” means, as determined by the Administrator, termination of a Participant’s employment or other service because of: (i) the Participant’s being charged with a felony (or similar crime in a foreign jurisdiction) or crime of dishonesty or moral turpitude, (ii) insubordination, gross negligence or willful misconduct in the performance of the Participant’s duties, (iii) illegal use of controlled substances during the performance of the Participant’s duties or that adversely affects the reputation or best interests of the Company or any of its subsidiaries, (iv) the Participant’s commission of fraud, embezzlement, misappropriation of funds, breach of fiduciary duty or a material act of dishonesty against the Company or any of its subsidiaries, (v) material breach by the Participant of any written employment, non-competition, non-solicitation, confidentiality or similar agreement with the Company or any of its subsidiaries, (vi) the Participant’s material noncompliance with Company policy or code of conduct, (vii) the Participant’s persistent neglect of duty or chronic unapproved absenteeism, (viii) the Participant’s willful and deliberate failure in the performance of the Participant’s duties in any material respect, in each case, as determined in good faith by the Compensation Committee in its sole discretion, or (ix) any other conduct by a Participant that could be expected to be harmful to the business, interests or reputation of the Company.

“Closing Date” means the date of the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of January 24, 2021, by and among Landcadia Holdings III, Inc. and the other parties thereto.

“Code”: The U.S. Internal Revenue Code of 1986, as from time to time amended and in effect, or any successor statute as from time to time in effect, including any applicable regulations and guidance thereunder.

“Company”: Hillman Solutions Corp.

“Compensation Committee”: The compensation committee of the Board.

“Covered Transaction”: Any of (i) a consolidation, merger or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the Covered Transaction will be deemed to have occurred upon consummation of the tender offer.

“Director”: A member of the Board who is not an Employee.

“Disability”: In the case of any Participant who is party to an employment, change of control or severance-benefit agreement that contains a definition of “Disability” (or a corollary term), the definition set forth in such agreement applies with respect to such Participant for purposes of the Plan for so long as such agreement is in effect. In every other case, “Disability” means, as determined by the Administrator, absence from work due to a disability for a period in excess of 90 days in any 12-month period that would entitle the Participant to receive benefits under the Company’s long-term disability program as in effect from time to time (if the Participant were a participant in such program).

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“Effective Date”: The later of the date the Plan was approved by the Company’s stockholders or the Closing Date.

“Employee”: Any person who is employed by the Company or any of its subsidiaries.

“Employment”: A Participant’s employment or other service relationship with the Company or any of its subsidiaries. Employment will be deemed to continue, unless the Administrator otherwise determines, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to, the Company or any of its subsidiaries. If a Participant’s employment or other service relationship is with any subsidiary of the Company and that entity ceases to be a subsidiary of the Company, the Participant’s Employment will be deemed to have terminated when the entity ceases to be a subsidiary of the Company unless the Participant transfers Employment to the Company or one of its remaining subsidiaries. Notwithstanding the foregoing, in construing the provisions of any Award relating to the payment of “nonqualified deferred compensation” (subject to Section 409A) upon a termination or cessation of Employment, references to termination or cessation of employment, separation from service, retirement or similar or correlative terms will be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations, after giving effect to the presumptions contained therein) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred. Any such written election will be deemed a part of the Plan.

“Exchange Act”: The Securities Exchange Act of 1934, as amended.

“Fair Market Value”: As of a particular date, (i) the closing price for a share of Stock reported on the Nasdaq Global Stock Market (or any other national securities exchange on which the Stock is then listed) for that date or, if no closing price is reported for that date, the closing price on the immediately preceding date on which a closing price was reported or (ii) in the event that the Stock is not traded on a national securities exchange, the fair market value of a share of Stock determined by the Administrator consistent with the rules of Section 422 and Section 409A to the extent applicable.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422. Each Stock Option granted pursuant to the Plan will be treated as providing by its terms that it is to be an NSO unless, as of the date of grant, it is expressly designated as an ISO in the applicable Award agreement.

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“NSO”: A Stock Option that is not intended to be an “incentive stock option” within the meaning of Section 422.

“Participant”: Any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, other than employee benefit plans sponsored or maintained by the Company and by entities controlled by the Company or an underwriter, initial purchaser or placement agent temporarily holding the capital stock of the Company pursuant to a registered public offering.

“Performance Award”: An Award subject to performance vesting conditions, which may include Performance Criteria.

“Performance Criteria”: Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. A Performance Criterion and any targets with respect thereto need not be based upon an increase, a positive or improved result or avoidance of loss and may be applied to a Participant individually, or to a business unit or division of the Company or to the Company as a whole and may relate to any or any combination of any criterion or criteria determined by the Administrator (measured either absolutely or comparatively (including, without limitation, by reference to an index or indices or the performance of one or more companies) and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof and subject to such adjustments, if any, as the Administrator specifies. A Performance Criterion may also be based on individual performance and/or subjective performance criteria. The Administrator may provide that one or more of the Performance Criteria applicable to such Award will be adjusted in a manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

“Plan”: The Hillman Solutions Corp. 2021 Equity Incentive Plan, as from time to time amended and in effect.

“Prior Plan”: The HMAN Group Holdings Inc. 2014 Equity Incentive Plan, as amended.

“Restricted Stock”: Stock subject to restrictions requiring that it be forfeited, redelivered or offered for sale to the Company if specified performance or other vesting conditions are not satisfied.

“Restricted Stock Unit”: A Stock Unit that is, or as to which the delivery of Stock or of cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.

“SAR”: A right entitling the holder upon exercise to receive an amount (payable in cash or in shares of Stock of equivalent value) equal to the excess of the Fair Market Value of the shares of Stock subject to the right over the base value from which appreciation under the SAR is to be measured.

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“Section 409A”: Section 409A of the Code and the regulations thereunder.

“Section 422”: Section 422 of the Code and the regulations thereunder.

“Stock”: Common stock of the Company, par value $[●] per share.

“Stock Option”: An option entitling the holder to acquire shares of Stock upon payment of the exercise price.

“Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.

“Substitute Awards”: Awards granted under the Plan in substitution for one or more equity awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition.

“Unrestricted Stock”: Stock not subject to any restrictions under the terms of the Award.

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